SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

Logitech International S.A.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 23, 2013

To our shareholders:

       You are cordially invited to attend Logitech’s 2013 Annual General Meeting. The meeting will be held on Wednesday, September 4, 2013 at 2:30 p.m. at Beaulieu, Rome Room, in Lausanne, Switzerland.

       Enclosed is the Invitation and Proxy Statement for the meeting, which includes an agenda and discussion of the items to be voted on at the meeting, instructions on how you can exercise your voting rights, information concerning Logitech’s compensation of its Board members and executive officers and other relevant information.

       Whether or not you plan to attend the Annual General Meeting, your vote is important.

       Thank you for your continued support of Logitech.

GUERRINO DE LUCA Chairman of the Board

LOGITECH INTERNATIONAL S.A.

Invitation to the Annual General Meeting
Wednesday, September 4, 2013
2:30 p.m. (registration starts at 1:30 p.m.)
Beaulieu – Lausanne, Switzerland

*****

AGENDA

A. Reports

     Report on Operations for the fiscal year ended March 31, 2013

B. Proposals

1.	Approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2013

2.	Advisory vote on executive compensation

3.	Appropriation of retained earnings and declaration of dividend

4.	Amendment and restatement of the Company’s 1996 Employee Share Purchase Plan (U.S.) and 2006 Employee Share Purchase Plan (Non-U.S.), including an increase of 8 million shares to the number of shares available for purchase under the Employee Share Purchase Plans

5.	Amendment and restatement of the Logitech Management Performance Bonus Plan

6.	Authorization to exceed 10% holding of own share capital

7.	Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2013

8.	Elections to the Board of Directors

	8.1.	Re-election of Mr. Daniel Borel

	8.2.	Re-election of Mr. Kee-Lock Chua

	8.3.	Re-election of Ms. Sally Davis

	8.4.	Re-election of Mr. Guerrino De Luca

	8.5.	Re-election of Mr. Didier Hirsch

	8.6.	Re-election of Mr. Neil Hunt

	8.7.	Re-election of Ms. Monika Ribar

	8.8.	Election of Mr. Bracken P. Darrell

9.	Re-election of PricewaterhouseCoopers S.A. as Logitech’s auditors and ratification of the appointment of PricewaterhouseCoopers LLP as Logitech’s independent registered public accounting firm for fiscal year 2014

Apples, Switzerland, July 23, 2013

The Board of Directors

QUESTIONS AND ANSWERS ABOUT THE LOGITECH
2013 ANNUAL GENERAL MEETING

GENERAL INFORMATION FOR ALL SHAREHOLDERS

Why am I receiving this “Invitation and Proxy Statement”?

     This document is designed to comply with both Swiss corporate law and U.S. proxy statement rules. Outside of the U.S. and Canada this Invitation and Proxy Statement will be made available to registered shareholders with certain portions translated into French and German. We made copies of this Invitation and Proxy Statement available to shareholders beginning on July 23, 2013.

     The Response Coupon is solicited on behalf of the Board of Directors of Logitech for use at Logitech’s Annual General Meeting. The meeting will be held on Wednesday, September 4, 2013 at 2:30 p.m. at Beaulieu, Rome Room, in Lausanne, Switzerland.

Who is entitled to vote at the meeting?

     Shareholders registered in the Share Register of Logitech International S.A. (including in the sub-register maintained by Logitech’s U.S. transfer agent, The Bank of New York Mellon Corporation) on Thursday, August 29, 2013 have the right to vote. No shareholders will be entered in the Share Register between August 30, 2013 and the day following the meeting. As of June 30, 2013, there were 111,430,859 shares registered and entitled to vote out of a total of 159,317,532 Logitech shares outstanding. The actual number of registered shares that will be entitled to vote at the meeting will vary depending on how many more shares are registered, or deregistered, between June 30, 2013 and August 29, 2013.

     For information on the criteria for the determination of the U.S. and Canadian “street name” beneficial owners who may vote with respect to the meeting, please refer to “Further Information for U.S. and Canadian “Street Name” Beneficial Owners” below.

Who is a registered shareholder?

     If your shares are registered directly in your name with us in the Share Register of Logitech International S.A., or in our sub-register maintained by our U.S. transfer agent, The Bank of New York Mellon Corporation, you are considered a registered shareholder, and this Invitation and Proxy Statement and related materials are being sent or made available to you by Logitech.

Who is a beneficial owner with shares registered in the name of a custodian, or “street name” owner?

     Shareholders that have not requested registration on our Share Register directly, and hold shares through a broker, trustee or nominee or other similar organization that is a registered shareholder, are beneficial owners of shares registered in the name of a custodian. If you hold your Logitech shares through a U.S. or Canadian broker, trustee or nominee or other similar organization (also called holding in “street name”), which is the typical practice of our shareholders in the U.S. and Canada, the organization holding your account is considered the registered shareholder for purposes of voting at the meeting, and this Invitation and Proxy Statement and related materials are being sent or made available to you by them. You have the right to direct that organization on how to vote the shares held in your account.

Why is it important for me to vote?

     Logitech is a public company and key decisions can only be made by shareholders. Whether or not you plan to attend, your vote is important so that your shares are represented.

How many registered shares must be present or represented to conduct business at the meeting?

     There is no quorum requirement for the meeting. Under Swiss law, public companies do not have specific quorum requirements for shareholder meetings, and our Articles of Incorporation do not otherwise provide for a quorum requirement.

Where are Logitech’s principal executive offices?

     Logitech’s principal executive office in Switzerland is at EPFL – Quartier de l’Innovation, Daniel Borel Innovation Center 1015 Lausanne, Switzerland, and our principal executive office in the United States is at 7600 Gateway Boulevard, Newark, California 94560. Logitech’s main telephone number in Switzerland is +41-(0)21-863-5111 and our main telephone number in the United States is +1-510-795-8500.

How can I obtain Logitech’s proxy statement (including the full description of the proposals), annual report and other annual reporting materials?

     A copy of our 2013 Annual Report to Shareholders, this Invitation and Proxy Statement and our Annual Report on Form 10-K for fiscal year 2013 filed with the U.S. Securities and Exchange Commission are available on our website at http://ir.logitech.com. Shareholders also may request free copies of these materials at our principal executive offices in Switzerland or the United States, at the addresses and phone numbers above.

Where can I find the voting results of the meeting?

     We intend to announce voting results at the meeting and issue a press release promptly after the meeting. We will also file the results on a Current Report on Form 8-K with the U.S. Securities and Exchange Commission by Tuesday, September 10, 2013. A copy of the Form 8-K will be available on our website at http://ir.logitech.com.

If I am not a registered shareholder, can I attend and vote at the meeting?

     You may not attend the meeting and vote your shares in person at the meeting unless you either become a registered shareholder by August 29, 2013 or you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. If you hold your shares through a non-U.S. or non-Canadian broker, trustee or nominee, you may become a registered shareholder by contacting our Share Registrar at our principal executive office in Switzerland, at the above address, and following their registration instructions or, in certain countries, by requesting registration through the bank or brokerage through which you hold your shares. If you hold your shares through a U.S. or Canadian broker, trustee or nominee, you may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions.

FURTHER INFORMATION FOR REGISTERED SHAREHOLDERS

How can I vote if I do not plan to attend the meeting?

     If you do not plan to attend the meeting, you may mark the applicable box under Option 3 on the enclosed Response Coupon to appoint either Logitech or the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting. Please provide your voting instructions by marking the applicable boxes beside the agenda items on the Response Coupon and sign, date and promptly mail your completed Response Coupon using the appropriate enclosed postage paid envelope. If you sign and return the Response Coupon but do not provide voting instructions for some or all agenda items, your voting rights for those items for which you did not provide voting instructions will be exercised in favor of the Proposals of the Board of Directors (the “Board”). Please refer to the Response Coupon for more instructions.

How can I attend the meeting?

     If you wish to attend the meeting, you will need to obtain an admission card. You may obtain an admission card by marking Option 1 on the Response Coupon, and sending the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by Wednesday, August 28, 2013. We will send you an admission card for the meeting. If an admission card is not received by you prior to the meeting and you are a registered shareholder as of August 29, 2013, you may attend the meeting by presenting proof of identification at the meeting.

Can I have another person represent me at the meeting?

     Yes. If you would like someone other than either Logitech or the Independent Representative to represent you at the meeting, please mark Option 2 on the Response Coupon and provide the name and address of the person you want to represent you. Please return the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by August 28, 2013. We will send an admission card for the meeting to your representative. If the name and address instructions you provide are not clear Logitech will send the admission card to you, and you must forward it to your representative.

Can I sell my shares before the meeting if I have voted?

     Logitech does not block the transfer of shares before the meeting. However, if you sell your Logitech shares before the meeting and Logitech’s Share Registrar is notified of the sale, your votes with those shares will not be counted. Any person who purchases shares after the Share Register closes on Thursday, August 29, 2013 will not be able to register them until the day after the meeting and so will not be able to vote the shares at the meeting.

If I vote by proxy using the Response Coupon, can I change my vote after I have voted?

     You may change your vote at any time before the final vote at the meeting. You may revoke your vote by requesting a new Response Coupon from us, and we will cancel your prior Response Coupon. If you wish to vote again, you may complete the new Response Coupon and return it to us, or you may attend the meeting and vote in person. However, your attendance at the meeting will not automatically revoke your Response Coupon unless you vote again at the meeting or specifically request in writing that your prior Response Coupon be revoked.

If I vote by proxy using the Response Coupon, what happens if I do not give specific voting instructions?

     If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, your voting rights will be exercised in favor of the Proposals of the Board of Directors. In addition, if you provide discretionary voting instructions in the Response Coupon, and other matters are properly presented for voting at the meeting, your voting rights will be exercised in favor of the recommendations of the Board of Directors at the meeting on such matters.

     In addition, if your shares are represented at the meeting by an institution subject to the Swiss Federal Law on Banks and Savings Institutions, or by a professional asset manager subject to Swiss jurisdiction, and if you do not provide the institution or asset manager with general or specific voting instructions, the institution or asset manager will be obliged under Swiss law to exercise the voting rights of your shares in the manner recommended by the Board of Directors.

Who can I contact if I have questions?

     If you have any questions or need assistance in voting your shares, please call us at +1-510-713-4220 or e-mail us at logitechIR@logitech.com.

FURTHER INFORMATION FOR U.S. OR CANADIAN “STREET NAME” BENEFICIAL OWNERS

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

     We have provided access to our proxy materials over the Internet to beneficial owners holding their shares in “street name” through a U.S. or Canadian broker, trustee or nominee. Accordingly, such brokers, trustees or nominees are forwarding a Notice of Internet Availability of Proxy Materials (the “Notice”) to such beneficial owners. All such shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, beneficial owners holding their shares in street name through a U.S. or Canadian broker, trustee or nominee may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

     The Notice will provide you with instructions regarding how to:

  View our proxy materials for the meeting on the Internet; and

  Instruct us to send our future proxy materials to you electronically by email.

     Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may provide voting instructions for the meeting?

     For purposes of U.S. or Canadian beneficial shareholder voting, shareholders holding shares through a U.S. or Canadian broker, trustee or nominee organization on July 12, 2013 may direct the organization on how to vote. Logitech has made arrangements with a service company to U.S. and Canadian brokers, trustees and nominee organizations for that service company to provide a reconciliation of share positions of U.S. and Canadian “street name” beneficial owners between July 12, 2013 and August 21, 2013, which Logitech determined is the last practicable date before the meeting for such a reconciliation. These arrangements are intended to result in the following adjustments: If a U.S. or Canadian “street name” beneficial owner as of July 12, 2013 votes but subsequently sells their shares before August 21, 2013, their votes will be cancelled. A U.S. or Canadian “street name” beneficial owner as of July 12, 2013 that has voted and subsequently increases or decreases their shareholdings but remains a beneficial owner as of August 21, 2013 will have their votes increased or decreased to reflect their shareholdings as of August 21, 2013.

     If you acquire Logitech shares in “street name” after July 12, 2013 through a U.S. or Canadian broker, trustee or nominee, and wish to vote at the meeting or provide voting instructions by proxy, you must become a registered shareholder. You may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions. In order to allow adequate time for registration, for proxy materials to be sent or made available to you, and for your voting instructions to be returned to us before the meeting, please begin the registration process as far before August 29, 2013 as possible.

If I am a U.S. or Canadian “street name” beneficial owner, how do I vote?

     If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the meeting, you must obtain a valid proxy from the organization that holds your shares.

     If you do not wish to vote in person, you may vote by proxy. You may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

What happens if I do not give specific voting instructions?

     If you are a beneficial owner of shares held in “street name” in the United States or Canada and do not provide your broker, trustee or nominee with specific voting instructions, then under the rules of various national and regional securities exchanges, your broker, trustee or nominee may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, your shares will not be voted on such matter and will not be considered votes cast on the applicable Proposal. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice. We believe the following Proposals will be considered non-routine: Proposal 2 (Advisory vote on executive compensation), Proposal 3 (Appropriation of retained earnings and declaration of dividend), Proposal 4 (Amendment and restatement of the Company’s 1996 Employee Share Purchase Plan (U.S.) and 2006 Employee Share Purchase Plan (Non-U.S.), including an increase of 8 million shares to the number of shares available for purchase under the Employee Share Purchase Plans), Proposal 5 (Amendment and restatement of the Logitech Management Performance Bonus Plan), Proposal 6 (Authorization to exceed 10% holding of own share capital), and Proposal 8 (Elections to the Board of Directors). All other Proposals involve matters that we believe will be considered routine. Any “broker non-votes” on any Proposals will not be considered votes cast on the Proposal.

What is the deadline for delivering my voting instructions?

     If you hold your shares through a U.S. or Canadian bank or brokerage or other custodian, you have until 11:59 pm (U.S. Eastern Daylight Time) on Thursday, August 29, 2013 to deliver your voting instructions.

Can I change my vote after I have voted?

     You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person, if you have a “legal proxy” that allows you to attend the meeting and vote. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

How do I obtain a separate set of proxy materials or request a single set for my household in the United States?

     We have adopted a procedure approved by the SEC called “householding” for shareholders in the United States. Under this procedure, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each U.S. shareholder who participates in householding will continue to be able to access or receive a separate proxy card.

     If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our mailing agent, Broadridge, by telephone at +1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com. If any shareholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may call our investor relations group at +1-510-713-4220 or write to Investor Relations, 7600 Gateway Boulevard, Newark, California 94560. They may also send an email to our investor relations group at logitechIR@logitech.com. Other shareholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to investor relations.

FURTHER INFORMATION FOR SHAREHOLDERS WITH SHARES REGISTERED THROUGH A BANK OR BROKERAGE AS CUSTODIAN (OUTSIDE THE U.S. OR CANADA)

How do I vote by proxy if my shares are registered through my bank or brokerage as custodian?

     Your broker, trustee or nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. If you did not receive such instructions you must contact your bank or brokerage for their voting instructions.

What is the deadline for delivering my voting instructions if my Logitech shares are registered through my bank or brokerage as custodian?

     Banks and brokerages typically set deadlines for receiving instructions from their account holders. Outside of the U.S. and Canada, this deadline is typically two to three days before the deadline of the company holding the general meeting. This is so that the custodians can collect the voting instructions and pass them on to the company holding the meeting. If you hold Logitech shares through a bank or brokerage outside the U.S. or Canada, please check with your bank or brokerage for their specific voting deadline and submit your voting instructions to them as far before that deadline as possible.

OTHER MEETING INFORMATION

Further Information for Depositary representatives

     Institutions subject to the Swiss Federal Law on Banks and Savings Banks, as well as professional asset managers, are obliged to inform Logitech of the number and par value of the registered shares they represent.

Meeting Proposals

     There are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual General Meeting. If other matters are properly presented for voting at the meeting, and you have provided discretionary voting instructions in the Response Coupon or your voting instruction card or, for beneficial owners of shares held in “street name” in the United States or Canada, through the Internet or other permitted voting mechanisms, your shares will be voted in accordance with the recommendations of the Board of Directors at the meeting on such matters.

Proxy Solicitation

     We will bear the expense of soliciting proxies, and we have retained D.F. King & Co., Inc. to solicit proxies for a fee of US $15,000 plus a reasonable amount to cover expenses. Certain of our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise, or we may ask our proxy solicitor to solicit votes and proxies on our behalf by telephone for a fee of US $5.00 per phone call, plus reasonable expenses. In the United States, we are required to request that brokers and nominees who hold shares in their names furnish our proxy material to the beneficial owners of the shares, and we must reimburse such brokers and nominees for the expenses of doing so in accordance with certain U.S. statutory fee schedules.

Tabulation of Votes

     Representatives of at least two Swiss banks will serve as scrutineers of the vote tabulations at the meeting. As is typical for Swiss companies, our Share Registrar will tabulate the voting instructions of registered shareholders that are provided in advance of the meeting.

Shareholder Proposals and Nominees

Shareholder Proposals for 2013 Annual General Meeting

     Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders. Any such proposal must be included by the Board in our materials for the meeting. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. The deadline to receive proposals for the agenda for the September 4, 2013 Annual General Meeting was July 5, 2013. However, under Swiss law registered shareholders, or persons holding a valid proxy from a registered shareholder, may propose alternatives to items on the 2013 Annual General Meeting agenda before or at the meeting.

Shareholder Proposals for 2014 Annual General Meeting

     A registered shareholder that satisfies the minimum shareholding requirements in the Company’s Articles of Incorporation may demand that an item be placed on the agenda for our 2014 meeting of shareholders by delivering a written request describing the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than July 4, 2014. In addition, if you are a registered shareholder and satisfy the shareholding requirements under Rule 14a-8 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), you may submit a proposal for consideration by the Board of Directors for inclusion in the 2014 Annual General Meeting agenda by delivering a request and a description of the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than March 25, 2014. The proposal will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials under U.S. securities laws. Under the Company’s Articles of Incorporation only registered shareholders are recognized as Logitech shareholders. As a result, if you are not a registered shareholder you may not make proposals for the 2014 Annual General Meeting.

Nominations of Director Candidates

     Nominations of director candidates by registered shareholders must follow the rules for shareholder proposals above.

Provisions of Articles of Incorporation

     The relevant provisions of our Articles of Incorporation regarding the right of one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs to demand that an item be placed on the agenda of a meeting of shareholders are available on our website at http://ir.logitech.com. You may also contact the Secretary of Logitech at our principal executive office in either Switzerland or the United States to request a copy of the relevant provisions of our Articles of Incorporation.

AGENDA PROPOSALS AND EXPLANATIONS

A. REPORTS

Report on Operations for the Fiscal Year Ended March 31, 2013

     Senior management of Logitech International S.A. will provide the Annual General Meeting with a presentation and report on operations of the Company for fiscal year 2013.

B. PROPOSALS

Proposal 1

Approval of the Annual Report, the Compensation Report, the Consolidated Financial Statements and the
Statutory Financial Statements of Logitech International S.A. for Fiscal Year 2013

Proposal

     The Board of Directors proposes that the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2013 be approved.

Explanation

     The Logitech consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2013 are contained in Logitech’s Annual Report, which was made available to all registered shareholders on or before the date of this Invitation and Proxy Statement. The Annual Report also contains the report of Logitech’s auditors, the report of the statutory auditors and additional information on the Company’s business, organization and strategy, and information relating to corporate governance as required by the SIX Swiss Exchange directive on corporate governance. The Compensation Report forms part of this Invitation and Proxy Statement. Copies of the Annual Report, Invitation and Proxy Statement are available on the Internet at ir.logitech.com.

     Under Swiss law, the annual report and financial statements of Swiss companies must be submitted to shareholders for approval or disapproval at each annual general meeting. The submission of the compensation report to a vote of shareholders as part of the approval of the annual report is a suggested best practice under applicable Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. In the event of a negative vote on this proposal by shareholders, the Board of Directors will call an extraordinary general meeting of shareholders for re-consideration of this proposal by shareholders. Approval of this proposal does not constitute approval or disapproval of any of the individual matters referred to in the Annual Report, the Compensation Report or the consolidated or statutory financial statements for fiscal year 2013.

     PricewaterhouseCoopers S.A., as Logitech auditors, issued an unqualified recommendation to the Annual General Meeting that the Logitech consolidated and Logitech International S.A. financial statements be approved. PricewaterhouseCoopers S.A. express their opinion that the “consolidated financial statements for the year ended March 31, 2013 present fairly, in all material respects, the financial position, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and comply with Swiss law.” They further express their opinion and confirm that the financial statements and the proposed appropriation of available earnings comply with Swiss law and the Articles of Incorporation of Logitech International S.A.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2013.

Proposal 2

Advisory Vote on Executive Compensation

Proposal

     The Board of Directors proposes that shareholders approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in Logitech’s Compensation Report for fiscal year 2013.

Explanation

     At Logitech’s 2009 and 2010 Annual General Meetings, the Logitech Board of Directors voluntarily asked shareholders to approve Logitech’s compensation philosophy, policies and practices, as set out in the “Compensation Discussion and Analysis” section of the Compensation Report, as a reflection of evolving best practices in corporate governance in Switzerland and in the United States. This proposal, commonly known as a “say-on-pay” proposal, gave our shareholders the opportunity to express their views on our compensation as a whole.

     Beginning with the 2011 Annual General Meeting, a say-on-pay advisory vote was required for all public companies, including Logitech, that are subject to the applicable U.S. proxy statement rules. At the 2011 Annual General Meeting, shareholders approved a proposal to take this vote annually. Accordingly, the Board of Directors is asking shareholders to approve, on an advisory basis, the compensation of Logitech’s named executive officers disclosed in the Compensation Report, including the “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative. This vote is not intended to address any specific items of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the Compensation Report.

     This say-on-pay vote is advisory and therefore is not binding. However, the say-on-pay vote will provide information to us regarding shareholder sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee of the Board will be able to consider when determining future executive compensation. The Committee will seek to determine the causes of any significant negative voting result.

     As discussed in the Compensation Discussion and Analysis section of Logitech’s 2013 Compensation Report, Logitech has designed its compensation programs to attract, retain and motivate the high caliber of executives, managers and staff that is critical to the long-term success of its business. More specifically, Logitech’s executive compensation programs have been designed to:

  be competitive with comparable companies in the industry and in the region where the executive is based;

  maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on the Company’s performance, while maintaining controls over inappropriate risk-taking;

  align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value;

  support a performance-oriented environment that rewards superior performance; and

  reflect the Compensation Committee's assessment of an executive's role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution to Logitech through long-term equity incentive awards.

     The Compensation Committee of the Board has developed a compensation program that is described more fully in the Compensation Report included in the Annual Report and this Invitation and Proxy Statement. Logitech’s compensation philosophy, compensation program risks and design, and compensation paid during fiscal year 2013 are also set out in the Compensation Report.

     While compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference, are also a key part of Logitech’s success in attracting, retaining and motivating executives and employees.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the following advisory resolution:

"Resolved, that the compensation paid to Logitech’s named executive officers as disclosed in the Compensation Report, including the “Compensation Discussion and Analysis,” the Summary Compensation table and the related compensation tables, notes, and narrative discussion, is hereby approved.”

Proposal 3

Appropriation of Retained Earnings and Declaration of Dividend

Proposal

The Board of Directors proposes that CHF 354,602,000 (US $372,332,100 based on the exchange rate on March 31, 2013) of retained earnings be appropriated as follows:

	Year ended March 31, 2013
Retained earnings available at the end of fiscal year 2013	CHF	354,602,000
Proposed dividends *	CHF	(33,442,749)
Balance of retained earnings to be carried forward	CHF	321,159,251

The Board of Directors proposes distribution of a gross dividend of CHF 0.21 per share (US $0.22 per share based on the exchange rate on March 31, 2013), or an aggregate amount of approximately CHF 33,442,749.*

No distribution shall be made on shares held in treasury by the Company and its subsidiaries.

If the proposal of the Board of Directors is approved, the dividend payment of CHF 0.21 per share (or CHF 0.1365 per share after deduction of 35% Swiss withholding tax whenever required) will be made on or about September 17, 2013 to all shareholders on record as of the record date (which will be on or about September 16, 2013). We expect that the shares will be traded ex dividend as of approximately September 12, 2013.

Explanation

     Under Swiss law, the use of retained earnings must be submitted to shareholders for approval or disapproval at each annual general meeting. The retained earnings at the disposal of Logitech shareholders at the 2013 Annual General Meeting are the earnings of Logitech International S.A., the Logitech parent holding company.

     The proposal of the Board of Directors to distribute a gross dividend of CHF 0.21 per share is an indication of the Board of Directors' confidence in the future of the Company. The Board of Directors decided on a recurring annual gross dividend of CHF 0.21 per share and not on an occasional one. As a consequence, the Company expects to propose such a dividend to the shareholders of the Company every year since fiscal year 2013 (subject to the approval of the Company’s statutory auditors in the applicable year).

     Other than the distribution of the dividend, the Board of Directors proposes the carry-forward of retained earnings based on the Board’s belief that it is in the best interests of Logitech and its shareholders to retain Logitech’s earnings for future investment in the growth of Logitech’s business, for share repurchases, and for the possible acquisition of other companies or lines of business.

____________________

* Calculated based on a gross dividend of CHF 0.21 per share and 159,251,184 shares outstanding, net of treasury shares, as of March 31, 2013. Distribution-bearing shares are all shares issued except for treasury shares held by Logitech International S.A. on the day preceding the payment of the distribution.

     Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the proposed appropriation of retained earnings with respect to fiscal year 2013, including the payment of a dividend to shareholders in an amount of CHF 0.21 per share.

Proposal 4

Amendment and Restatement of the Company’s 1996 Employee Share Purchase Plan (U.S.) and 2006 Employee Share
Purchase Plan (Non-U.S.), including an Increase of 8 Million Shares to the Number of Shares
Available for Purchase under the Employee Share Purchase Plans

Proposal

     The Board of Directors proposes that shareholders approve amendments to and the restatement of the Company’s 1996 Employee Share Purchase Plan (U.S.) and 2006 Employee Share Purchase Plan (Non-U.S.) to authorize making eight million (8,000,000) additional shares available for purchase under the plans and to incorporate changes in law and implement certain best practices.

Explanation

     Logitech’s Employee Share Purchase Plans encourage share ownership by employees and align the interests of employees and shareholders. The Board of Directors believes a key component of the Company’s continued ability to be successful is due to its talented employee base and that future success depends on the ability to attract and retain high-caliber employees. The Board believes that the continued ability to offer this program is an important recruiting and retention tool for the Company to attract, motivate and retain the high-caliber employees and officers needed for Logitech’s success.

     Logitech’s Employee Share Purchase Plans offer eligible employees the opportunity to acquire Logitech shares through periodic payroll deductions that are applied toward the purchase of shares, at a discount from the current market price. The primary purpose of these plans is to provide employees with the opportunity to acquire an ownership stake in Logitech. We refer to these plans as the “1996 Plan,” the “2006 Plan,” and together as the “ESPPs.”

     Employees have been participating in our share purchase plans for more than 17 years. Participation is voluntary and participating employees make contributions through payroll deductions. In the offering period ended January 31, 2013, approximately 60% of Logitech’s eligible employees participated (approximately 1,482 out of 2,461 eligible employees). A direct result of this high participation level is an increase in broad-based ownership, with 99% of the shares from the ESPPs going to non-executive officers in the last two offering periods.

     We estimate that at the time of our 2013 Annual General Meeting, we will have approximately 1.2 million shares(1) remaining for purchase under the ESPPs of the 21 million shares previously authorized by shareholders. We estimate that we will sell all of the remaining available shares before the 2014 Annual General Meeting. As a result, the Board is seeking shareholder approval to increase the number of shares available under the ESPPs at the 2013 Annual General Meeting. The increase of 8 million shares should provide sufficient shares to meet expected sales under the ESPPs over the next four years, depending on the Company’s share price and enrollment in the ESPPs. The table below sets out the shares currently available under the ESPPs and if this proposal is approved.

Stock Purchase Plan Share Reservation
Maximum shares available under the ESPPs	21.0 million
Estimated shares purchased from 1996 through September 2013(1)	(19.8 million	)
Estimated shares available under the ESPPs as of September 2013	1.2 million
New shares if increase Proposal is approved	8.0 million
Estimated shares available for purchase under the ESPPs as of September 2013 if increase Proposal is approved	9.2 million

(1) Based on shares purchased as of January 31, 2013 and an estimate of the number of shares to be purchased on July 31, 2013 given the price per share of $7.05 on June 30, 2013, the price per share of $6.82 on February 1, 2013 (the first day of the offering period) and the enrollment elections as of June 20, 2013.

     Shareholders last approved an increase to the available shares under the ESPPs at the 2011 Annual General Meeting, when the available shares were increased by 5,000,000 shares. The Board is not proposing an increase to the Company’s conditional capital for Logitech’s employee equity incentive plans. Since 2000, Logitech has used shares held in treasury from its share repurchase programs to cover its delivery obligations under employee equity incentive grants, including grants made under the ESPPs.

Background on Share Purchase Plans at Logitech

     The 1996 Plan was adopted by the Board of Directors on April 24, 1996 as a worldwide Employee Share Purchase Plan. The 1996 Plan was split into one plan for employees based in the United States and another plan for employees based outside of the United States by action of the Board of Directors on June 15, 2006.

     Under the current terms of the ESPPs, employees may purchase shares twice a year at the end of each six-month offering period. The purchase price is 85% of the market value of Logitech shares on the first day of the six-month offering period or 85% of the market value of the shares on the last day of the offering period if that value is lower. Employees are able to contribute up to 10% of their annual eligible compensation, up to a $25,000 limit calculated in accordance with U.S. tax rules (taking into account the application of the $25,000 limit for each calendar year a purchase right is at any time outstanding) in the case of the 1996 Plan. The majority of companies with which we compete for talent in the United States offer share purchase programs to their employees. Outside of the United States, we believe our share purchase plan helps set us apart from other companies with which we compete for talent, because we believe that share purchase plans similar to ours are not as common as they are in the United States.

     In fiscal year 2013, 2,209,867 shares (2,117,087 in fiscal year 2012 and 1,128,706 in fiscal year 2011) were purchased from the ESPPs, resulting in an annual dilution cost of 1% (1% in fiscal year 2012 and 1% in fiscal year 2011). Annual dilution equals shares purchased divided by the average shares outstanding in the applicable fiscal year.

Material Changes to the ESPPs

     The following summary highlights the proposed material changes to the ESPPs.

  The number of shares reserved for purchase pursuant to awards granted under the ESPPS has been increased by eight million (8,000,000) additional shares from 21 million shares to 29 million shares.

  The ESPPs have been amended to provide the Board with the ability to alter the length of offering periods, to implement offerings under the ESSPs through multiple purchase periods within an offering period and to provide for overlapping offering periods.

  The Board or committee charged with administering the ESPPs has been vested with the authority to establish the maximum percentage of eligible compensation that participants may contribute towards the purchase of shares.

  The authority to amend the terms of the ESPPs, including with respect to outstanding offerings, has been expanded.

  The 2006 Plan has been amended to include the $25,000 annual limitation on the purchase of the shares that currently applies to purchases under the 1996 Plan.

Key Terms

     The key terms of the ESPPs are summarized below. The following summary of certain material features of the ESPPs is qualified in its entirety by reference to the ESPPs, which are attached to this proxy statement as Appendices A and B.

Eligibility

     Employees of certain of Logitech’s subsidiaries are eligible to participate in the ESPPs. The subsidiaries whose employees are entitled to participate may be changed from time to time by Logitech. Employees of Logitech who regularly work 20 hours or more per week and more than five months per year, subject to applicable law, are eligible to participate in the ESPPs, but the Board may allow employees who work less than these hours and months to be eligible to participate in future offerings. Logitech may establish administrative rules requiring that employees complete an enrollment form within a prescribed enrollment period. As of June 30, 2013, approximately 2,281 employees were eligible to participate in the ESPPs.

     Employees are not eligible to participate in the 1996 Plan if they would immediately after such purchase own (directly or indirectly) shares, which when added to shares that the employees may purchase under outstanding options or other rights, amounts to 5% or more of the total combined voting power of shares of Logitech.

Enrollment and Participation

     An eligible employee who wants to enroll and participate in the ESPPs must complete an enrollment form (which includes a payroll deduction agreement) with Logitech during an enrollment period. The enrollment form authorizes Logitech to withhold automatically a percentage of the participant’s earnings through regular payroll deductions, and the amount of the deduction is credited to an ESPP account in the participant’s name on Logitech’s books during the offering period. The minimum deduction allowed is 1%, and the maximum deduction is 10%, of the participant’s earnings for the pay period, but the Board has the authority to designate a different maximum percentage of eligible contributions. No interest is paid or credited with respect to such payroll deductions.

     Participants may decrease, but may not increase, their rate of contribution during an offering period by completing a new enrollment form. If a participant has not followed these procedures to change the rate of contribution, the rate of contribution continues at the originally elected rate throughout the offering period and future offering periods. Participants may change their rate of contribution for the next offering period by completing an amended enrollment form during the enrollment periods.

Termination of Employment

     Termination of a participant’s employment for any reason shall terminate the participant’s participation in the ESPPs and shall be treated as a withdrawal from the ESPPs.

Administration

     The Board, or a committee appointed by the Board (included in the Board for purposes of this Proposal Explanation, “Board”), administers the ESPP. The Board may interpret the ESPPs and establish, amend and rescind any rules related to the ESPPs.

Offering periods

     Offerings under the ESPPs are made through a series of offering periods. Offerings may also be implemented through multiple purchase periods within an offering period and through overlapping offering periods. The Board has the authority to determine the length of the offering periods, except that offering periods under the 1996 Plan may not exceed 27 months in accordance with U.S. tax rules. Until the Board determines otherwise in its discretion, each offering period will be six months in length and consist of one purchase period running simultaneously with the offering period, commencing on each February 1 and August 1, and ending on the last trading day in the six-month periods ending on the following July 31 and January 31, respectively.

Maximum Limit on Number of Shares that may be Purchased

     No participant may purchase more than 25,000 shares in any offering period. In the event the offering period has a duration that is other than six months, the maximum number of shares each participant may purchase is proportionately adjusted to reflect the length of the offering period. In addition, a participant’s right to purchase shares under the ESPPs may not accrue at a rate in excess of $25,000 of the fair market value of such shares (determined at the beginning of the applicable offering period) per calendar year for each calendar year in which the offering period is in effect.

Purchase of Shares

     On the last day of each offering period, all participants purchase the number of whole shares obtained by dividing the aggregate amount in their ESPP accounts by the purchase price for that offering period. No fractional shares are credited or issued. The purchase price for a purchase period is 85% of the “market value” of Logitech shares on the first day of the offering period or 85% of the “market value” of the shares on the last day of the purchase period if that value is lower. “Market value” is the last quoted price on the applicable date. The Board may change the percentage of market value applied to determine the purchase price with respect to any future offering period, but not below 85%. If the aggregate number of shares subscribed for in any offering period exceeds the number of shares that remain available for sale under the ESPPs, the number of shares each participant may purchase is proportionately reduced.

Non-Transferability

     Participants may not transfer their right to purchase or other rights under the ESPPs to any other person, except by will or the laws of descent, and any attempted transfer will be void.

Withdrawal

     During an offering period, participants may withdraw from participation in the ESPPs by giving notice to Logitech. Upon withdrawal from participation, the balance in the participant’s ESPP account is refunded to him or her in cash without interest, his or her right to participate in the current offering period is automatically terminated, and no further payroll deductions for the purchase of shares will be made during the offering period.

Adjustments

     The number of shares available for purchase under the ESPPs, and the number of shares subject to, and the purchase price of, outstanding rights to purchase shares, will be proportionately adjusted in the event of changes in the outstanding shares of Logitech by reason of share dividends, share splits, reverse share splits, combinations, reclassifications, or any other increase or decrease in the number of shares effected without receipt of consideration.

Corporate Transactions

     In the event of a merger involving Logitech, a sale of all or substantially all of Logitech’s assets, Logitech’s complete liquidation or dissolution or the acquisition of 50% or more of the securities of Logitech, any offering under the ESPPs that is in progress will terminate and shares will be purchased prior to the completion of the corporate transaction.

Term

     The ESPPs will continue in effect until the earlier of the date the ESPPs are terminated or until all of the shares available for purchase under the ESPPs have been purchased.

Amendment and Termination of the ESPPs

     The Board may amend or terminate the ESPPs at any time without notice, provided that no amendment may be adopted without the approval of the shareholders where shareholder approval is required under applicable law. In addition, no amendment or termination may adversely affect an outstanding right under the ESPPs, except that the Board may make any amendment to or terminate the ESPPs to the extent necessary or desirable to mitigate any adverse accounting and tax consequences arising from the operation of the ESPPs.

Shares to be Purchased

     No purchase rights have been granted, and no shares have been purchased, on the basis of the 8,000,000 share increase which is the subject of this proposal. Because benefits under the ESPPs will depend on employees’ elections to participate and the fair market value of our shares at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the share increase for the ESPPs is approved by shareholders. Non-employee directors are not eligible to participate in the ESPPs. However, the following table sets forth, for the persons or groups listed, (a) the total number of shares purchased under the ESPPs during the last fiscal year, and (b) the market value of these shares as of June 30, 2013. The purchase price per share, determined as described above, for the January 31, 2013 purchase was $5.64. The last reported trade price for the shares on NASDAQ on June 30, 2013, was $7.05.

Person or Group	Number of Shares Purchased (#)	Market Value of Shares Purchased ($) (1)
Guerrino De Luca	--	--
Bracken P. Darrell	5,753	$40,559
L. Joseph Sullivan	5,453	$38,444
Erik K. Bardman	3,848	$27,128
Junien Labrousse	1,392	$9,814
Current executive officers as a group (3 persons) (2)	11,206	$79,002
Current non-executive directors as a group	N/A	--
All employees, excluding executive officers	2,198,661	$15,500,560
____________________

(1)	Based on the last reported trade price for the shares on NASDAQ on June 30, 2013.

(2)	This includes Messrs. De Luca, Darrell and Sullivan.

U.S. Tax Consequences

     The federal tax rules applicable to the 1996 ESPP under the U.S. Tax Code are summarized below. This summary does not include the tax laws of any municipality, state or country outside the United States in which a participant resides.

     No taxable income is recognized by a participant either at the time a right is granted to purchase shares under the 1996 ESPP or at the time shares are purchased thereunder. If a participant does not dispose of shares acquired under the 1996 ESPP before two years after the “date of grant” (the first date of the purchase period) or before one year after the date of the purchase of the shares, upon such qualifying disposition the lesser of (a) the excess of the amount realized on sale of the shares over the purchase price or (b) 15% of the market value of the shares on the date of grant will be subject to federal income tax. Federal long-term capital gains tax will apply to the excess, if any, of the sale’s proceeds on the date of disposition over the sum of the purchase price and the amount of ordinary income recognized upon disposition. If the qualifying disposition produces a loss (the value of the shares on the date of disposition is less than the purchase price), no ordinary income will be recognized and federal long-term capital loss rules will apply, provided that the disposition involves certain unrelated parties.

     If a participant disposes of the shares earlier than two years after the date of grant or earlier than one year after the date of the purchase of the shares, upon such disqualifying disposition the difference between the purchase price and the market value of the shares on the date of purchase (the last day of an offering period) will be taxed to the participant as ordinary income and will be deductible by Logitech. The excess, if any, of the sale proceeds over the market value of the shares on the date of purchase will be taxed as long-term or short-term capital gain, depending on the holding period. Logitech is not entitled to a U.S. tax deduction for amounts taxed as ordinary income or capital gains to a participant, except to the extent that ordinary income is recognized by a participant upon a disposition of shares earlier than two years after the date of grant.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation of the Board

     The Board of Directors recommends a vote “FOR” approval of the proposed amendments to and restatement of the ESPPs, including an increase of eight million (8,000,000) shares to the number of shares available for purchase under the ESPPs.

Proposal 5

Amendment and Restatement of the Logitech Management Performance Bonus Plan

Proposal

     The Board proposes that shareholders approve amendments to and the restatement of the Logitech Management Performance Bonus Plan (the “Bonus Plan”) to allow Logitech to retain the ability to grant awards to Logitech executive officers that are fully deductible for U.S. federal income tax purposes.

Explanation

     To preserve Logitech’s ability to deduct in full for U.S. federal income tax purposes compensation that certain of our executive officers may recognize in connection with performance-based awards that may be granted in the future under the Bonus Plan, shareholders are being asked to approve certain material terms of the Bonus Plan related to such awards. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by the Company’s shareholders every five years. The Bonus Plan was last approved by shareholders at the Company’s 2008 Annual General Meeting.

     Code Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the three other most highly compensated officers of a publicly-held company other than the chief financial officer. Code Section 162(m), which applies to public companies, provides an exemption from this limit for “qualified performance-based compensation” payable under a plan satisfying certain requirements that has been approved by the public company’s shareholders. The Bonus Plan allows Logitech to pay incentive compensation that is qualified performance-based compensation and therefore fully tax deductible on Logitech’s U.S. federal income tax return.

     The material terms of the performance goals under which compensation may be paid under the Bonus Plan include:

  the eligibility requirements for participation in the Bonus Plan;

  the performance criteria upon which performance awards may be based; and

  the maximum amount of compensation that can be paid to any employee under the Bonus Plan.

     Each of these terms is discussed below, and approval of the Bonus Plan will constitute approval of the material terms of the performance goals.

     The Bonus Plan was adopted by the Board on May 8, 2008 and approved by the shareholders on September 10, 2008. Accordingly, in order to continue to be able to make awards under the Bonus Plan that will constitute “qualified performance-based compensation” under Code Section 162(m), the material terms of the Bonus Plan must be approved by the Company’s shareholders. The Compensation Committee has adopted amendments to the Bonus Plan, subject to approval by the Company’s shareholders, providing for changes to the performance criteria on which performance goals may be based and to otherwise implement certain current best practices.

Purpose of the Bonus Plan

     The purpose of the Bonus Plan is to increase shareholder value and the success of Logitech by further motivating participants to achieve excellent short- and long-term financial performance for Logitech and its business units. The Plan’s goals are to be achieved by providing management with incentive awards based on the achievement of goals relating to the performance of Logitech.

Key Terms

     The key terms of the Bonus Plan are summarized below. The following summary is qualified in its entirety by reference to the Bonus Plan, which is attached to this proxy statement as Appendix C.

Administration of the Bonus Plan

The Compensation Committee administers the Bonus Plan with respect to Logitech executive officers, and the Chief Executive Officer or the Vice President or head of Human Resources may administer the Bonus Plan with respect to Logitech employees other than executive officers (the “Administrator”). The Administrator may delegate its authority to individual directors or employees of Logitech, although the Compensation Committee may not delegate its authority as Administrator with respect to Logitech executive officers.

Subject to the terms of the Bonus Plan, the Administrator has sole discretion to:

  Select the employees who will be eligible to receive awards.

  Set the terms and conditions of the awards.

  Interpret the provisions of the Bonus Plan.

  Adopt necessary or appropriate procedures and sub-plans.

  Adopt rules for the administration, interpretation and application of the Bonus Plan.

  Interpret, amend or revoke any such rules.

Eligibility to Participate

     The Bonus Plan applies to Logitech’s executive officers and other employees of Logitech who are selected for participation by the Administrator. As of June 30, 2013, thirteen employees were eligible to participate in the Bonus Plan.

Performance Periods

     Performance periods may consist of a fiscal year or a longer or shorter period. There may be more than one performance period in effect at the same time, including overlapping performance periods.

Awards and Performance Goals

     Under the Bonus Plan, participants will be eligible to receive an award based on performance against goals determined by the Administrator. For Logitech executive officers, performance goals for fiscal year 2014 performance periods are based on revenue and operating income/contribution margin for Logitech as a whole and, where applicable, the functional unit, segment, business group, product category, product or region over which the executive has responsibility. However, under the Bonus Plan the Administrator may choose from a variety of performance goals in its discretion. The possible performance goals under the Bonus Plan include the following: (i) brand recognition/acceptance; (ii) cash flow or cash management; (iii) return on investment, including, but not limited to, cash flow return on investment; (iv) contribution to profitability; (v) cost control; (vi) cost positions; (vii) period costs and variances; (viii) product shipment cost targets; (ix) cost of capital; (x) customer satisfaction; (xi) net promoter score; (xii) development of products; (xiii) product development milestones; (xiv) earnings, including, but not limited to, earnings per share, net earnings, earnings before interest, taxes and/or depreciation and/or amortization; (xv) economic profit; (xvi) economic value added; (xvii) free cash flow; (xviii) income or net income; (xix) income before or after income taxes (including net income); (xx) market segment share; (xxi) product or new product innovation; (xxii) operating income or net operating income; (xxiii) margin, including gross margin, net margin, operating margin or profit margin; (xxiv) operating profit or net operating profit; (xxv) process excellence; (xxvi) product cost reduction; (xxvii) product mix; (xxviii) product release schedules; (xxix) product ship targets; (xxx) quality, including, but not limited to, product quality; (xxxi) return on assets or net assets; (xxxii) return on capital; (xxxiii) return on capital employed; (xxxiv) return on equity; (xxxv) return on invested capital; (xxxvi) return on operating revenue; (xxxvii) return on sales; (xxxviii) revenue, including, but not limited to, gross revenue or net revenue; (xxxix) sales, including, but not limited to, gross sales or net sales; (xl) share price performance; (xli) strategic alliances, including, but not limited to, mergers, acquisitions, strategic investments, restructurings or reorganizations (including post-integration milestones); (xlii) total shareholder return; (xliii) working capital; (xliv) market share; (xlv) product shelf placement; (xlvi) product shelf space; (xlvii) capital expenditures; (xlviii) debt reduction or debt levels; (xlix) contract win, renewal or extension; (l) litigation, including, but not limited to, litigation outcomes, milestones or management; and (li) workforce diversity. Performance goals may differ from participant-to-participant and from award-to-award.

     The Administrator may choose to set target goals measured: (a) in absolute terms, (b) in relative terms, including (without limitation) the passage of time and/or against other companies or metrics, (c) on a per-share basis, (d) against the performance of Logitech as a whole or against particular functional units, segments, business groups, product categories, products or regions of Logitech and/or (e) on a pre-tax or after-tax basis. The Administrator also will determine whether any element(s) will be included in or excluded from the calculations and whether or not such determinations result in any performance goal being measured on a basis other than generally accepted accounting principles. For example, the Administrator may decide to ignore the effect of (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of Logitech or not within the reasonable control of Logitech’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

Nontransferability

     Awards under the Bonus Plan may not be transferred to any other person, except by will or the laws of descent and distribution.

Term; Amendment and Termination of the Bonus Plan

     The Bonus Plan will continue in effect until it is terminated.

     The Board or the Administrator may amend, suspend or terminate the Bonus Plan, or any part thereof, at any time and for any reason. No award may be granted during any period of suspension or after termination of the Bonus Plan.

Actual Awards

     After the performance period ends, the Administrator certifies in writing the extent to which the pre-established performance goals actually were achieved with respect to executive officers. The actual award that is payable to a participant is determined using a formula that decreases the participant’s maximum award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $10 million per person for any 12-month performance period, although this theoretical maximum is currently well above the maximum established for fiscal year 2014. The maximum established for fiscal year 2014 is 200% of base salary per participant. The highest base salary in fiscal year 2014 for any of our executive officers is $750,000. As a result, the maximum award for fiscal year 2014 is $1.5 million.

     There can be no assurance that any awards will be paid, and we believe it is unlikely that the maximum payouts will be paid because, similar to our goal-setting for previous years, maximum performance targets reflect significant over-performance compared to the Company’s historical financial performance. The actual award paid, if any, is likely to be lower depending on actual performance compared to the targeted performance goals associated with maximum payout.

     The Administrator has reserved the discretion to reduce or eliminate any actual award under the Bonus Plan. The Administrator may reduce the actual bonus payable to each participant based on objective or subjective factors, including factors that are non-financial and operational in nature. Also, unless determined otherwise by the Administrator, a participant will forfeit the bonus if a participant terminates employment before the end of the bonus performance period. However, subject to applicable law, the Administrator has discretion to pay out the award in whole or in part upon the termination of a participant’s employment. In addition, subject to applicable law, the Administrator has the discretion to determine whether an award will be paid and the amount of the award that will be paid in the event of a change in control of Logitech prior to the end of a performance period.

     Actual awards generally will be paid in cash (or its equivalent) no later than two and one-half months after the performance period ends. However, the Bonus Plan also would allow the Administrator to make, in its sole discretion, the actual awards in the form of Logitech shares pursuant to Logitech’s shareholder-approved employee equity incentive plans. Although the Administrator does not currently intend to do so, the Administrator also may pay bonuses to Bonus Plan participants outside of the Bonus Plan for the accomplishment of strategic or other individual goals.

Bonuses to Be Paid to Certain Individuals and Groups

Awards under the Bonus Plan are determined based on actual future performance. As a result, future actual awards cannot now be determined. However, the following table sets forth the awards that would be paid under the Bonus Plan to executive officers and other participants in the Bonus Plan in fiscal year 2014, using the same performance goals and achievement against those goals that were in effect under the fiscal year 2013 bonus program, but using fiscal year 2014 compensation levels.

Name of Individual or Group	Award
Guerrino De Luca	$-
Chairman of the Board of Directors
Bracken P. Darrell	-
President and Chief Executive Officer
L. Joseph Sullivan	-
Senior Vice President, Worldwide Operations
All executive officers, as a group	-
All non-executive members of the Board of Directors, as a group(1)	N/A
All employees who are not executive officers, as a group(2)	-
____________________

(1)	This group is not eligible to participate in the Bonus Plan.

(2)	As of June 30, 2013 there were 10 employees who are not executive officers that were selected to participate in the fiscal year 2014 bonus program. Estimated payments for non-executive officers in fiscal year 2014 were calculated based on accruals for the applicable fiscal year 2013 bonus program (for which no bonuses were paid in fiscal year 2013), adjusted for the increase in the number of participating employees in the bonus program in fiscal year 2014 over fiscal year 2013, and assuming the fiscal year 2014 performance funding is the same as that in fiscal year 2013.

     Actual awards, if any, paid to executive officers under the Bonus Plan for fiscal year 2014 will be calculated based on actual performance pursuant to the goals established by the Compensation Committee. For fiscal year 2014, the Compensation Committee selected performance goals based on a formula taking into account the participants’ base salaries and Logitech’s revenue and operating income/contribution margin for Logitech as a whole and, where applicable, the functional unit, segment, business group, product category, product or region over which the executive has responsibility. The Compensation Committee also has discretion to further decrease, but not increase, the award otherwise indicated under the pre-established formula.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” the proposal to approve the amendments to and restatement of the Management Performance Bonus Plan as it applies to Logitech executive officers.

Proposal 6

Authorization to Exceed 10% Holding of Own Share Capital

Proposal

     The Board of Directors proposes that shareholders authorize the Company to hold more than 10 percent of its own shares.

Explanation

     Under Swiss corporate law, shares that are repurchased are not automatically cancelled, but instead are held in the Company’s treasury pending either shareholder approval of their cancellation or re-use by the Company to cover delivery obligations, subject to certain time limits and procedures. Members of the Board of Directors may be exposed to personal liability under Swiss law for harm to the company as a result of it holding more than 10 percent of its own shares. Approval of this proposal may lessen the potential personal liability of the members of the Board of Directors in such a circumstance.

     At the Company’s 2012 Annual General Meeting, shareholders authorized the Company to hold more than 10 percent of its own shares, to the extent that the own shares exceeding the 10 percent ownership threshold are being repurchased with a view to being cancelled at the 2013 and/or 2014 Annual General Meetings of the Company. Since the November 11, 2011 approval by the Swiss Takeover Board and the SIX Swiss Exchange, the Company has been making repurchases under its stock repurchase program through a “second trading line” that permits the Company to comply with its obligations under the Swiss tax laws in connection with repurchasing shares above the 10 percent threshold.

     As of June 30, 2013, Logitech held approximately 8 percent of its own shares in its treasury and, under share repurchase plans authorized by the Board of Directors, the Company may acquire up to approximately US $4,434,788 of additional shares until August 10, 2013. If the Company continues repurchases under its current stock repurchase program or begins a new stock repurchase program, it may again accumulate shares in treasury approaching or exceeding 10 percent of its issued capital.

     In order to provide the Company with continued flexibility in the management of its capital, the Board of Directors seeks authorization to cause the Company to hold more than 10 percent of its own shares, to the extent that the shares exceeding the 10 percent ownership threshold are being repurchased, over a second trading line or otherwise, with a view to being cancelled. In the event of a negative vote on this proposal by shareholders, the Board of Directors will cause the Company not to exceed a 10 percent holding of its own shares.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions and not counting the votes of any member of the Board of Directors, any Logitech executive officers or any votes represented by Logitech.

Recommendation

     The Board of Directors recommends a vote “ FOR ” approval of the following resolution:

"The Company shall be authorized to hold more than 10 per cent of its own shares, to the extent that the own shares exceeding the 10 percent ownership threshold are being repurchased, over a second trading line or otherwise, with a view to being cancelled on the occasion of a reduction of share capital, to be proposed to the Annual General Meeting of the Company in 2014 and/or 2015."

Proposal 7

Release of the Board of Directors and Executive Officers from Liability for Activities during Fiscal Year 2013

Proposal

     The Board of Directors proposes that shareholders release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2013.

Explanation

     As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to release the members of the Board of Directors and the Executive Officers from liability for their activities during fiscal year 2013 that have been disclosed to shareholders. This release from liability exempts members of the Board of Directors or Executive Officers from liability claims brought by the Company or its shareholders on behalf of the Company against any of them for activities carried out during fiscal year 2013 relating to facts that have been disclosed to shareholders. Shareholders that do not vote in favor of the proposal, or acquire their shares after the vote without knowledge of the approval of this resolution, are not bound by the result for a period ending six months after the vote.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions and not counting the votes of any member of the Board of Directors, any Logitech executive officers or any votes represented by Logitech.

Recommendation

     The Board of Directors recommends a vote “FOR” the proposal to release the members of the Board of Directors and Executive Officers from liability for activities during fiscal year 2013.

Proposal 8

Elections to the Board of Directors

     Our Board of Directors is presently composed of nine members. Until last year, each director was elected for a term of three years. At the Company’s 2012 Annual General Meeting, shareholders approved a change such that each director, starting with the directors elected last year, will be subject to a term of one year. The members of the Board elected at the 2011 Annual General Meeting will remain in office until the expiry of their three-year term.

     At the recommendation of the Nominating Committee, the Board has nominated the eight individuals below to serve as directors for a one-year term, beginning in each case as of the Annual General Meeting on September 4, 2013. Seven of the nominees currently serve as members of the Board of Directors. Their current terms expire on the date of the Annual General Meeting on September 4, 2013. The eighth nominee, our new Chief Executive Officer as January 1, 2013, was recommended by the Nominating Committee of the Board and approved by the Board in June 2013 as a nominee for election to the Board. Mr. Erh-Hsun Chang, having served the Company in an officer and executive role for thirteen years and as a member of the Board for an additional seven years, has decided to retire and not to stand for re-election. Mr. Matthew Bousquette was elected for a three-year term at the 2011 Annual General Meeting and consequently will remain in office until the 2014 Annual General Meeting.

     There will be a separate vote on each nominee.

     If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual General Meeting, registered shareholders at the meeting or represented at the meeting by the Independent Representative or third parties may vote either for: (1) a substitute nominee designated by the present Board to fill the vacancy; or (2) another substitute nominee. Under Swiss law, Board members may only be appointed by shareholders; and so if there is no substitute nominee and the individuals below are elected, the Board will continue to be composed of nine members. The Board has no reason to believe that any of our nominees will be unwilling or unable to serve if elected as a director.

     For further information on the Board of Directors, including the current members of the Board, the Committees of the Board, the means by which the Board exercises supervision of Logitech’s executive officers, and other information, please see “Corporate Governance and Board of Directors Matters” below.

8.1 Re-election of Mr. Daniel Borel

     Proposal: The Board of Directors proposes that Mr. Daniel Borel be re-elected to the Board for a further one-year term.

     For biographical information and qualifications of Mr. Borel, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 24 below.

8.2 Re-election of Mr. Kee-Lock Chua

     Proposal: The Board of Directors proposes that Mr. Kee-Lock Chua be re-elected to the Board for a further one-year term.

     For biographical information and qualifications of Mr. Chua, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 25 below.

8.3 Re-election of Ms. Sally Davis

     Proposal: The Board of Directors proposes that Ms. Sally Davis be re-elected to the Board for a further one-year term.

     For biographical information and qualifications of Ms. Davis, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 25 below.

8.4 Re-election of Mr. Guerrino De Luca

     Proposal: The Board of Directors proposes that Mr. Guerrino De Luca be re-elected to the Board for a further one-year term.

     For biographical information and qualifications of Mr. De Luca, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 26 below.

8.5 Re-election of Mr. Didier Hirsch

     Proposal: The Board of Directors proposes that Mr. Didier Hirsch be re-elected to the Board for a further one-year term.

     For biographical information and qualifications of Mr. Hirsch, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 26 below.

8.6 Re-election of Mr. Neil Hunt

     Proposal: The Board of Directors proposes that Mr. Neil Hunt be re-elected to the Board for a further one-year term.

     For biographical information and qualifications of Mr. Hunt, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 26 below.

8.7 Re-election of Ms. Monika Ribar

     Proposal: The Board of Directors proposes that Ms. Monika Ribar be re-elected to the Board for a further one-year term.

     For biographical information and qualifications of Ms. Ribar, please refer to “Corporate Governance and Board of Directors Matters – Members of the Board of Directors” on page 27 below.

8.8 Election of Mr. Bracken P. Darrell

     Proposal: The Board of Directors proposes that the Company’s President and Chief Executive Officer, Mr. Bracken P. Darrell, be elected to the Board for a one-year term.

     Bracken P. Darrell joined Logitech as President in April 2012 and became Chief Executive Officer in January 2013. Prior to joining Logitech, Mr. Darrell served as President of Whirlpool EMEA and Executive Vice President of Whirlpool Corporation, a home appliance manufacturer and marketing company, from January 2009 to March 2012. Previously, Mr. Darrell had been Senior Vice President, Operations of Whirlpool EMEA from May 2008 to January 2009. From 2002 to May 2008, Mr. Darrell was with The Procter & Gamble Company (“P&G”), a consumer brand company, most recently as the President of its Braun GmbH subsidiary. Prior to rejoining P&G in 2002, Mr. Darrell served in various executive and managerial positions with General Electric Company from 1997 to 2002, with P&G from 1991 to 1997, and with PepsiCo Inc. from 1987 to 1989. Mr. Darrell currently serves on the Board of Trustees of Hendrix College. Mr. Darrell holds a BA degree from Hendrix College and an MBA from Harvard University. He is 50 years old and is a U.S. citizen.

     In addition to being the President and Chief Executive Officer of the Company, Mr. Darrell brings senior leadership, consumer brand marketing and global experience to the Board.

     Voting Requirement to Approve Proposals

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” the election to the Board of each of the above nominees.

Proposal 9

Re-election of PricewaterhouseCoopers S.A. as Logitech’s Auditors and Ratification of the Appointment of PricewaterhouseCoopers LLP as Logitech’s Independent Registered Public Accounting Firm for Fiscal Year 2014

Proposal

     The Board of Directors proposes that PricewaterhouseCoopers S.A. be re-elected as auditors of Logitech International S.A. for a one-year term and that the appointment of PricewaterhouseCoopers LLP as Logitech’s independent registered public accounting firm for fiscal year 2014 be ratified.

Explanation

     PricewaterhouseCoopers S.A., or PwC S.A., upon recommendation of the Audit Committee of the Board, is proposed for re-election for a further year as auditors for Logitech International S.A. PwC S.A. assumed its first audit mandate for Logitech in 1988.

     The Audit Committee has also appointed PricewaterhouseCoopers LLP, or PwC LLP, the U.S. affiliate of PwC S.A., as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2014 for purposes of U.S. securities law reporting. Logitech’s Articles of Incorporation do not require that shareholders ratify the appointment of PwC LLP as the Company’s independent registered public accounting firm. However, Logitech is submitting the appointment of PwC LLP to shareholders for ratification as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PwC LLP. Even if the appointment is ratified, the Audit Committee may, in its discretion, change the appointment during the year if the Committee determines that such a change would be in the best interests of Logitech and its shareholders.

     Information on the fees paid by Logitech to PwC S.A. and PwC LLP, as well as further information regarding PwC S.A. and PwC LLP, is set out below under the heading “Independent Auditors” and “Report of the Audit Committee.”

     A member of PwC S.A. will be present at the Annual General Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     Our Board of Directors recommends a vote “FOR” the re-election of PricewaterhouseCoopers S.A. as auditors of Logitech International S.A. and the ratification of the appointment of PricewaterhouseCoopers LLP as Logitech’s independent registered public accounting firm, each for the fiscal year ending March 31, 2014.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

     The Board of Directors is elected by the shareholders and holds the ultimate decision-making authority within Logitech, except for those matters reserved by law or by Logitech’s Articles of Incorporation to its shareholders or those that are delegated to the executive officers under the organizational regulations (also known as by-laws). The Board makes resolutions through a majority vote of the members present at the meetings. In the event of a tie, the vote of the Chairman decides.

     Logitech’s Articles of Incorporation set the minimum number of directors at three. We had nine members of the Board of Directors as of June 30, 2013. Mr. Erh-Hsun Chang, having served the Company in an officer and executive role for thirteen years and as a member of the Board for an additional seven years, has decided to retire and not to stand for re-election. Mr. Matthew Bousquette was elected for a three-year term at the 2011 Annual General Meeting and consequently will remain in office until the 2014 Annual General Meeting. If all of the nominees to the Board presented in Proposal 8 are elected, the Board will continue to have nine members.

BOARD OF DIRECTORS INDEPENDENCE

     The Board of Directors has determined that each of our directors and director nominees, other than Daniel Borel, Bracken Darrell and Guerrino De Luca, qualifies as independent in accordance with the published listing requirements of NASDAQ and Swiss corporate governance best practices guidelines. The Company’s independent directors include Matthew Bousquette, Erh-Hsun Chang, Kee-Lock Chua, Sally Davis, Didier Hirsch, Neil Hunt and Monika Ribar. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Logitech and Logitech’s management.

MEMBERS OF THE BOARD OF DIRECTORS

     The members of the Board of Directors, including their principal occupation, business experience, and qualifications, are set out below.

Daniel Borel 63 Years Old Director since 1988 Co-Founder and former Chief Executive Officer and Chairman, Logitech International S.A. Swiss national

Daniel Borel is a Logitech founder and served from May 1988 until January 1, 2008 as the Chairman of the Board. From July 1992 to February 1998, he also served as Chief Executive Officer. He has held various other executive positions with Logitech. He serves on the Board of Nestlé S.A. In addition, he serves on the Board of Fondation Defitech, a Swiss foundation which contributes to research and development projects aimed at assisting the disabled, is the Chairman of the Board of SwissUp, a Swiss educational foundation promoting higher learning, and serves as President of EPFL Plus, a Swiss foundation which raises funds for the Ecole Polytechnique Fédérale de Lausanne. Mr. Borel holds an MS degree in Computer Science from Stanford University in California and a BE degree in Physics from the Ecole Polytechnique Fédérale, Lausanne, Switzerland.

As a Logitech co-founder, and its former Chairman and Chief Executive Officer, Mr. Borel brings deep knowledge of and a passion for Logitech, its people and its products, as well as senior leadership, industry, technical, and global experience. As a director for Nestlé, Mr. Borel also provides cross-board experience.

Matthew Bousquette 54 Years Old Director since 2005 Former Chairman, EGI Holdings LLC U.S. national

Matthew Bousquette is the former Chairman of the Board of EGI Holdings LLC, a U.S.-based producer of giftware and home and garden décor products, a position he held from 2007 through 2012. He is the former president of the Mattel Brands business unit of Mattel, Inc. Mr. Bousquette joined Mattel as senior vice president of marketing in December 1993, and was promoted to successively more senior positions at Mattel, including general manager of Boys Toys in July 1995, executive vice president of Boys Toys in May 1998, president of Boys/Entertainment in March 1999, and president of Mattel Brands from February 2003 to October 2005. Mr. Bousquette’s previous experience included various positions at Lewis Galoob Toys, Inc., Teleflora and the Procter & Gamble Company. He serves on the Board of the District 181 Foundation, a foundation supporting initiatives that benefit local district students. Mr. Bousquette earned a BBA degree from the University of Michigan.

Mr. Bousquette brings senior leadership, strategic, financial and marketing expertise to the Board from his former position as chairman of a consumer products company, and his prior work as a senior executive at Mattel.

Mr. Bousquette currently serves on the Audit Committee and is Chair of the Compensation Committee. The Board of Directors has determined that he is an independent Director.

Erh-Hsun Chang 64 Years Old Director since 2006 Former Senior Vice President, Worldwide Operations and General Manager, Far East, Logitech Taiwan national

Erh-Hsun Chang has been a member of the Board of Directors since June 2006. Until April 2006, Mr. Chang was the Company’s Senior Vice President, Worldwide Operations and General Manager, Far East. Mr. Chang first joined Logitech in 1986 to establish its operations in Taiwan. After leaving the Company in 1988, he returned in 1995 as Vice President, General Manager, Far Eastern Area and Worldwide Operations. In April 1997, Mr. Chang was named Senior Vice President, General Manager, Far Eastern Area and Worldwide Operations. Mr. Chang’s other business experience includes tenure as Vice President, Manufacturing Consulting at KPMG Peat Marwick, a global professional services firm, between 1991 and 1995, and as Vice President, Sales and Marketing, Power Supply Division, of Taiwan Liton Electronics Ltd., a Taiwanese electronics company, in 1995. Mr. Chang holds a BS degree in Civil Engineering from Chung Yuang University, Taiwan, an MBA degree in Operations Management from the University of Dallas, and an MS degree in Industrial Engineering from Texas A&M University. Mr. Chang is also Vice Chairman of the Company’s subsidiary in Taiwan.

Having had an extensive career in operations, manufacturing, and sales and marketing, particularly in Taiwan and China, Mr. Chang brings senior leadership, manufacturing and operations experience, and substantial expertise in doing business in Taiwan and China.

Mr. Chang currently serves on the Audit Committee. The Board of Directors has determined that he is an independent Director.

Kee-Lock Chua 52 Years Old Director since 2000 President and Chief Executive Officer, Vertex Group Singapore national

Kee-Lock Chua is president and chief executive officer of the Vertex Group, a Singapore-headquartered venture capital group. Prior to joining the Vertex Group in September 2008, Mr. Chua was the president and an executive director of Biosensors International Group, Ltd., a developer and manufacturer of medical devices used in interventional cardiology and critical care procedures, from 2006 to 2008. Previously, from 2003 to 2006, Mr. Chua was a managing director of Walden International, a U.S.-headquartered venture capital firm. From 2001 to 2003, Mr. Chua served as deputy president of NatSteel Ltd., a Singapore industrial products company active in Asia Pacific. From 2000 until 2001, Mr. Chua was the president and chief executive officer of Intraco Ltd., a Singapore-listed trading and distribution company. Prior to joining Intraco, Mr. Chua was the president of MediaRing.com Ltd., a Singapore-listed company providing voice-over-Internet services. He serves on the Boards of SHC Capital Asia Ltd. and Yongmao Holdings Limited (where he is lead independent director), each a publicly traded company in Singapore. Mr. Chua holds a BS degree in Mechanical Engineering from the University of Wisconsin, and an MS degree in Engineering from Stanford University in California.

Mr. Chua has extensive investment and senior leadership experience, as a venture capitalist in Asia and the United States, and also as the former Chief Executive Officer of publicly-traded companies in Asia. He brings to the Board senior leadership, and financial and global expertise. As a director of public companies in Asia, and of private companies, he also provides cross-board experience.

Mr. Chua currently serves on the Compensation Committee and the Nominating Committee. He is also the Company’s Lead Independent Director. The Board of Directors has determined that he is an independent Director.

Sally Davis 59 Years Old Director since 2007 Former Chief Executive Officer, BT Wholesale British national

Sally Davis is the former Chief Executive of BT Wholesale, a division of BT Group responsible for providing telecommunications services and bandwidth to carriers and service providers globally, a position she held from 2007 until she retired in August 2011. She was the Chief Portfolio Officer of British Telecom from 2005 to 2007. She had previously held senior executive roles within BT since joining the company in 1999, including President, Global Products, Global Services from 2002 to 2005, President, BT Ignite Applications Hosting from 2001 to 2002 and Director, Group Internet and Multimedia from 1999 to 2001. Before joining BT, Ms. Davis held leading roles in several major communications companies, including Bell Atlantic in the United States and Mercury Communications in the United Kingdom. Ms. Davis is also a member of the Board of the Department for Transport, part of the UK government, a member of the Board of Telenor Group, a global mobile communications services company, and a member of the Executive Board of the British Broadcasting Corporation (BBC), a British public service broadcasting company. She holds a BA degree from and is a Fellow of University College, London.

Ms. Davis’ experience as a Chief Executive of a leading European telecommunications company, and her significant technology product strategy and product portfolio knowledge, provides the Board with expertise in senior leadership, technology, product strategy, and financial management.

Ms. Davis currently serves on the Audit Committee and the Nominating Committee. The Board of Directors has determined that she is an independent Director.

Guerrino De Luca 60 Years Old Director since 1998 Chairman of the Board of Directors of Logitech International S.A. Italian and U.S. national

Guerrino De Luca has served as Chairman of the Logitech Board of Directors since January 2008. Mr. De Luca served as Logitech’s Chief Executive Officer from April 2012 to January 2013 and as acting President and Chief Executive Officer from July 2011 to April 2012. Previously Mr. De Luca served as Logitech’s President and Chief Executive Officer from February 1998, when he joined the Company, to January 2008. Prior to joining Logitech, Mr. De Luca served as Executive Vice President of Worldwide Marketing for Apple Computer, Inc., a consumer electronics and computer company, from February 1997 to September 1997, and as President of Claris Corporation, a U.S. personal computing software vendor, from May 1994 to February 1997. Prior to joining Claris, Mr. De Luca held various positions with Apple in the United States and in Europe. Mr. De Luca holds a Laurea degree in Electronic Engineering from the University of Rome, Italy.

As Logitech’s Chairman and current and former Chief Executive Officer, Mr. De Luca brings significant senior leadership, industry, strategy, marketing and global experience to the Board and a deep passion for and commitment to Logitech, its people and its products.

Mr. De Luca currently is Chairman of the Board and serves on the Board Compensation Committee and the Nominating Committee.

Didier Hirsch 62 Years Old Director since 2012 Senior Vice President and Chief Financial Officer, Agilent Technologies, Inc. French national

Didier Hirsch is the Senior Vice President and Chief Financial Officer of Agilent Technologies, Inc., a measurement company and a technology leader in chemical analysis, life sciences, diagnostics, electronics and communications. He has been with Agilent since 1999, and served as its Chief Accounting Officer from November 2007 to July 2010 and interim Chief Financial Officer from April 2010 until being promoted to his current position in July 2010. Mr. Hirsch also served Agilent as its Vice President, Corporate Controllership and Tax from 2006 until July 2010, Vice President and Controller from April 2003 to October 2006, and Vice President and Treasurer from September 1999 to April 2003. Mr. Hirsch had joined Hewlett-Packard Company in 1989, and served as Director of Finance and Administration of Hewlett-Packard Europe, Middle East and Africa (EMEA) from 1996 to 1999, Director of Human Resources of Hewlett-Packard EMEA from 1998 to 1999, Director of Finance and Administration of Hewlett-Packard Asia Pacific from 1993 to 1996, and Director of Finance and Administration of Hewlett-Packard France from 1989 to 1993. Prior to Hewlett-Packard, Mr. Hirsch worked in finance positions with Valeo Inc., Gemplus S.C.A., SGS-Thomson Microelectronics, I.B.H. Holding S.A., Bendix Corporation and Ford Motor Company. He serves on the Board of International Rectifier, a New York Stock Exchange (NYSE)-listed supplier of advanced power management technology. Mr. Hirsch holds an MS degree in Computer Sciences from Toulouse University and an MS degree in Industrial Administration from Purdue University.

As Chief Financial Officer of a leading public technology company, and with significant finance expertise developed over several decades at technology and manufacturing companies in the U.S.A., EMEA and Asia Pacific, Mr. Hirsch brings senior leadership, finance (including U.S. GAAP), technology and global experience to the Board.

Mr. Hirsch currently serves on the Audit Committee. The Board of Directors has determined that he is an independent Director.

Neil Hunt 51 Years Old Director since 2010 Chief Product Officer, Netflix, Inc. U.K. and U.S. national

Neil Hunt is the Chief Product Officer of Netflix, Inc., a California-based company offering the world’s largest subscription service streaming movies and TV episodes over the Internet and sending DVDs by mail. He has been with Netflix since 1999, and served as its Vice President, Internet Engineering from 1999 until being promoted to his current position in 2002. From 1997 to 1999, Mr. Hunt was Director of Engineering for Rational Software, a California-based maker of software development tools, and he served in engineering roles at predecessor companies from 1991 to 1997. Mr. Hunt is a member of the Board of Directors of Simply Hired, Inc., a private online job listings company. Mr. Hunt holds a Doctorate in Computer Science from the University of Aberdeen, U.K. and a Bachelors degree from the University of Durham, U.K.

Mr. Hunt’s significant expertise in technology, product development leadership and strategy, and his experience as a member of the senior leadership of a leading digital delivery company, provides the Board with expertise in technology, product strategy, and senior leadership.

Mr. Hunt currently serves on the Compensation Committee. The Board of Directors has determined that he is an independent Director.

Monika Ribar 53 Years Old Director since 2004 President and Chief Executive Officer, Panalpina Group Swiss national

Monika Ribar is the President and Chief Executive Officer of the Panalpina Group, a Swiss freight forwarding and logistics services provider. She has held that position since October 2006. Ms. Ribar has been a member of Panalpina’s Executive Board since February 2000, and served as Panalpina’s Chief Financial Officer from June 2005 to October 2006, and as its Chief Information Officer from February 2000 to June 2005. From June 1995 to February 2000, she served as Panalpina’s Corporate Controller, and from 1991 to 1995 served in project management positions at Panalpina. Prior to joining Panalpina, Ms. Ribar worked at Fides Group (now KPMG Switzerland), a professional services firm, serving as Head of Strategic Planning, and was employed by the BASF Group, a German chemical products company. She also serves on the Boards of SIKA AG, a SIX Swiss Exchange-listed supplier of specialty chemical products and industrial materials, and Swiss International Air Lines Ltd., the flag carrier airline of Switzerland. Ms. Ribar holds a Masters degree in Economics and Business Administration from the University of St. Gallen, Switzerland.

Ms. Ribar has significant executive experience with the strategic, financial, and operational requirements of companies with global operations, and brings to our Board senior leadership, logistics industry, global and financial experience. As a member of another public company board, Ms. Ribar also provides cross-board experience.

Ms. Ribar currently serves as Chair of the Audit Committee. The Board of Directors has determined that she is an independent Director.

     Other than the current employment and involvement noted above, no other Logitech Board member currently has material supervisory, management, or advisory functions outside Logitech. None of the Company’s directors holds any official functions or political posts.

ELECTIONS TO THE BOARD OF DIRECTORS

     Directors are elected at the Annual General Meeting of Shareholders, upon proposal of the Board of Directors. The proposals of the Board of Directors are made following recommendations of the Nominating Committee.

Shareholder Recommendations and Nominees

     Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders, including a nominee for election to the Board of Directors. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. Demands by registered shareholders to place an item on the agenda of a meeting of shareholders should be sent to: Secretary to the Board of Directors, Logitech International S.A., EPFL - Quartier de l’Innovation, Daniel Borel Innovation Center 1015 Lausanne, Switzerland, or c/o Logitech Inc., 7600 Gateway Boulevard, Newark, CA 94560, USA.

     Under the Company’s Articles of Incorporation only registered shareholders are recognized as shareholders of the company. As a result, beneficial shareholders do not have a right to place an item on the agenda of a meeting, regardless of the number of shares they hold. For information on how beneficial shareholders may become registered shareholders, see “Questions and Answers about the Logitech 2013 Annual General Meeting - If I am not a registered shareholder, can I attend and vote at the meeting?”

     If the agenda of a general meeting of shareholders includes an item calling for the election of directors, any registered shareholder may propose a candidate for election to the Board of Directors before or at the meeting.

     The Nominating Committee does not have a policy on consideration of recommendations for candidates to the Board of Directors from registered shareholders. The Nominating Committee considers it appropriate not to have a formal policy for consideration of such recommendations because the evaluation of potential members of the Board of Directors is by its nature a case-by-case process, depending on the composition of the Board at the time, the needs and status of the business of the Company, and the experience and qualification of the individual. Accordingly, the Nominating Committee would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such properly submitted nominee in consideration of the membership criteria set forth under “Board Composition” below. Shareholder recommendations to the Board of Directors should be sent to the above address.

Board Composition

     The Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. The Nominating Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. Similarly, the Nominating Committee does not have a formal policy on considering diversity in identifying candidates for election or re-election to the Board of Directors. However, we do not expect or intend that each director will have the same background, skills, and experience; we expect that Board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board as a whole in its oversight and advice concerning our business and operations.

     The review and assessment of Board candidates and the current membership of the Board by the Nominating Committee and the Board includes numerous diverse factors, such as: independence; understanding of and experience in technology, finance, and marketing; international experience; age; and gender and ethnic diversity. The priorities and emphasis of the Nominating Committee and of the Board with regard to these factors change from time to time to take into account changes in Logitech’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

     Listed below are key skills and experience that we currently consider important for our directors to have in light of our current business and structure. We do not expect each director to possess every attribute. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

  Senior Leadership Experience. Directors who have served in senior leadership positions are important to Logitech, because they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level.

  Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Logitech’s structure, financial reporting, and internal control of such activities.

  Industry and Technical Expertise. Because we develop and manufacture hardware and software products, ship them worldwide, and sell to both major computer manufacturers and consumer electronics distributors and retailers, expertise in hardware and software, and experience in supply chain, manufacturing and consumer products is useful in understanding the opportunities and challenges of our business and in providing insight and oversight of management.

  Brand Marketing Expertise. Because we are a consumer products company, directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

  Global Expertise. Because we are a global organization with research and development, and sales and other offices in many countries, directors with global expertise, particularly in Europe and Asia, can provide a useful business and cultural perspective regarding many significant aspects of our business.

Identification and Evaluation of Nominees for Directors

     Our Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. Our Nominating Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective Committees of the Board of Directors and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating Committee through shareholders, management, current members of the Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Committee deems appropriate, including the use of paid third parties to review candidates.

TERMS OF OFFICE OF DIRECTORS

     Each director is elected individually by a separate vote of shareholders. Until last year, each director was elected for a term of three years. At the Company’s 2012 Annual General Meeting, shareholders approved a change such that each director, starting with the directors elected last year, will be subject to a term of one year. The members of the Board elected at the 2011 Annual General Meeting will remain in office until the expiry of their three-year terms. Each director is eligible for re-election until his or her seventieth birthday. Directors may not seek reelection after they have reached 70 years of age, unless the Board of Directors adopts a resolution to the contrary. A member of the Board who reaches 70 years of age during the term of his or her directorship may remain a director until the expiration of the term. A director’s term of office as Chairman coincides with his or her term of office as a director. A director may be indefinitely re-elected as Chairman, subject to the age limit mentioned above.

     The year of appointment and remaining term of office as of March 31, 2013 for each Director are as follows:

Name	Year First Appointed	Year Current Term Expires
Daniel Borel (1) (3)	1988	Annual General Meeting 2013
Matthew Bousquette (1)	2005	Annual General Meeting 2014
Erh-Hsun Chang (1) (4)	2006	Annual General Meeting 2013
Kee-Lock Chua (1) (3)	2000	Annual General Meeting 2013
Sally Davis (1) (3)	2007	Annual General Meeting 2013
Guerrino De Luca (2) (3)	1998	Annual General Meeting 2013
Didier Hirsch (1) (3)	2012	Annual General Meeting 2013
Neil Hunt (1) (3)	2010	Annual General Meeting 2013
Monika Ribar (1) (3)	2004	Annual General Meeting 2013
____________________

(1)	Non-executive member of the Board of Directors.

(2)	Executive member of the Board of Directors.

(3)	The term of each of these directors expires at the 2013 Annual General Meeting, and each is being presented for re-election to the Board of Directors at that meeting.

(4)	Mr. Chang is retiring, effective as of the 2013 Annual General Meeting, and is not standing for re-election.

BOARD RESPONSIBILITIES AND STRUCTURE

     The Board of Directors is responsible for supervising the management of the business and affairs of the Company. In addition to the non-transferable powers and duties of boards of directors under Swiss law, the Logitech Board of Directors also has the following responsibilities:

  the signatory power of its members;

  the approval of the budget submitted by the Chief Executive Officer;

  the approval of investments or acquisitions of more than $10 million in the aggregate not included in the approved budgets;

  the approval of any expenditure of more than US $10 million not specifically identified in the approved budgets; and

  the approval of the sale or acquisition, including related borrowings, of the Company’s real estate.

     The Board of Directors has delegated the management of the Company to the Chief Executive Officer and the executive officers, except where Swiss law or the Company’s Articles of Incorporation or Organizational Regulations (By-Laws) provide differently.

Board Leadership Structure

     The Board has since 1997 had a general practice that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. Since 1997, the Chairman has been a former Chief Executive Officer of the Company and has served as a full-time senior executive. Logitech believes that there are advantages to having a former Chief Executive Officer as Chairman, for matters such as: leadership continuity; day-to-day assistance to and oversight of the Chief Executive Officer and other executive officers; and facilitating communications and relations between the Board, the Chief Executive Officer, and other senior management.

     Mr. De Luca, the Company’s former Chief Executive Officer and current Chairman, has served in that role since January 2008. On July 27, 2011, Mr. De Luca assumed the role of acting President and Chief Executive Officer, in addition to continuing his duties as Chairman, at the request of the Board of Directors. The Board appointed Bracken Darrell as President as of April 9, 2012, and he became the Chief Executive Officer as of January 1, 2013. The Board considered the holding of both the Chairman and Chief Executive Officer positions by Mr. De Luca as a temporary arrangement, and returned to its general practice of the positions being held by separate persons upon the appointment of Mr. Darrell as Chief Executive Officer.

     The Chairman of the Board is appointed on an annual basis, at the Board meeting coinciding with the Annual General Meeting of Shareholders. The Secretary of the Board of Directors is also appointed at the same meeting. As of June 30, 2013, the Secretary was Ms. Catherine Valentine, the Company’s Vice President, Legal and General Counsel.

Role of the Chairman and of the Chief Executive Officer

     The Chairman assumes a leading role in mid- and long-term strategic planning and the selection of top-level management, and he supports major transaction initiatives of Logitech.

     The Chief Executive Officer manages the day-to-day operations of Logitech, with the support of the other executive officers. The Chief Executive Officer has, in particular, the following powers and duties:

  defining and implementing short and medium term strategies;

  preparing the budget, which must be approved by the Board of Directors;

  reviewing and certifying the Company’s annual report;

  appointing, dismissing and promoting any employees of Logitech other than executive officers and the head of the internal audit function;

  taking immediate measures to protect the interests of the Company where a breach of duty is suspected from executive officers until the Board has decided on the matter;

  carrying out Board resolutions;

  reporting regularly to the Chairman of the Board of Directors on the activities of the business;

  preparing supporting documents for resolutions that are to be passed by the Board of Directors; and

  deciding on issues brought to his attention by executive officers.

     The detailed authorities and responsibilities of the Board of Directors, the Chief Executive Officer and the executive officers are set out in the Company’s Articles of Incorporation and Organizational Regulations. Please refer to http://ir.logitech.com for copies of these documents.

Lead Independent Director

     As appointed by the Board, Mr. Chua serves as Lead Independent Director. The responsibilities of the Lead Independent Director include chairing meetings of the non-executive directors and serving as the presiding director in performing such other functions as the Board may direct. The Lead Independent Director generally is elected annually by the Independent Directors.

Means by Which the Board of Directors Supervises Executive Officers

     The Board of Directors is regularly informed on developments and issues in Logitech’s business, and monitors the activities and responsibilities of the executive officers in various ways.

  At each regular Board meeting the Chief Executive Officer reports to the Board of Directors on developments and important issues. The Chief Executive Officer also provides regular updates to the Board members regarding Logitech’s business between the dates of regular Board meetings.

  The offices of Chairman and Chief Executive Officer are generally separated, to help ensure balance between leadership of the Board and leadership of the day-to-day management of Logitech.

  Executive officers and other members of senior management, at the invitation of the Board, attend portions of meetings of the Board and its Committees to report on the financial results of Logitech, its operations, performance and outlook, and on areas of the business within their responsibility, as well as other business matters. For further information on participation by executive officers and other members of senior management in Board and Committee meetings please refer to “Board Committees” below.

  There are regular quarterly closed sessions of the non-executive, independent members of the Board of Directors, led by the Lead Independent Director, where Logitech issues are discussed without the presence of executive or non-independent members of the Board or executive officers.

  The Board holds quarterly closed sessions, where all Board members meet without the presence of non-Board members, to discuss matters appropriate to such sessions, including organizational structure and the hiring and mandates of executive officers.

  There are regularly scheduled reviews at Board meetings of Logitech strategic and operational issues, including discussions of issues placed on the agenda by the non-executive members of the Board of Directors.

  The Board reviews and approves significant changes in Logitech’s structure and organization, and is actively involved in significant transactions, including acquisitions, divestitures and major investments.

  All non-executive Board members have access, at their request, to all internal Logitech information.

  The head of the Internal Audit function reports to the Audit Committee.

The Board’s Role in Risk Oversight

     One of the Board’s functions is oversight of risk management at Logitech. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s Committees.

     The largest risk in any business typically is that the products and services it offers will not be met by customer demand, because of poor strategy, poor execution, lack of competitiveness, or some combination of these or other factors. The Board implements its risk oversight responsibilities, at the highest level, through regular reviews of the Company’s business, product strategy and competitive position, and through management and organizational reviews, evaluations and succession planning.

     Within the broad strategic framework established by the Board, management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk.

     The Board’s risk oversight role is implemented at the full Board level, and also in individual Board Committees. The full Board receives specific reports on enterprise risk management, in which the identification and control of risk are the primary topics of the discussion. Presentations and other information for the Board and Board Committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the Company. The Compensation Committee oversees issues related to the design and risk controls of compensation programs. The Audit Committee oversees issues related to internal control over financial reporting and Logitech’s risk tolerance in cash-management investments. The Board’s role in oversight does not have a direct impact on the Board’s leadership structure, which is discussed above.

Board Meetings

     The Chairman sets the agenda for Board meetings, in coordination with the Chief Executive Officer. Any member of the Board of Directors may request that a meeting of the Board be convened. The directors receive materials in advance of Board meetings allowing them to prepare for the handling of the items on the agenda.

     The Chairman and Chief Executive Officer recommend executive officers or other members of senior management who, at the invitation of the Board, attend portions of each quarterly Board meeting to report on areas of the business within their responsibility. Infrequently, the Board may also receive reports from external consultants such as executive search or succession experts or outside legal experts to assist the Board on matters it is considering.

     Each regularly scheduled quarterly Board meeting lasts a full day to a day-and-a-half and all directors participate in person except in special individual circumstances. Additional meetings of the Board may be held by telephone or video-conference and the duration of such meetings varies depending on the subject matters considered.

Emergency Resolutions

     In case of emergency, the Chairman of the Board may have the power to pass resolutions which would otherwise be the responsibility of the Board. Decisions by the Chairman of the Board made in this manner are subject to ratification by the Board of Directors at its next meeting or by way of written consent. No such emergency resolutions were passed during fiscal year 2013.

Independent Director Sessions

     The Board of Directors has adopted a policy of regularly scheduled sessions of Board meetings where the independent directors meet to consider matters without management or non-independent directors present. During fiscal year 2013, separate sessions of the independent directors were held at four separate meetings.

Board Effectiveness

     Our Board of Directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

BOARD COMMITTEES

     The Board has standing Audit, Compensation, and Nominating Committees and a Committee for Board Compensation to assist the Board in carrying out its duties. At each quarterly Board meeting each applicable Board Committee reports to the full Board on the substance of the Committee’s meetings, if any, during the quarter.

     Each Committee has a written charter approved by the Board. The chair of each Committee determines the Committee’s meeting agenda. The Board Committee members receive materials in advance of Committee meetings allowing them to prepare for the meeting. The Charters of each Board Committee are available on Logitech’s Investor Relations website at http://ir.logitech.com. Each of the Audit, Compensation and Nominating Committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work. The members of the Committees are identified in the following table.

Director	Audit	Compensation	Nominating	Board Compensation
Daniel Borel
Matthew Bousquette	X	Chair
Erh-Hsun Chang	X
Kee-Lock Chua		X	X
Sally Davis	X		X
Guerrino De Luca			Chair	Chair
Didier Hirsch	X
Neil Hunt		X
Monika Ribar	Chair

Attendance at Board, Committee and Annual Shareholders’ Meetings

     In fiscal year 2013 the Board met fourteen times, eight of which were regularly scheduled meetings. In addition, the Audit Committee met eight times, the Compensation Committee met five times, the Nominating Committee met one time, and the Committee for Board Compensation met two times. In addition to its meetings, the Board took five actions for approval by written consent during fiscal year 2013. We expect each director to attend each meeting of the Board and the Committees on which he or she serves, and also expect them to attend the Annual General Meeting of shareholders. Each director attended the 2012 Annual General Meeting. All directors attended at least 75% of the meetings of the Board and the Committees on which he or she served. Detailed attendance information for Board and Board Committee meetings during fiscal year 2013 is as follows:

	Board of Directors	Audit Committee	Compensation Committee	Nominating Committee	Committee for Board Compensation
# of meetings held	14	8	5	1	2

Daniel Borel	12
Matthew Bousquette	14	8	5
Erh-Hsun Chang	14	8
Kee-Lock Chua	14		5	1
Sally Davis	13	8		1
Guerrino De Luca	14			1	2
Didier Hirsch (1)	9	3
Neil Hunt	14		5
Richard Laube (2)	4		3
Monika Ribar	14	8
____________________

(1)	Mr. Hirsch joined the Board and the Audit Committee as of the Annual General Meeting on September 5, 2012, and attended all nine of the Board meetings and three of the four Audit Committee meetings that were held after that date. Prior to joining the Audit Committee, he attended one of the Committee meetings as an observer.

(2)	Mr. Laube resigned from the Board as of the Annual General Meeting on September 5, 2012, and attended four of the five Board meetings and two of the three Compensation Committee meetings that were held on or prior to that date.

Audit Committee

     The Audit Committee is appointed by the Board to assist the Board in monitoring the Company’s financial accounting, controls, planning and reporting. It is composed of only non-executive, independent Board members. Among its duties, the Audit Committee:

  reviews the adequacy of the Company’s internal controls;

  reviews the independence, fee arrangements, audit scope, and performance of the Company’s independent auditors, and recommends the appointment or replacement of independent auditors to the Board of Directors;

  reviews and approves all non-audit work to be performed by the independent auditors;

  reviews the scope of Logitech’s internal auditing and the adequacy of the organizational structure and qualifications of the internal auditing staff;

  reviews, before release, the quarterly results and interim financial data;

  reviews with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s guidelines and policies with respect to risk assessment and risk management; and

  reviews, before release, the audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s annual reporting, and recommends that the Board of Directors submit these items to the shareholders’ meeting for approval.

     The Audit Committee currently consists of Ms. Ribar, Chairperson, Mr. Bousquette, Mr. Chang, Ms. Davis and Mr. Hirsch. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NASDAQ Stock Market listing standards and the applicable rules and regulations of the SEC. In addition, the Board has determined that Ms. Ribar, Mr. Bousquette and Mr. Hirsch are audit committee financial experts as defined by the applicable rules and regulations of the SEC.

     The Audit Committee met eight times in fiscal year 2013. Four meetings were held in person on the day prior to the regularly scheduled quarterly Board meeting, for two-and-a-half to three-and-a-half hours, and four were held by telephone, for approximately an hour, preceding the Company’s quarterly report of financial results. The Committee received reports and presentations before the meetings in order to allow them time to prepare adequately. At the Committee’s invitation, the Company’s Chief Financial Officer, Corporate Controller, Vice President of Internal Audit and General Counsel or Associate General Counsel attended each meeting, and representatives from the Company’s independent auditors, PricewaterhouseCoopers, also attended each meeting. Other members of management also participated in certain meetings. Four meetings also included separate sessions with representatives of the independent auditors and with the Chief Financial Officer, and three meetings included a separate session with the head of Internal Audit.

Compensation Committee

     The Compensation Committee reviews and approves, or recommends to the Board for approval, the compensation of executive officers and Logitech’s compensation policies and programs, including share-based compensation programs and other incentive-based compensation. Within the guidelines established by the Board and the limits set forth in the Company’s employee equity incentive plans, the Compensation Committee also has the authority to grant equity incentive awards to employees without further Board approval. The Committee is composed of only non-executive, independent Board members.

     The Compensation Committee currently consists of Mr. Bousquette, Chairman, Mr. Chua and Mr. Hunt. Mr. Laube participated as a member of the Committee until his resignation as of the Annual General Meeting on September 5, 2012. The Board of Directors has determined that each member of the Committee meets the independence requirements of the NASDAQ Stock Market listing standards.

     The Compensation Committee met five times in fiscal year 2013. At the Committee’s invitation, the Company’s Vice President of Worldwide Human Resources and the Senior Director of Worldwide Compensation & Benefits attended each meeting, and the Committee’s independent advisor from Radford Consulting attended two meetings. All five meetings were held in person and each meeting lasted for one to two hours. In addition to its meetings, the Committee took thirteen actions for approval by written consent during fiscal year 2013.

     Please refer to the Company’s Compensation Report for further information on the Compensation Committee’s criteria and process for evaluating executive compensation.

Committee for Board Compensation

     The Committee for Board Compensation establishes the compensation of the non-executive directors. This Committee currently consists of Mr. De Luca. The Committee for Board Compensation met two times in fiscal year 2013. The meetings were held in person and lasted up to approximately one hour. At the Committee’s invitation, the Company’s Senior Director of Worldwide Compensation & Benefits attended the meetings.

Nominating Committee

     The Nominating Committee is composed of at least three members, with the Chairman of the Board acting as chair for this Committee and the other two members being non-executive, independent directors. Among its duties, the Nominating Committee:

  evaluates the composition of the Board of Directors and its Committees, determines future requirements and makes recommendations to the Board of Directors for approval;

  determines on an annual basis the desired Board qualifications and expertise and conducts searches for potential directors with these attributes;

  evaluates and makes recommendations of nominees for election to the Board of Directors; and

  evaluates and makes recommendations to the Board concerning the appointment of directors to Board Committees and the selection of Board Committee chairs.

     The Nominating Committee may and typically does retain an executive search firm to assist with the identification and evaluation of prospective Board nominees based on criteria established by the Committee. For information on the Nominating Committee’s policies with respect to director nominations please see “Elections to the Board of Directors” above.

     The Nominating Committee currently consists of Mr. De Luca, Chairman, Mr. Chua and Ms. Davis. Mr. De Luca is not an independent director under applicable NASDAQ rules. The Board of Directors has determined that Mr. Chua and Ms. Davis meet the independence requirements of the NASDAQ Stock Market listing standards. Upon the Committee’s recommendation of nominees for election to the Board of Directors, the nominees are presented to the full Board. Nominees are then selected by a majority of the independent members of the Board. The Nominating Committee met once in fiscal year 2013. The meeting was held in person and lasted approximately one hour.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee has been an officer or employee of Logitech. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Shareholders may contact the Board of Directors about bona fide issues or questions about Logitech by sending an email to generalcounsel@logitech.com or by writing the Corporate Secretary at the following address:

Logitech International S.A.
Attn: Corporate Secretary
EPFL - Quartier de l’Innovation Daniel Borel Innovation Center
1015 Lausanne, Switzerland

All such shareholder communications will be forwarded to the appropriate member or members of the Board of Directors or, if none is specified, to the Chairman of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AS OF JUNE 30, 2013

     In accordance with the proxy statement rules under U.S. securities laws, the following table shows the number of our shares beneficially owned as of June 30, 2013 by:

  each person or group known by Logitech, based on filings pursuant to Section 13(d) or (g) under the U.S. Securities Exchange Act of 1934 or notifications to the Company under applicable Swiss laws, to own beneficially more than 5% of our outstanding shares as of June 30, 2013;

  each director and each nominee for director;

  the persons named in the Summary Compensation Table in the Compensation Report (the “named executive officers”); and

  all directors and current executive officers as a group.

Beneficial Owner (1)	Number of Shares Owned(2)	Shares that May be Acquired Within 60 Days (3)	Total Beneficial Ownership	Total as a Percentage of Shares Outstanding (4)
5% Shareholders:
Capital Research Global Investors (5)	16,410,000	-	16,410,000	10.3%
Morgan Stanley, The Corporation Trust Company (6)	11,854,664	-	11,854,664	7.4%
Daniel Borel (7)	10,584,344	-	10,584,344	6.6%

Directors, not including the Chairman or the CEO:
Daniel Borel (7)	10,584,344	-	10,584,344	6.6%
Matthew Bousquette	29,112	75,000	104,112	*
Erh-Hsun Chang	176,638	319,000	495,638	*
Kee-Lock Chua	48,403	15,000	63,403	*
Sally Davis	47,245	30,000	77,245	*
Neil Hunt	16,612	-	16,612	*
Richard Laube (8)	105,228	-	105,228	*
Monika Ribar	30,504	95,000	125,504	*
Didier Hirsch (9)	-	-	-	*

Named Executive Officers:
Guerrino De Luca	164,018	580,000	744,018	*
Bracken P. Darrell (10)	49,357	125,000	174,357	*
Erik K. Bardman (11)	20,435	75,000	95,435	*
Werner Heid (12)	24,390	-	24,390	*
Junien Labrousse (13)	54,107	527,500	581,607	*
L. Joseph Sullivan	23,990	246,250	270,240	*
Current Directors and Executive Officers, as a Group (11)	11,170,223	1,485,250	12,655,473	7.9%
____________________

*	Less than 1%

(1)	Unless otherwise indicated, the address for each beneficial owner listed in this table is c/o Logitech International S.A., Rue du Sablon 2-4 Morges, Switzerland / 7600 Gateway Boulevard, Newark, California 94560.

(2)

To Logitech's knowledge, except as otherwise noted in the footnotes to this table, each director and executive officer has sole voting and investment power over the shares reported as beneficially owned in accordance with SEC rules, subject to community property laws where applicable.

(3)

Includes shares represented by vested, unexercised options as of June 30, 2013 and options and restricted stock units that are expected to vest within 60 days after June 30, 2013. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options or restricted stock units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Based on 159,317,532 shares outstanding on June 30, 2013 (173,106,620 shares outstanding less 13,789,088 treasury shares outstanding).

(5)

Based on information set forth in a Schedule 13G filed with the SEC on February 13, 2013 by Capital Research Global Investors, a division of Capital Research and Management Company (CRMC), reporting ownership of Logitech's shares as of December 31, 2013, and indicating sole investment and voting power with respect to all of the shares. According to the filing, Capital Research Global Investors is deemed to be the beneficial owner of 16,410,000 shares as a result of CRMC acting as investment advisor to various investment companies. The address of the entities affiliated with CRMC is 333 South Hope Street, Los Angeles, California 90071.

(6)

On July 16, 2013, Morgan Stanley, The Corporation Trust Company notified us that as of July 10, 2013 Morgan Stanley, The Corporation Trust Company and its subsidiaries held 11,854,664 shares. The address of Morgan Stanley/The Corporation Trust Company is 1209 Orange Street, Wilmington, Delaware 19801.

(7)

The number of shares held by Mr. Borel includes (a) 53,000 shares held by a charitable foundation, of which Mr. Borel and other members of his family are board members and (b) 6,500 shares held by Mr. Borel's spouse. As of June 30, 2013, Mr. Borel's indicated sole investment and voting power with respect to 10,524,844 shares, shared investment power with respect to 59,500 shares and shared voting power with respect to 53,000 shares.

(8)	Mr. Richard Laube resigned as a director of the Company as of the Annual General Meeting in September 2012.

(9)	Mr. Didier Hirsch was first elected as a director of the Company at the Annual General Meeting in September 2012.

(10)	Mr. Bracken P. Darrell joined the Company as President on April 9, 2012. Mr. Darrell assumed the role of Chief Executive Officer in January 2013.

(11)	Mr. Erik Bardman resigned as an executive officer of the Company in April 2013.

(12)	Mr. Werner Heid resigned as an executive officer of the Company in April 2012.

(13)

Mr. Junien Labrousse was the Senior Vice President, Products and President, Logitech Europe until April 22, 2012. In connection with a restructuring, he ceased to be an executive officer as of April 22, 2012.

SHARE OWNERSHIP GUIDELINES

     Members of the Board of Directors and executive officers and other officers who report directly to the Chief Executive Officer or President are subject to share ownership guidelines.

     Directors are required to own at least 5,000 Logitech shares under guidelines adopted by the Board in June 2006. Directors are required to achieve this ownership within three years of joining the Board, or, in the case of directors serving at the time the guidelines were adopted, within three years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any share splits or other capital adjustments, and will be re-evaluated by the Board from time to time. As of June 30, 2013, each director had either satisfied these ownership guidelines or had time remaining to do so.

     The Compensation Committee adopted share ownership guidelines for executive officers and other officers who report directly to the Chief Executive Officer or President effective September 2008. These guidelines now apply to executive officers and other officers who report directly to the Chairman or Chief Executive Officer. These guidelines require the Chief Executive Officer to hold a number of Logitech shares with a market value equal to 3 times his annual base salary. Officers who report to the Chairman or Chief Executive Officer must hold a number of Logitech shares with a market value equal to 2 times annual base salary. Officers subject to the guidelines are required to achieve the guideline within three years of being appointed to the position making them subject to the guideline, or, in the case of such officers serving at the time the guidelines were adopted, within three years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any share splits or other capital adjustments, and will be re-evaluated by the Compensation Committee from time to time. Up to 50% of the guideline may be met through the net value of vested, unexercised stock options. If the guideline is not met within 3 years, the Chief Executive Officer must hold 100% of his after-tax shares resulting from option exercises or other equity incentive awards until the guideline is reached, and all other Chairman or Chief Executive Officer direct reports must hold at least 50% of the net shares resulting from option exercises or other equity incentive awards until the guideline is reached. As of July 2, 2013, nine of the eleven executive officers and other officers who report directly to the Chairman or Chief Executive Officer had either satisfied these ownership guidelines or had time remaining to do so.

     To support our goal of Logitech’s executive officers holding meaningful amounts of Logitech stock, in June 2011, the Compensation Committee adopted a provision, applicable to executive officers and Chairman or Chief Executive Officer direct reports who have not met at least 75% of their stock ownership targets within three years of being subject to the ownership requirements, to pay a portion, increasing over time, of any earned bonus under the annual incentive bonus program in Logitech shares. These shares will be subject to the holding requirements noted above. In fiscal year 2013, this provision was not used, as no bonuses were earned under the annual incentive bonus program.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OUR POLICIES

     It is our policy that all employees must not engage in any activities which could conflict with Logitech’s business interests, which could adversely affect its reputation or which could interfere with the fulfillment of the responsibilities of the employee’s job, which at all times must be performed in the best interests of Logitech. In addition, Logitech employees may not use their position with Logitech, or Logitech’s information or assets, for their personal gain or for the improper benefit of others. These policies are included in our Conflict of Interest and Business Ethics Policy, which covers our directors, executive officers and other employees. If in a particular circumstance the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Audit Committee.

NASDAQ RULES AND SWISS BEST CORPORATE GOVERNANCE PRACTICES

     NASDAQ rules defining “independent” director status also govern conflict of interest situations, as do Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. As discussed above, the Board of Directors has determined that each of our directors and nominee to be a director, other than Mr. Borel, Mr. Darrell and Mr. De Luca, qualifies as “independent” in accordance with the NASDAQ rules. The NASDAQ rules include a series of objective tests that would not allow a director to be considered independent if the director has or has had certain employment, business or family relationships with the company. The NASDAQ independence definition also includes a requirement that the Board review the relations between each independent director and the company on a subjective basis. In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

SEC RULES

     In addition to the Logitech and NASDAQ policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving Logitech and a director or executive officer or persons and entities affiliated with them. Since April 1, 2012, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed US $120,000 and in which any current director, director nominee, executive officer, holder of more than 5% of our shares, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest. We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Swiss and California law.

     None of the following persons has been indebted to Logitech or its subsidiaries at any time since the beginning of fiscal year 2013: any of our directors or executive officers; any nominee for election as a director; any member of the immediate family of any of our directors, executive officers or nominees for director; any corporation or organization of which any of our directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

INDEPENDENT AUDITORS

     Under Logitech’s Articles of Incorporation, the shareholders elect or re-elect the Company’s independent auditors each year at the Annual General Meeting.

     Logitech’s independent auditors are currently PricewaterhouseCoopers S.A., Lausanne, Switzerland. PricewaterhouseCoopers S.A. assumed its first audit mandate for Logitech in 1988. They were re-elected by the shareholders as Logitech’s auditors at the Annual General Meeting in September 2012. For purposes of U.S. securities law reporting, PricewaterhouseCoopers LLP, San Jose, California, serves as the Company’s independent registered public accounting firm. Together, PricewaterhouseCoopers S.A. and PricewaterhouseCoopers LLP are referred to as “PwC.”

     As appointed by the Board, the Audit Committee is responsible for supervising the performance of the Company’s independent auditors, and recommends the election or replacement of the independent auditors to the Board of Directors.

     Representatives of PwC are invited to attend all regular meetings of the Audit Committee. During fiscal year 2013, PwC representatives attended all eight of the Audit Committee meetings. The Committee met separately four times with representatives of PwC in closed sessions of Committee meetings.

     On a quarterly basis, PwC reports on the findings of their audit and/or review work including their audit of Logitech’s internal control over financial reporting. These reports include their assessment of critical accounting policies and practices used, alternative treatments of financial information discussed with management, and other material written communication between PwC and management. At each quarterly Board meeting, the Audit Committee reports to the full Board on the substance of the Committee meetings during the quarter. On an annual basis, the Audit Committee approves PwC’s audit plan and evaluates the performance of PwC and its senior representatives in fulfilling its responsibilities. Moreover, the Audit Committee recommends to the Board the appointment or replacement of the independent auditors, subject to shareholder approval. The Audit Committee reviews the annual report provided by PwC as to its independence.

AUDIT AND NON-AUDIT FEES

     In addition to the audit services PwC provides with respect to Logitech’s annual audited consolidated financial statements and other filings with the Securities and Exchange Commission, PwC has provided non-audit services to Logitech in the past and may provide them in the future. Non-audit services are services other than those provided in connection with an audit or a review of Logitech’s financial statements. The Audit Committee of the Board of Directors determined that the rendering of non-audit services by PwC was compatible with maintaining their independence.

     The following table sets forth the aggregate fees billed to us for the audit and other services provided by PwC during the fiscal years ended March 31, 2013 and 2012 (in thousands):

	2013	2012
Audit fees (1)	$3,143	$3,057
Audit-related fees (2)	5	12
Tax fees (3)	502	634
All other fees (4)	17	61
Total	$3,667	$3,764
____________________

(1)	Audit fees. This category represent fees for professional services provided in connection with the audit of our financial statements, the audit of our internal control over financial reporting, and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees. This category represents consultation on issues such as acquisition accounting, due diligence services in connection with acquisitions, review and testing of the impact of new accounting pronouncements, and other topics.

(3)	Tax fees. This category represents fees for tax compliance, assistance with tax audits, tax advice and tax planning.

(4)	All other fees. This category primarily represents fees for government grant audits and database licenses.

PRE-APPROVAL PROCEDURES AND POLICIES

     The Audit Committee pre-approves all audit and non-audit services provided by PwC. This pre-approval must occur before the auditor is engaged. The Audit Committee pre-approves categories of non-audit services and a target fee associated with each category. Usage of PwC fees against the target is presented to the Audit Committee at each in-person quarterly meeting, with additional amounts requested as needed. Services that last longer than a year must be re-approved by the Audit Committee.

     The Audit Committee can delegate the pre-approval ability to a single independent member of the Audit Committee. The delegate must communicate all services approved at the next scheduled Audit Committee meeting. The Audit Committee or its delegate can pre-approve types of services to be performed by PwC with a set dollar limit per type of service. The Vice President, Corporate Controller is responsible for ensuring that the work performed is within the scope and dollar limit as approved by the Audit Committee. Management must report to the Audit Committee the status of each project or service provided by PwC.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is responsible for overseeing Logitech’s accounting and financial reporting processes and audits of Logitech’s financial statements. The Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Logitech’s financial statements and reports, Logitech’s internal auditors, as well as PwC, Logitech’s independent auditors, which is responsible for expressing an opinion on the conformity of Logitech’s audited financial statements to generally accepted accounting principles and attesting to the effectiveness of Logitech’s internal control over financial reporting.

     The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Charter can be found on our website at http://ir.logitech.com. To view the charter, select “Audit Committee Charter” under “Corporate Governance.”

     The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended March 31, 2013, with our management. In addition, The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Logitech’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

Submitted by the Audit Committee of the Board

Monika Ribar, Chairperson
Matthew Bousquette
Erh-Hsun Chang
Sally Davis
Didier Hirsch

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Exchange Act requires Logitech’s directors, executive officers and any persons who own more than 10% of Logitech’s shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Logitech with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

     We believe that all Section 16(a) filing requirements were met in fiscal year 2013, with the exceptions noted below:

  A late Form 4 report was filed for Guerrino De Luca on January 9, 2013 to report a performance stock option granted on January 4, 2013. The filing was delayed by one day as a result of an investment fund with which Mr. De Luca was associated changing his filing codes in connection with a 13-G filing (for a company other than Logitech) without informing either Mr. De Luca or the Company.

COMPENSATION REPORT 2013

INTRODUCTION

     This Compensation Report contains information on Logitech compensation philosophy and practices, the background for decisions, and the results of decisions with respect to Logitech’s named executive officers and its Board members.

     This Compensation Report has been designed to comply with the proxy statement rules under U.S. securities laws as well as Swiss regulations. This Report is an integrated part of our Annual Report, Invitation and Proxy Statement for our 2013 Annual General Meeting.

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

     During fiscal year 2013, Logitech had a decline in sales and a significant operating loss. These weak results reflected a number of significant challenges. We experienced the effects of a weak macro-economic environment in Europe and in parts of Asia, along with a slow economic recovery in North America. Our performance also reflected the accelerated transition of personal computing from PCs to mobile computing, and disappointing results in our music product category. Lastly, a slowdown in the enterprise video conferencing market led to a non-cash goodwill impairment charge of more than $200 million. This charge was the key factor in our operating loss for the full year.

     We took several steps during the year to position Logitech for a turnaround. We removed a layer of executive management, and began to create a simpler, faster, more responsive organization. We incurred nearly $44M in restructuring charges to reduce our cost structure and to build a new foundation for a return to profitability.

     The following are key developments in fiscal year 2013 relating to compensation:

  Impact of Logitech’s Performance Against Expectations and Relative to Overall Market. When making compensation decisions in fiscal year 2013, the Compensation Committee gave considerable weight to Logitech’s continued challenges in executing against our stated financial plans as well as Logitech’s performance relative to the overall market and our compensation peer group, as highlighted in “Compensation Elements” and other parts of this discussion below.

  Base Salary Actions. Given Logitech’s financial performance in fiscal year 2013 and our executives’ salary positions versus the market, only one of our executive officers received a base salary increase in fiscal year 2013 – our former Chief Financial Officer, Mr. Bardman.

  Increased Emphasis on Increasing Shareholder Value. In fiscal year 2013, the Compensation Committee required Logitech’s stock price growth to be equal to or greater than that of the NASDAQ 100 Index before any payout could be made under the annual cash incentive bonus plan. In addition, most of the equity incentive awards that the Committee granted to our executive officers in fiscal year 2013 were performance-based stock options that have no value until there is significant growth in Logitech’s stock price.

  No Bonus Plan Payouts. Based on Logitech’s failure to execute against our fiscal year 2013 plan, as well as our disappointing performance relative to our overall industry, no bonus payouts for our executive officers were earned under our annual cash incentive bonus plan.

  Organizational Changes. Logitech has continued to experience changes in our executive officer group. In April 2012, Logitech appointed Bracken Darrell to the role of President. In January 2013, Mr. Darrell was appointed as Chief Executive Officer according to a succession plan implemented at Mr. Darrell’s hire. He took over the position from Mr. De Luca, Logitech’s Chairman of the Board, who had served as Logitech’s Chief Executive Officer since July 2011. In fiscal year 2013, Mr. Darrell removed a layer of executive management, which resulted in the elimination of Werner Heid’s role as Senior Vice President of Worldwide Sales and Marketing and Junien Labrousse’s role as Executive Vice President of the Products Group. Mr. Heid left in May 2012, and Mr. Labrousse ceased to be an executive officer, assuming the role of Senior Vice President, Consumer Computing Platform Group. In April 2013, Logitech’s Chief Financial Officer, Mr. Bardman resigned.

  Effective Compensation Program Design. The Compensation Committee believes the design of our executive compensation programs has and will continue to meet our goal of providing our executives with compensation packages that provide for above market rewards when Logitech outperforms both our internal goals and the overall market, and limited rewards when Logitech’s performance does not meet these objectives. The balance among fixed compensation (base salary), short-term incentives (annual incentive bonus program), and long-term incentives (equity) ensures that, while our executives received no short-term incentives in fiscal year 2013, they received market competitive base salaries, and have every opportunity to receive significant rewards from their long-term incentives if they are able to deliver above-market performance in the coming years. Looking forward, we fully expect Logitech’s leadership team to drive a turnaround of the Company’s performance that will reward both our shareholders and the executives who help to deliver improved results.

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

     Logitech’s executive compensation programs have been designed to:

  be competitive with comparable companies in our industry and in the region where the executive is based;

  maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on the Company’s performance, while maintaining controls over inappropriate risk-taking by balancing annual and long-term performance;

  align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value;

  support a performance-oriented culture; and

  reflect the Compensation Committee's assessment of an executive's role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution through long-term equity incentive awards.

     Logitech’s executive compensation philosophy is to pay executives at or near the median of other companies that compete for similar executive talent, and that individual performance and importance to Logitech should be reflected in the compensation of each executive. However, while compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference are also a key part of Logitech’s success in attracting, motivating, and retaining executives and employees.

EXECUTIVE COMPENSATION PRACTICES

     Logitech has employed a number of executive compensation practices that reflect its compensation philosophy:

  As shown in the chart below under the heading “Pay Mix”, the majority of executive officers’ compensation is designed to be performance-based, using a variety of performance measures, including measuring Logitech’s performance against Board-established fiscal and other targets for annual incentive cash bonuses, and stock price growth for performance-based equity awards.

  Logitech has claw-back provisions that apply to its annual incentive cash plan and its equity awards plans, which provide for the recovery of compensation by Logitech in certain events described below under the heading “Recovery of compensation for restatements and misconduct”.

  Logitech does not allow trading in derivatives of Logitech securities or pledging of equity awards.

  Logitech does not maintain any payment arrangements that would be triggered solely by a “change in control” of Logitech.

  Logitech does not provide special retirement benefits designed solely for executive officers.

     In addition, Logitech has been a leader in providing our shareholders advisory votes on compensation. Beginning in 2009, Logitech voluntarily submitted its compensation philosophy, policies, and procedures to a shareholder advisory vote. Our voluntary practice is now a requirement under U.S. legislation that guarantees shareholders the ability to periodically cast advisory votes on executive compensation, and is reflected in Proposal 2 for our Annual General Meeting in September 2013. We remain committed to providing clear and thorough disclosure on our executive compensation practices and actions, and our Compensation Committee will carefully consider the voting results.

     At our 2012 Annual General Meeting, shareholders demonstrated strong support for the compensation of our named executive officers, voting in favor of our advisory compensation resolutions. The Compensation Committee was mindful of this support for our pay-for-performance compensation philosophy in retaining our general compensation practices and setting fiscal year 2013 compensation for our executive officers.

NAMED EXECUTIVE OFFICERS

     In this Compensation Report, we refer to our “named executive officers” in many places. This term includes the following individuals:

  Guerrino De Luca, our Chairman and former Chief Executive Officer.

  Bracken P. Darrell, our President and Chief Executive Officer.

  L. Joseph Sullivan, our Senior Vice President, Worldwide Operations.

  Three former officers who were either serving as Chief Financial Officer during fiscal year 2013 or were serving as executive officers of Logitech at the beginning of fiscal year 2013: Erik K. Bardman, Junien Labrousse and Werner Heid.

ELEMENTS OF COMPENSATION

     The principal components of our executive compensation programs are:

  Base salary.

  Performance-based cash compensation, in the form of annual incentive cash payments.

  Long-term equity incentive awards, which in fiscal year 2013 consisted of performance-based stock options and time-based restricted stock units.

     Our executive officers are also eligible to participate in our health and benefits plans, retirement savings plans, and our employee share purchase plans, which are generally available to our employees. We also provide limited perquisites, as described in “Other Compensation Elements – Perquisites” below.

     The following table outlines our objectives for each of the principal components of executive compensation.

Element of Compensation	Objective
Base salary	Reward individuals for their current contributions to the Company Compensate individuals for their expected day-to-day service

Performance-based cash compensation
  Align executive compensation with Logitech’s annual performance goals

  Make a significant portion of the executive’s annual cash compensation variable and subject to the achievement of Board-approved, Company-oriented business goals

  Motivate and reward the executive for above-target performance

Long-term equity incentive awards
  Deliver the majority of total potential compensation via long-term equity incentives

  Align executive and shareholder interests

  Provide a direct incentive for future performance

  Support retention of our executive team

Pay Mix

     In determining how we allocate an executive’s total compensation package among base salary, performance-based cash compensation and long-term equity incentives, we emphasize compensation elements that reward performance against measures that correlate closely with increases in shareholder value. Accordingly, the majority of our executive compensation is at-risk, including the annual performance-based cash bonus and the majority of our long-term equity incentive grants. Our CEO and other executive officers have a higher percentage of at-risk compensation (and thus greater upside potential and downside risk) relative to Logitech’s other employees.

     The charts below indicate the percentage of total compensation costs in fiscal year 2013 represented by base salary, performance-based cash compensation, and long-term equity incentive awards for our Chief Executive Officer, Bracken Darrell, and for all other named executive officers who remained executive officers through fiscal year 2013. All underlying amounts are taken from the Summary Compensation Table on page 62.

     We design our programs to have the largest portion of potential compensation to be based on long-term performance (equity), the next largest portion based on short-term performance (annual performance bonus), and the smallest portion as base salary. While our actual fiscal year 2013 pay mix does not appear to reflect this design philosophy, with executive officers receiving almost half of their annual compensation in base salary and the remaining amount of their compensation in equity, it should be noted that, had the fiscal year annual bonuses been earned, our executive officers would have received one-quarter of their annual compensation in base salary, one-quarter in annual bonus, and one-half in equity.

____________________

(1)	Includes executive officers, other than Mr. Darrell, as of the end of fiscal year 2013: Messrs. De Luca, Bardman, and Sullivan.

Base salary

     Base salary is intended to recognize the executive’s current contributions to Logitech and compensate the executive for his or her expected day-to-day service. The Committee targets executive salaries to be at or near the market median for comparable positions. In fiscal year 2013, because the annual performance bonuses were not earned and did not pay out, base salaries comprised approximately 40% of total compensation in fiscal year 2013 for our named executive officers, excluding our Chief Executive Officer, whose new hire stock grants comprised almost 90% of his total compensation delivered in fiscal year 2013. Had the Logitech Management Performance Bonus Plan for fiscal year 2013 been earned and paid in full, base salary would have represented approximately 30% of total compensation.

     In setting base salary levels for fiscal year 2013, the Compensation Committee considered each executive’s pay against similar roles among our compensation peer group companies, based on data provided in March 2013 by Radford, an AON Hewitt company, which serves as the Committee’s independent compensation consultant, overall salary increase trends for executive officers, and each executive’s performance over the past year.

     Given our disappointing performance in fiscal year 2012 and the position of our executive officers’ salaries relative to the median for our compensation peer group companies, we provided a salary increase to only one of our executive officers in fiscal year 2013. Mr. Bardman, whose salary was below the market median for his position, received an increase of 10%, resulting in a salary that was still below market median. No other executive officer received a salary increase in fiscal year 2013.

     No adjustment was made to Mr. De Luca’s compensation upon his assumption of the duties of Chief Executive Officer for the period of July 2011 through December 2012. This resulted in substantially lower-than-median compensation for our Chief Executive Officer relative to our compensation peer group. Logitech’s Board of Directors plans to provide compensatory recognition for Mr. De Luca’s service as Chief Executive Officer in fiscal year 2014.

Named Executive Officer	2013 Annual Base Salary ($)	2012 Annual Base Salary ($)	Change 2012 to 2013
Guerrino De Luca	500,000	500,000	0%
Bracken P. Darrell (1)	750,000	n/a	n/a
L. Joseph Sullivan	402,000	402,000	0%

Former Officers:

Erik K. Bardman (2)	484,000	440,000	10%
Werner Heid (3)	570,000	570,000	0%

Named Executive Officer	2013 Annual Base Salary (CHF)	2012 Annual Base Salary (CHF)	Change 2012 to 2013
Junien Labrousse	625,000 (5)	710,000 (4)	-12%
____________________

(1)	Mr. Darrell joined the Company as President on April 9, 2012. Mr. Darrell assumed the role of Chief Executive Officer of the Company in January 2013.

(2)	Mr. Bardman resigned as Senior Vice President, Finance and Chief Financial Officer in April 2013.

(3)	Mr. Heid resigned as an executive officer of the Company in April 2012.

(4)	Mr. Labrousse's fiscal year 2012 base salary was set in Swiss francs. The base salary in U.S. dollars was $804,135, which was based on converting from Swiss francs to U.S. dollars using an average monthly exchange rate.

(5)	Mr. Labrousse ceased to be an executive officer of the Company in April 2012, which also resulted in Mr. Labrousse's base salary decreasing from CHF 710,000 to CHF 625,000.

     As part of Logitech’s fiscal year 2013 first quarter restructuring, Mr. Labrousse’s role of Executive Vice President of the Products Group was eliminated, and he assumed the role of Senior Vice President, Consumer Computing Platform Group. Given this change, the Committee approved a 12% reduction to Mr. Labrousse’s annual salary from CHF 710,000 to CHF 625,000 and a reduction in his target annual bonus percentage from 75% to 65% of annual salary, to bring him closer to 50th percentile of market compensation for his new position.

Performance-based cash compensation

     Logitech’s annual performance-based bonuses, under the Logitech Management Performance Bonus Plan, “Bonus Plan”, compensate executives based on achievement against the key financial metrics of revenue and operating income, which are equally weighted. These metrics address both ‘‘top line’’ (revenue) and ‘‘bottom line’’ (operating income) corporate financial goals, both of which the Committee believes are critical to driving long-term shareholder value. In fiscal year 2013, the Committee believed that, in addition to executing against our fiscal year 2013 plan, it was important to provide value to our shareholders by delivering a stock price growth that was at least in line with the overall market. Therefore, the Committee added a market-based metric to the plan that required Logitech’s stock price performance over the fiscal year to be equal to or greater than the performance of the NASDAQ 100 Index for any bonus payout to be made.

     The Bonus Plan is designed to motivate and reward executives for above-target performance. The annual performance-based bonuses represent a significant portion of each executive’s potential annual cash compensation, ranging from 40% to 50% of annual targeted cash compensation. Payout under the incentive plan is variable, based on the achievement against Logitech’s financial goals, and for fiscal year 2013 can range from 0% to 150% of the executive’s target incentive.

Named executive officer bonus targets for fiscal year 2013

     In fiscal year 2013, the bonus targets as a percentage of base salary for our named executive officers remained the same as those in fiscal year 2012, except for Mr. Labrousse whose bonus target decreased upon his role change as noted above under the heading “Base salary”. The cash bonus target percentages for fiscal year 2013 are summarized in the table below.

Named Executive Officer	2013 Annual Target Bonus Percentage of Base Salary	2012 Annual Target Bonus Percentage of Base Salary	Change 2012 to 2013
Guerrino De Luca	100%	100%	0%
Bracken P. Darrell	100%	n/a	n/a
L. Joseph Sullivan	75%	75%	0%

Former Officers:

Erik K. Bardman	75%	75%	0%
Werner Heid	75%	75%	0%
Junien Labrousse	65%	75%	-13%

     The target bonus opportunities for named executive officers in fiscal year 2013 are in aggregate at the median of our compensation peer group, based on peer group data provided by the Compensation Committee’s independent compensation consultant to the Committee in March 2012.

     No bonuses were paid to executive officers under the Bonus Plan for fiscal year 2013.

Performance measures for fiscal year 2013 bonus program

     In fiscal year 2013, the Bonus Plan was based on the following performance measures:

Performance Measure	Why It is Used	Measurement Basis
Revenue	Revenue growth is an essential component of long-term success and viability and enables future strategic investments.	Generally Accepted Accounting Principles (GAAP).

Operating Income/ Contribution Margin	Generating an increase in per-share value for investors is a priority, as operating profit allows Logitech to re-invest in R&D, operations and people for future success.	GAAP, excluding restructuring and one-time transaction charges related to acquisitions and divestitures.

Relative Stock Price Growth	Providing per-share price growth that is at least in line with the overall market is a priority, as stock price is one of the key indicators of the value created for our shareholders.	30-day trailing average stock price growth for the period of May 1, 2012 – April 30, 2013 compared to the NASDAQ 100 Index.

     For all named executive officers, the 2013 Bonus Plan goals were set equal to Logitech’s annual business plan for fiscal year 2013 as approved by the Board of Directors in April 2012. All named executive officers’ bonuses were based on achievement against Logitech’s revenue and operating income goals as well as on a relative stock price growth metric.

     For any bonus payment to be made under the fiscal year 2013 Bonus Plan, the minimum performance requirements must be met for each of the plan metrics: (1) Logitech stock price growth must be at least equal to that of the NASDAQ 100 Index; (2) Logitech Revenue must be no less than 90% of target performance; (3) Logitech Operating Income must be no less than 90% of target performance.

Bonus Formula

     The formula for determining the bonus awards for fiscal year 2013 was as follows:

Executive’s eligible wages	X	Executive's target bonus percentage (1)	X	Bonus Plan funding percentage (2)	=	Annual bonus award
____________________

(1)	Expressed as a percentage of base salary.

(2)	Based on achievement against target performance measures, including the potential for a greater than 1-to-1 acceleration or deceleration of the funding percentage for each percentage by which actual performance exceeds or falls below target performance thresholds.

     If earned, the bonus is paid to the executive in May for the fiscal year ended March 31.

Annual performance-based cash payments for fiscal year 2013

     Logitech did not pay any bonuses to the named executive officers under the annual incentive plan for fiscal year 2013 because the Company did not meet the minimum performance requirements for any of the plan metrics – revenue, operating income or relative stock price growth.

Long-term equity incentive awards

     During fiscal year 2013, the Compensation Committee granted our named executive officers, excluding Mr. Darrell, long-term equity incentive awards in the form of performance-based stock options (PSOs) and time-based restricted stock units (RSUs) in order to align their incentives with the long-term interests of our shareholders, to support retention of the executives, to provide competitive total compensation packages, and to provide a direct incentive for future performance.

     In fiscal year 2013, the Compensation Committee granted Logitech’s new President, Mr. Darrell, a mix of stock options, RSUs, and premium-priced stock options (PPOs). We believe Mr. Darrell’s equity package, and use of the PPOs in particular, will serve to motivate and reward Mr. Darrell to lead the Company in delivering significantly higher stock value for our shareholders.

     PSOs. The majority (70%) of the value of the fiscal year 2013 focal equity awards was in the form of performance stock options, or PSOs. The PSOs are “at-risk” compensation because the shares do not vest until Logitech’s stock price has increased significantly over Logitech’s trading price on the date of grant.

     As one of the steps we took during the year to position Logitech for a turnaround, the Compensation Committee elected to grant PSOs to our executive officers in fiscal year 2013 to place an increased emphasis on the need to build shareholder value by ensuring Logitech’s stock price growth is in line with or outpaces the growth of the overall market. We feel confident that the use of PSOs in fiscal year 2013 serves to further align the interests of executive officers with shareholders. The PSOs are intended to:

  Provide no value to the executive until Logitech’s stock price performance increases significantly.

  Link vesting to Logitech’s stock price performance.

  Require a high standard for any vesting to occur, and provide a substantial payout if Logitech’s market performance shows significant improvement.

  Support pay-for-performance philosophy.

     The PSOs granted to our executive officers have an exercise price of $7.83, Logitech’s trading price on the date of grant. The PSOs vest when Logitech’s average closing price per share over a consecutive 90-day trading period meets or exceeds multiples of Logitech’s trading price on the date of grant as noted below.

  25% of the shares vest once Logitech’s average stock price over a 90-day consecutive period is $11.75, a 150% multiple of Logitech’s trading price on the date of grant;

  25% of the shares vest once Logitech’s average stock price over a 90-day consecutive period is $13.70, a 175% multiple of Logitech’s trading price on the date of grant;

  50% of the shares vest once Logitech’s average stock price over a 90-day consecutive period is $15.66, a 200% multiple of Logitech’s trading price on the date of grant.

     For any shares to vest, the associated stock price performance criteria must be met within 4 years of the date of grant, or the associated shares will be cancelled. No shares are exercisable before the 2nd anniversary of grant, unless the executive is involuntarily terminated or, after a change of control, resigns for good reason. In that case, shares will become vested only to the extent that the performance criteria have been met.

     Because the value at grant of a PSO is lower than that of PSUs, RSUs or standard stock options, we needed to grant a larger number of PSOs to deliver similar grant-date award value. As a result, PSOs have a more dilutive impact on our stock pool, but in the Compensation Committee’s view, this will be offset by the increased potential incentive value to our executives and the potential return on equity value to our shareholders.

     RSUs. Thirty percent of the value of the fiscal year 2013 focal equity awards were granted in the form of restricted stock units. Time-based restricted stock units, or RSUs, provide for the issuance of shares at a future date upon vesting of the RSUs. Due to the delay in the fiscal year 2013 grants, which were granted nine months into fiscal year 2013, the RSUs have a three-year vesting period, with the RSUs vesting in three equal annual increments. RSUs granted to our executive officers in fiscal year 2014 have our typical four-year vesting period. The Compensation Committee believes RSUs create incentives for performance and further align the interests of executives with those of shareholders because an RSU’s value increases or decreases in conjunction with the Company’s stock price. Because the value at grant of RSUs is generally greater than that of stock options, we are able to grant a smaller number of RSUs while delivering similar grant-date award value. As a result, granting RSUs helps minimize the dilutive effects of our equity awards on our shareholders and, in the Committee’s view, provides a more cost effective balance of incentive and risk than standard stock options.

     PPOs. In April 2012, the Compensation Committee made a grant of premium-priced options, or PPOs, to our new President, Mr. Darrell as part of his new hire package. PPOs are stock options that have an exercise price that is set higher than Logitech’s trading price on the date of grant. The Committee believes PPOs create exceptional incentives for performance and further align the interests of executives with those of shareholders because a PPO has no value until Logitech’s stock price performance has been considerably increased. Because the value at grant of PPOs is significantly lower than that of RSUs, PSUs, PSOs, or standard stock options, we needed to grant a significantly larger number of PPOs to deliver similar grant-date award value. As a result, PPOs have a more dilutive impact on our stock pool, but in the Committee’s view, this will be offset by the increased incentive value and potential upside to our shareholders and to our new President and Chief Executive Officer. Mr. Darrell’s PPO grants have exercise prices of approximately $14, $16, and $20, which represent $175%, 200% and 250% of Logitech’s trading price on the grant date.

Long-term equity incentive awards granted in fiscal year 2013

     During fiscal year 2013 the target value of long-term equity incentive awards granted to Logitech’s named executive officers was determined by the Compensation Committee based on data from our compensation peer group data and from the Radford Global Technology Executive Compensation survey, and recommendations from the Committee’s independent compensation consultant and Logitech management as well as the Compensation Committee’s judgment on the performance and relative impact of each executive officer and the importance of retaining each executive through Logitech’s turnaround and beyond.

     For fiscal year 2013, the Compensation Committee approved long-term incentive grant values for each named executive officer representing approximately the 50th percentiles of grant values for comparable executives at our compensation peer group companies. To actually receive market levels of equity value, Logitech will have to outperform the market in terms of stock price appreciation. This reflected the Committee’s expectation that our executive officers must build Logitech’s value at a rate greater than the overall market to receive equity values in line with those of our compensation peer group companies. The Committee also elected to deliver a higher percentage of the equity value in the form of at-risk grants, PSOs, than in prior years.

     The executive officer focal grants were made in January 2013, approximately 9 months after we normally consider executive focal grants. The delay in grant timing was to provide Mr. Darrell the opportunity to evaluate the executive team prior to making any focal performance-based equity grants. In consideration of that delay, the Committee set a three-year vesting period, instead of our typical four-year vesting, for the RSU grants. No other adjustments were made to the grants due to this delay.

     Grants were made in particular as follows:

     Grants to Mr. Darrell. During fiscal year 2013, in connection with his appointment to Logitech, Mr. Darrell received 500,000 stock options with an exercise price of $8.03 and 4-year time-based vesting, 100,000 RSUs with 4-year time-based vesting, 400,000 premium priced stock options (“PPOs”) with an exercise price of $14.00, 400,000 PPOs with an exercise price of $16.00, and 400,000 PPOs with an exercise price of $20.00. He did not receive any additional grants in connection with his appointment to the position of Chief Executive Officer in January 2013.

     Grant to Mr. De Luca. On January 4, 2013, Mr. De Luca received a focal equity grant of 130,000 PSOs as part of his fiscal year 2013 compensation as Chairman. Mr. De Luca did not receive any other equity incentive grants during fiscal year 2013.

     Grants to Other Named Executive Officers. The equity incentive award grants made to all Logitech named executive officers during fiscal year 2013 are set out in the Grants of Plan-Based Awards in Fiscal Year 2013 table on page 64.

     The following table illustrates the grant date fair values, which is the accounting cost to Logitech, of the equity awards that each named executive officer received in fiscal year 2013 and 2012. The grant date fair values in fiscal year 2013 increased by approximately 45% from those in fiscal year 2012 due to:

  the increase in focal equity grant values amongst our compensation peer group and the overall technology industry;

  the fiscal year 2013 grant values were at approximately the 50th percentile of our compensation peer group, compared to the fiscal year 2012 grant values that were 10% below the 50th percentile of our compensation peer group.

     The table also illustrates the total shares of the equity awards that each named executive officer received in fiscal year 2013 and 2012. The number of shares granted increased significantly due to:

  the decrease in Logitech’s stock price of approximately 55% between the grant dates of the fiscal year 2013 and fiscal year 2012 focal grants. This year-over-year decrease increases the number of shares that must be provided to deliver a similar value;

  the replacement of full-value PSUs with PSOs in fiscal year 2013. Approximately 3 times the number of PSOs is required to deliver equivalent value versus PSUs.

Named Executive Officer	Type of Equity Grant	2013 Shares Subject to Equity Grants (#)	2012 Shares Subject to Equity Grants (#)	Shares Subject to Equity Grants - Change 2012 to 2013	2013 Grant Date Fair Value ($) (1)	2012 Grant Date Fair Value ($) (1)	Grant Date Fair Value Change 2012 to 2013
Guerrino De Luca	PSOs	130,000	-	100%	335,400	-	100%
	PSUs	-	30,000	-100%	-	392,400	-100%
	Options	n/a	n/a	n/a	n/a	n/a	n/a
		130,000	30,000	333%	335,400	392,400	-15%

Bracken P. Darrell (2)	PPOs	1,200,000	n/a	n/a	3,020,000	n/a	n/a
	RSUs	100,000	n/a	n/a	803,000	n/a	n/a
	Options	500,000	n/a	n/a	1,820,000	n/a	n/a
		1,800,000	n/a	n/a	5,643,000	n/a	n/a

L. Joseph Sullivan	PSOs	225,000	-	100%	580,500	-	100%
	PSUs	-	25,000	-100%	-	327,000	-100%
	RSUs	33,000	16,000	106%	258,390	230,400	12%
	Options	n/a	n/a	n/a	n/a	n/a	n/a
		258,000	41,000	529%	838,890	557,400	51%

Former Officers:

Erik K. Bardman	PSOs	300,000	-	100%	774,000	-	100%
	PSUs	-	35,000	-100%	-	457,800	-100%
	RSUs	43,000	23,000	87%	336,690	331,200	2%
	Options	n/a	n/a	n/a	n/a	n/a	n/a
		343,000	58,000	491%	1,110,690	789,000	41%

Werner Heid	PSUs	-	35,000	-100%	-	457,800	-100%
	RSUs	-	23,000	-100%	-	331,200	-100%
	Options	n/a	n/a	n/a	n/a	n/a	n/a
		-	58,000	-100%	-	789,000	-100%

Junien Labrousse	PSUs	-	35,000	-100%	-	457,800	-100%
	RSUs	-	23,000	-100%	-	332,580	-100%
	Options	n/a	n/a	n/a	n/a	n/a	n/a
		-	58,000	-100%	-	790,380	-100%
____________________

(1)	Grant date fair value represents the accounting cost to Logitech associated with equity awards. The actual equity award value delivered to each named executive officer may be considerably lower or higher than the grant date fair value of the award. The actual equity award value delivered depends on, in the case of performance-based awards such as PSUs, whether or not the minimum performance condition is met, and, if so, the level of performance. Actual equity award value delivered also is significantly impacted by appreciation or depreciation in Logitech's share price between the grant and vesting dates.

(2)	Mr. Darrell joined the Company as President on April 9, 2012 and was appointed as Chief Executive Officer of the Company effective January 1, 2013.

Determination of long-term equity incentive awards

     The Compensation Committee is responsible for approving who should receive equity incentive awards, when the awards should be made, the vesting schedule, and the number of shares or other rights to be granted. Long-term equity incentive awards may be granted only by the Compensation Committee or the full Board of Directors. The Compensation Committee regularly reports its activity, including approvals of grants, to the Board. We do not have any program, plan, or practice to select equity compensation grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively.

Timing of grants

     Long-term equity incentive award grants to executive officers are typically and predominantly approved at regularly scheduled, predetermined meetings of the Compensation Committee. These meeting are scheduled up to 18 months in advance and take place before the regularly scheduled, predetermined meetings of the full Board. On limited occasions, grants may be approved at an interim meeting of the Compensation Committee or by consent, for the purpose of approving the hiring and compensation package for newly hired or promoted executives. The timing of interim meetings or consents, if they occur, is based on the activity which generated the need for the meeting or the consent, not Logitech’s share price. In fiscal year 2013 grants were made to new hires and promoted employees, including those at the executive officer level, through regularly scheduled monthly written consents of the Compensation Committee.

BRACKEN DARRELL’S NEW HIRE PACKAGE

     In April 2012, Logitech appointed Mr. Darrell to the role of President, with the expectation he would succeed Mr. De Luca as Chief Executive Officer in January 2013. When establishing Mr. Darrell’s compensation package, the Compensation Committee based its decisions on competitive market data for chief executive officer positions provided by the Compensation Committee’s independent compensation consultant, as well as the compensation and benefits package Mr. Darrell had with his previous employer.

     The Compensation Committee positioned Mr. Darrell’s cash compensation package between the 25th and 50th percentile of the market for chief executive officers based on the expectation he would be assuming the role of chief executive officer in January 2013. Mr. Darrell’s base salary is $750,000 and his annual bonus target percentage is 100%. In January 2013, Mr. Darrell was appointed to the role of chief executive officer, with no associated changes to his compensation.

     When developing Mr. Darrell’s equity package, the Compensation Committee targeted his new hire equity package at the 50th percentile of the market for chief executive officers to ensure that, over time, he will have an ownership position and equity value consistent with those held by our compensation peer group chief executive officers. Mr. Darrell’s equity package consists of (1) 500,000 stock options to provide a meaningful upside for success in driving the profitable growth of the business; (2) 100,000 RSUs to offset a portion of the earned, but not vested long-term incentives Mr. Darrell lost when leaving his former employer; (3) 1,200,000 premium-priced stock options, or PPOs, with exercise prices between $14 and $20, which have value only if there is a significant increase in Logitech’s stock value. We believe this equity package will provide exceptionally rewarding incentives to Mr. Darrell if he is able to lead the Company in driving a substantial increase in Logitech’s market value.

     Mr. Darrell received a relocation assistance package to move him and his family from Switzerland to the United States that includes payments for certain relocation costs and expenses such as airfare, house purchase and sale assistance (including reimbursement for a qualified home purchase of up to 2% of the purchase price and reimbursement for qualified home sales expenses of up to 1% of the home sale price), a relocation bonus equivalent to two months’ salary, tax advice assistance, moving costs and temporary living benefits including lodging, meals and auto rental.

     As part of his terms of employment, Mr. Darrell will receive severance benefits in the case of a termination without cause or under certain conditions associated with a Change of Control, as described in the section “Potential Payments Upon Termination or Change in Control.”

DETERMINING EXECUTIVE COMPENSATION

Role of the Compensation Committee

     The Compensation Committee reviews and approves our compensation programs, including the specific compensation of our Chairman, our Chief Executive Officer, and our other executive officers.

     Under the Compensation Committee’s charter, the Committee has the authority to engage its own advisors (including compensation consultants) to assist it in carrying out its responsibilities. Since 2011 the Committee has retained Radford, an AON Hewitt company, to provide analysis, advice and guidance with respect to executive compensation. On the request of the Committee, Radford developed specific executive compensation analyses and recommendations for Logitech’s Chairman, CEO, and executive officers for fiscal year 2013. In fiscal year 2013, at the request of the Compensation Committee, Radford provided advice and recommendations to the committee on competitiveness of executive officer compensation levels, revisions and additions to the Company’s compensation peer group, goal metrics and bonus design, compensation mix between cash and equity, employment contract provisions, executive severance packages, executive officer hiring packages, developments in high technology compensation programs, trends in executive compensation for the Silicon Valley and Europe, legislation and regulations affecting executive compensation in the United States and Switzerland, and the impact of the global economy on executive compensation and director compensation. Logitech paid fees of less than $100,000 to various divisions and subsidiaries of Aon Corporation for services not related to executive compensation consulting services. The majority of these additional services consisted of activities Radford or Aon Hewitt have provided to Logitech for several years, and include the purchase of Radford’s industry compensation surveys, the accounting valuations of equity grants, and the calculation of PSU grant performance. During fiscal year 2013, the SEC issued new rules under the Dodd-Frank Act concerning compensation consultant independence. Under these rules the Compensation Committee must determine whether any work completed by a compensation consultant raised any conflict of interest after taking into account six independence-related factors. The Compensation Committee has reviewed these six factors in their totality as they apply to Radford and determined that no conflict of interest exists.

     Role of Executive Officers in Compensation Decisions

     While the Compensation Committee sets the compensation of our CEO and other executive officers with assistance from its independent compensation consultant, the Committee looks to management to make recommendations to the Committee with respect to both design of compensation programs and specific compensation decisions. We expect that the Compensation Committee will continue to solicit input from our Chairman and CEO with respect to compensation decisions affecting executive officers. The Compensation Committee deliberates and makes decisions on the executive officers’ compensation without the presence of the Chairman or the CEO.

     The fiscal year 2013 executive officer compensation proposals for base salary, bonus targets and equity grant values were developed by Radford and presented to both the Compensation Committee and Logitech’s management. Based on the analysis performed by Radford, Logitech’s Vice President of Worldwide Human Resources and its compensation department, in consultation with Guerrino De Luca, Logitech’s Chairman and then Chief Executive Officer, provided specific recommendations to the Compensation Committee (other than with respect to his own proposed compensation).

     As part of the annual personnel review and succession planning process, Mr. De Luca also provided the Board and the Compensation Committee with his perspective on the performance of Logitech’s executive officers. This performance feedback provided additional input to the Committee when making its decisions on fiscal year 2013 compensation.

     Once the Compensation Committee received the analysis and recommendations from both Radford and Logitech’s management, who were in agreement on the recommended actions, the Committee made all decisions regarding executive officer fiscal year 2013 compensation without Mr. De Luca or any other executive officer present. The Committee considered, but was not in any way bound by, the recommendations made by management.

Overview of Factors Considered by Committee

     The Compensation Committee considers a variety of factors when determining total executive compensation, including:

  Competitive considerations.

  Subjective elements, such as the scope of the executive’s role, experience and skills and the individual’s performance during the prior fiscal year and potential for future contribution to Logitech.

  The performance of Logitech in the prior fiscal year.

  Logitech’s performance relative to the Company’s compensation peer group and the overall technology industry.

  Accrued and realized gains from past equity incentive awards.

  The need to retain key executives during Logitech’s challenging turnaround period.

Competitive considerations

     We attempt to compensate our executive officers competitively relative to industry peers. Both peer group and broader industry compensation survey data is used by our Compensation Committee when setting Logitech’s executive compensation, as well as to assist the Compensation Committee in the evaluation of the design of bonus plan and equity compensation programs.

     The companies in Logitech’s peer group were selected in February 2011, and are reviewed annually, in partnership with Radford Consulting, based on (i) involvement in the PC-based consumer electronics industry, or (ii) revenues approximately equal to Logitech’s and a presence near Silicon Valley in the San Francisco Bay Area. Although Logitech is a Swiss company, Logitech primarily competes for executive management talent with technology companies in the United States, and particularly in the high-technology area of Silicon Valley. As a result, the peer group consists primarily of U.S. public technology companies. For fiscal year 2013, the compensation peer group consisted of:

Activision Blizzard, Inc.	Electronic Arts, Inc.	Plantronics
Agilent Technologies, Inc.	Intuit, Inc.	Polycom, Inc.
Analog Devices, Inc.	Lexmark International, Inc.	SanDisk Corporation
Autodesk, Inc.	NetApp, Inc.	Take-Two Interactive
BMC Software, Inc.	Nuance Communications, Inc.	VeriFone Systems, Inc.
Brocade Communications Systems,	NVIDIA Corporation
Inc.

     The Compensation Committee believes the compensation peer group is representative of the companies with which Logitech competes for talent and, accordingly, benchmarks its compensation against.

     At the time the fiscal year 2013 executive compensation review was performed, in February 2013, Logitech ranked at approximately the 31st percentile among the peer group for revenues, and below the 20th percentile for market capitalization and for operating income. In light of Logitech’s fiscal year 2013 performance relative to its compensation peer group, the Compensation Committee plans to review the composition of Logitech’s compensation peer group in fiscal year 2014, to ensure the companies remain appropriate for Logitech’s use in executive compensation benchmarking.

	Revenues (in millions)	Operating Income (in millions)	Market Capitalization (in millions)
75th Percentile	$4,217	$652	$11,911
50th Percentile	3,279	339	7,730
25th Percentile	1,471	111	3,752
Logitech	2,331	46	1,703

Most recently available four quarters as of February 2012. Market Capitalization as of February 26, 2012. Produced by Radford, Source: MSM Money Quotes.

     In addition, to assist the Compensation Committee in its review of executive compensation, Logitech’s compensation department provides compensation data compiled from widely recognized high-technology executive compensation surveys.

     We generally seek to be at the median for total compensation, as well as for each of the elements of compensation, for our executives in comparison to the companies with whom we compete for executive talent, based on compensation peer group and survey data.

Effect of individual performance

     The differences in compensation among the individual named executive officers, as disclosed in the Summary Compensation Table on page 62, were primarily related to market compensation in each position, based on compensation peer group and survey data, a subjective assessment of the executive’s impact on the Company’s past and future performance, succession planning and retention. Except with respect to the Bonus Plan, the Compensation Committee does not review executive officers’ individual performance against pre-established individual performance metrics devised by the Compensation Committee, between the Compensation Committee and the respective executive, or otherwise.

Other factors

     For newly-hired executives, in addition to market compensation for the position, consideration is given to the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Logitech.

Timing of compensation decisions

     Executive compensation (base salary, target bonus, and equity grants) is typically reviewed and actions are taken at the start of the fiscal year in order to align all compensation actions, and the related performance periods, with the fiscal year or multiple fiscal years. The Committee may also make executive compensation decisions at other times during the fiscal year in the event of an executive new hire or promotion or other reasons.

OTHER COMPENSATION ELEMENTS

Other cash compensation

     The Compensation Committee may award discretionary bonuses in order to recognize outstanding individual performance, to assist in the retention of key talent, or for other reasons. On January 30, 2013, Mr. Bardman was granted a special one-time retention incentive of $500,000, payable on January 29, 2015, provided he was an employee in good standing on that date. The Compensation Committee concluded that retaining the Chief Financial Officer during Logitech’s turnaround was essential, and that this retention bonus was reasonable and necessary to the business. Nevertheless, Mr. Bardman resigned from Logitech prior to the retention incentive being earned. The Committee did not otherwise award any discretionary bonuses to executive officers in fiscal year 2013.

Deferred compensation plan

     Executive officers based in the United States are also eligible to participate in the Logitech Inc. Deferred Compensation Plan and a predecessor plan, which are unfunded and unsecured plans that allow employees of Logitech Inc., the Logitech subsidiary in the United States, who earn more than a threshold amount the opportunity to defer U.S. taxes on up to 80% of their base salary and up to 90% of their bonus or commission compensation. Under the plan, compensation may be deferred until termination of employment or other specified dates chosen by the participants, and deferred amounts are credited with earnings based on investment benchmarks chosen by the participants. The earnings credited to the participants are intended to be funded solely by the plan investments. Logitech does not make contributions to this plan. Information regarding named executive officer participation in the deferred compensation plans can be found in the Non-Qualified Deferred Compensation for Fiscal Year 2013 table and the accompanying narrative.

     Because the listed officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table, but are included in the Non-Qualified Deferred Compensation table.

     Mr. Labrousse participates in the Switzerland Logitech Employee Pension Fund. This is a defined benefit pension plan available to all our employees in Switzerland.

Severance and related benefits

     All named executive officers are eligible to receive benefits under certain conditions in accordance with Logitech’s Change of Control Severance Agreement (Change of Control Agreement), as described in the section “Potential Payments Upon Termination or Change in Control.”

     The purpose of the Change of Control Agreements is to support retention in the event of a prospective change of control. Should a change of control occur, benefits will be paid after a “double trigger” event – meaning that there has been both a change of control, and the executive is terminated without cause or resigns for good reason within 12 months thereafter – as described in “Potential Payments Upon Termination or Change in Control.” Logitech does not provide any payments to reimburse its executive officers for additional taxes incurred (also known as “gross-ups”) in connection with a change of control.

     Mr. Heid was entitled to severance payments and benefits in connection with his employment offer letter. Upon his departure, he received only the payments or benefits set forth in his agreements as described in “Potential Payments Upon Termination or Change in Control.”

     Under Mr. Darrell’s employment agreement, if his employment is involuntarily terminated without cause or he resigns for good reason, other than after a change in control, he is entitled to his base salary and target bonus for between one and two years, depending on the timing of such termination, and, if he was terminated within his first year of employment, accelerated vesting of a portion of his new hire grants, as described in “Potential Payments Upon Termination or Change in Control.” The terms in Mr. Darrell’s agreement are intended to provide consideration for his service to Logitech and the potential length of time until subsequent employment is secured if he is involuntarily terminated without cause or resigns for good reason. The Compensation Committee believes that the terms of Mr. Darrell’s severance are consistent with those of chief executive officers in our compensation peer group as well as the overall technology industry. Mr. Darrell’s at-risk PPO grants have no accelerated vesting provisions.

     The RSU, stock option and PSU award agreements for named executive officers other than Guerrino De Luca provide for the acceleration of vesting of the RSUs, options and PSUs subject to the award agreements under the same circumstances and conditions as under the Change of Control Agreements; namely, if the named executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason (a “double trigger”). In the event of such an involuntary termination:

  All shares subject to the RSUs and ordinary stock option grants will vest.

  100% of the shares subject to the PSUs will vest if the change of control occurred within 1 year after the grant date of the PSUs. If the change of control occurs more than 1 year after the grant date of the PSUs, the number of shares subject to the PSU that will vest will be determined by applying the performance criteria under the PSUs as if the performance period had ended on the date of the change of control.

     The PSO award agreements for named executive officers provide for the acceleration of the time-based vesting of the PSOs subject to the award agreements if the named executive officer resigns for good reason with 12 months after a change of control. In addition, the PSO award agreements for named executive officers, including Mr. De Luca, provide for the acceleration of the time-based vesting of the PSOs if the named executive officer is terminated for any reason other than cause. In any case, the PSO award agreements will not vest except to the extent that the performance-based vesting conditions have been attained.

     To determine the level of benefits to be provided under each change of control agreement and other agreements, the Committee considered the circumstances of each type of severance, the impact on shareholders, and market practices.

Perquisites

     Logitech’s executive officer benefit programs are substantially the same as for all other eligible employees except as set out below.

     In fiscal year 2013, Logitech paid a total of approximately $202,780 in costs associated with Mr. Darrell’s relocation from Switzerland to the United States, which was initiated in fiscal year 2013 under the terms of the relocation policy applicable to executive international transfers. The aggregate amount of the fiscal year 2013 relocation costs for Mr. Darrell, including tax consulting services associated with his relocation, is reflected in the Summary Compensation Table below under the heading “All Other Compensation.”

     Upon Mr. De Luca’s appointment to the Chief Executive Officer role after the resignation of Mr. Quindlen, he was provided with the occasional use of a company car and driver, including during part of fiscal year 2013. Expenses related to these services are imputed as income to Mr. De Luca and the additional tax liabilities are paid by Logitech as a gross-up payment. Mr. De Luca has received no other compensation for his assumption of the Chief Executive Officer role. The aggregate amount of Mr. De Luca’s benefits is reflected in the Summary Compensation Table below under the heading “All Other Compensation.”

     In fiscal year 2013, Logitech paid a total of approximately $53,000 in costs associated with Mr. Labrousse’s relocation, including tax consulting services associated with his relocation. Mr. Labrousse’s move from the United States to Switzerland was initiated in fiscal year 2011 under the terms of the relocation policy applicable to executive international transfers. The aggregate amount of the fiscal year 2013 relocation costs for Mr. Labrousse is reflected in the Summary Compensation Table below under the heading “All Other Compensation.”

Other Benefits

     Logitech’s executive officers are eligible to receive the same benefits as all other employees, including the following:

  Company contributions to retirement programs are based on the location of employing company, such as the Logitech Inc. 401(k) in the United States and the Logitech Employee Pension Fund in Switzerland.

  Health, welfare and life insurance benefits.

  Opportunity for participation in the Logitech Employee Share Purchase Plans.

OTHER COMPENSATION POLICIES

Derivatives

     We do not permit certain persons designated by the Company as insiders, including officers and directors, to trade in puts, calls, warrants or other derivative Logitech securities traded on an exchange or in any other organized securities market.

Recovery of compensation for restatements and misconduct

     In June 2010, the Compensation Committee adopted a policy regarding the recovery of compensation paid to an executive officer or the principal accounting officer of the Company (a “clawback”). Under the terms of the policy we may recover bonus amounts, equity awards or other incentive compensation awarded or paid within the prior three years to a covered officer if the Compensation Committee determines the compensation was based on any performance goals that were met or exceeded as a result, in whole or in part, of the officer’s fraud or misconduct, or the officer knew at the time of the existence of fraud or misconduct that resulted in performance goals being met or exceeded, and a lower amount would otherwise have been awarded or paid to the officer. In addition, under the policy Logitech may recover gains realized on the exercise of stock options or on the sale of vested shares by an executive officer or the principal accounting officer if, within three years after the date of the gains or sales, Logitech discloses the need for a significant financial restatement, other than a financial restatement solely because of revisions to US GAAP, and the Compensation Committee determines that the officer’s fraud or misconduct caused or partially caused the need for the restatement, or the covered officer knew at the time of the existence of fraud or misconduct that resulted in the need for such restatement.

     In addition, our 2006 Stock Incentive Plan and our Management Performance Bonus Plan provide that awards under the plans are suspended or forfeited if the plan participant, whether or not an executive officer:

  has committed an act of embezzlement, fraud or breach of fiduciary duty;

  makes an unauthorized disclosure of any Logitech trade secret or confidential information; or

  induces any customer to breach a contract with Logitech.

     Any decision to suspend or cause a forfeiture of any award held by an executive officer under the 2006 Stock Incentive Plan or the Management Performance Bonus Plan is subject to the approval of the Board of Directors. The Compensation Committee will amend the policy, as necessary, to comply with the final SEC rules regarding the recoupment policies of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Additional tax and accounting considerations

U.S. Tax Code Section 162(m)

     We are limited by Section 162(m) of the U.S. Tax Code, or Section 162(m), to a deduction for U.S. federal income tax purposes of up to $1 million of compensation paid to our CEO and any of our three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year. Compensation above $1 million may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The Compensation Committee considers the implications of Section 162(m) in setting and determining executive officer long-term equity incentive award grants and in setting short-term cash incentive award compensation.

     The Logitech International S.A. 2006 Stock Incentive Plan approved by our shareholders in 2006, and amended by our shareholders in 2012, permits certain grants of awards under that plan to qualify as “performance-based compensation.” Bonuses paid to executives under the Bonus Plan may similarly qualify under Section 162(m). Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation, and it will elect to forego deductibility when the Committee believes it to be in the best interests of the Company and its shareholders.

     In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences, including the impact of the Financial Accounting Standard Board’s Accounting Standards Codification Section 718, on its decisions in determining the forms of different equity awards.

Compensation Risks Assessment

     Since March 2010, the Compensation Committee has conducted an annual review, with the assistance of the Committee’s independent compensation consultant, of Logitech’s compensation programs to assess the risks associated with their design and associated risk controls. The Committee reviews in particular the following compensation programs and associated practices:

  Equity grants made under the 2006 Stock Incentive Plan.

  Management Performance Bonus Plan.

  Profit Sharing Plan.

  Sales commissions plans.

  Change of Control Severance Agreements in place with executive officers.

     As in past years, based on the March 2013 review, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE COMPENSATION COMMITTEE

     The Logitech Compensation Committee, which is composed solely of independent members of the Logitech Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Compensation Report with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Logitech’s 2013 Invitation and Proxy Statement and Annual Report.

Compensation Committee
Matthew Bousquette, Chairman
Kee-Lock Chua
Neil Hunt

SUMMARY COMPENSATION TABLE

     The following table provides information regarding the compensation and benefits earned during fiscal years 2013, 2012, and 2011 by our named executive officers. For more information, please refer to “Compensation Disclosure and Analysis,” as well as “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards($) (1)	Option Awards ($) (1)	Non-equity Incentive Plan Compensation ($)(2)	Changes in Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($) (3)	Total ($)
Guerrino De Luca (4)	FY13	500,000	-		-	335,400	-	-	31,314	866,714
Chairman of the Board	FY12	500,000	-		392,400	-	-	-	30,306	922,706
	FY11	550,000	-		835,500	-	578,000	-	12,168	1,975,668

Bracken P. Darrell (5)	FY13	735,577	-		803,000	4,840,000	-	-	226,164	6,604,741
President and Chief Executive Officer	FY12	-	-		-	-	-	-	-	-
	FY11	-	-		-	-	-	-	-	-

L. Joseph Sullivan	FY13	402,000	-		258,390	580,500	-	-	12,358	1,253,248
Senior Vice-President, Worldwide Operations	FY12	402,000	-		557,400	-	-	-	11,762	971,162
	FY11	390,000	-		1,117,350	-	308,000	-	10,501	1,825,851

Former Officers:

Erik K. Bardman (6)	FY13	484,000	-		336,690	774,000	-	-	9,553	1,604,243
Senior Vice President, Finance and	FY12	440,000	25,000		789,000	-	-	-	9,278	1,263,278
Chief Financial Officer	FY11	420,000	-		1,489,800	-	331,000	-	7,800	2,248,600

Werner Heid (7)	FY13	70,153	-		-	-	-	-	758,569	828,722
Senior Vice President, Sales and Marketing	FY12	570,000	-		789,000	-	-	-	12,331	1,371,331
	FY11	570,000	-		1,489,800	-	415,000	-	9,741	2,484,541

Junien Labrousse (8)	FY13	673,044	-		-	-	-	-	170,605	843,649
Senior Vice President, Products	FY12	804,135	-		790,380	-	-	-	176,736	1,771,251
	FY11	718,588	133,547	(9)	1,489,800	-	535,276	-	169,128	3,046,339
____________________

(1)

These amounts do not represent the actual economic value realized by the named executive officer. Under SEC rules, the values reported in the "Stock Awards" and "Option Awards" columns reflect the aggregate grant date fair value of grants of stock options and stock awards to each of the listed officers in the fiscal years shown. The key assumptions and methodology of valuation of stock options and stock awards are presented in Note 4 to the Consolidated Financial Statements included in Logitech's Annual Report to Shareholders.

For FY12: Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY12, using the market value of our shares on the grant date of the PSUs, was: (a) in the case of Mr. Guerrino De Luca, $588,600; (b) in the case of Mr. Erik Bardman, Mr. Junien Labrousse and Mr. Werner Heid, $686,700 each; and (c) in the case of Mr. Joseph Sullivan, $490,500.

For FY11: Assuming the highest level of performance is achieved, the maximum possible value of the PSUs allocated in FY11, using the market value of our shares on the grant date of the PSUs, was: (a) in the case of Mr. Guerrino De Luca, $1,218,000; (b) in the case of Mr. Erik Bardman, $1,461,600; (c) in the case of Mr. Junien Labrousse, $1,461,600; (d) in the case of Mr. Joseph Sullivan, $1,503,900; and (f) in the case of Mr. Werner Heid, $1,461,600.

(2)	Reflects amounts earned under the Logitech Management Performance Bonus Plan.

(3)	Details regarding the various amounts included in this column are provided in the following table entitled "All Other Compensation."

(4)

Mr. De Luca ceased to be Chief Executive Officer of the Company upon Mr. Bracken Darrel's appointment to that role in January 2013. Mr. De Luca continues to serve as Chairman of the Board of the Company.

(5)	Mr. Darrell joined the Company as President on April 9, 2012 and was appointed as Chief Executive Officer of the Company effective January 1, 2013.

(6)	Mr. Bardman's service as Senior Vice President, Finance and Chief Financial Officer ended upon his departure from the Company on April 26, 2013.

(7)	Mr. Heid's service as Senior Vice President, Sales and Marketing ended upon his departure from the Company on May 15, 2012.

(8)

Mr. Labrousse was the Senior Vice President, Products and President, Logitech Europe until April 22, 2012. In connection with a restructuring, he ceased to be an executive officer as of April 22, 2012. On behalf of the Company, Mr. Labrousse moved to Switzerland as of January 1, 2011 and his base salary was set at 710,000 Swiss Francs. Mr. Labrousse's salaries for fiscal year 2012 and a portion of fiscal year 2011 reflect a conversion to U.S. Dollars using a Swiss Franc to U.S. Dollar exchange rate. Mr. Labrousse's base salary was reduced from 710,000 Swiss Francs to 625,000 Swiss Francs upon him ceasing to be an executive officer.

(9)

Reflects (1) a bonus of $21,047 approved by the Compensation Committee to enable Mr. Labrousse to offset taxes incurred on a life insurance contract on his life held by the Company in connection with the Logitech Inc. deferred compensation plan, which life insurance contract the Company surrendered for cash in December, 2010, and (2) a bonus in the amount of $112,500 approved by the Compensation Committee to offset some of the costs of Mr. Labrousse's relocation to Switzerland.

All Other Compensation Table

Name	Year	Car Use or Service ($) (1)	Tax Preparation Services ($) (2)	401(k) ($) (3)	Group Term Life Insurance ($)	Relocation or Travel in lieu of Relocation ($) (4)	Premium for Deferred Compensation Insurance ($) (5)	Defined Benefit Pension Plan Employer Contrib. ($) (6)	Severance ($) (7)	Other Awards ($) (8)	Total ($)
Guerrino De Luca	FY13	15,882	-	7,500	7,932	-	-	-	-	-	31,314
	FY12	16,679	-	7,350	6,277	-	-	-	-	-	30,306
	FY11	-	-	6,750	5,418	-	-	-	-	-	12,168

Bracken P. Darrell	FY13	-	-	5,063	3,321	202,780	-	-	-	15,000	226,164
	FY12	-	-	-	-	-	-	-	-	-	-
	FY11	-	-	-	-	-	-	-	-	-	-

L. Joseph Sullivan	FY13	-	-	7,500	4,858	-	-	-	-	-	12,358
	FY12	-	-	7,350	4,412	-	-	-	-	-	11,762
	FY11	-	-	6,750	3,751	-	-	-	-	-	10,501

Former Officers:

Erik K. Bardman	FY13	-	-	7,500	2,053	-	-	-	-	-	9,553
	FY12	-	-	7,350	1,928	-	-	-	-	-	9,278
	FY11	-	-	6,750	1,050	-	-	-	-	-	7,800

Werner Heid	FY13	-	-	2,236	452	-	-	-	748,125	7,756	758,569
	FY12	-	-	7,350	3,510	-	-	-	-	1,471	12,331
	FY11	-	-	6,750	2,991	-	-	-	-	-	9,741

Junien Labrousse	FY13	-	25,058	-	16,781	27,687	-	101,079	-	-	170,605
	FY12	-	21,784	-	-	50,965	-	103,987	-	-	176,736
	FY11	-	21,290	5,063	2,921	115,109	1,889	22,856	-	-	169,128
____________________

(1)	Represents the cost to Logitech of $15,882 and $16,679 in fiscal years 2013 and 2012, respectively, related to Mr. Guerrino De Luca's occasional use of a company car and driver to and from work.

(2)

Represents the cost to Logitech of $25,058, $21,784 and $21,290 in fiscal years 2013, 2012 and 2011, respectively, for tax preparation services for Mr. Junien Labrousse related to his transfer from the U.S. to Switzerland.

(3)	Represents 401(k) savings plan matching contributions, which are available to all of our regular employees who are on our U.S. payroll.

(4)

Represents the costs associated with Mr. Junien Labrousse's relocation to Switzerland, including household goods shipping, temporary accommodations, flights, rental car and other costs. In the case of Mr. Darrell, represents costs associated with relocation from Switzerland to the United States, including airfare, home purchase and sales assistance, tax advice assistance, moving costs, temporary living benefits and other costs.

(5)	Represents imputed income to Mr. Junien Labrousse from an insurance policy held to fund, in part, the Logitech Inc. Deferred Compensation Plan.

(6)

Represents the matching contributions to the Logitech Employee Pension Fund in Switzerland for Mr. Junien Labrousse, which are available to all of the Company's regular employees who are on its Swiss payroll.

(7)	Represents the severance compensation paid to Mr. Heid pursuant to his Offer Letter.

(8)

In the case of Mr. Darrell, received a lump sum payment of $15,000, net of taxes, to be applied towards attorney's fees associated with review of his offer of employment. In the case of Mr. Heid, the $7,756 represents accrued vacation paid upon his departure from the Company on May 15, 2012.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2013

     The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2013. For more information, please refer to “Compensation Disclosure and Analysis.”

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value ($) (5)
Name	Type	Grant Date (MM/DD/YY)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Actual ($) (2)	Threshold (#)	Target (#)	Maximum (#)
Guerrino De Luca	PSOs	01/04/13	01/04/13					32,500	-	130,000	-	335,400
	FY13 Bonus	N/A	N/A	250,000	500,000	750,000	-

Bracken P. Darrell	Options	04/16/12	04/16/12					-	-	-	-	1,820,000
	PPOs	04/16/12	04/16/12					400,000	-	1,200,000	-	3,020,000
	RSU	04/16/12	04/16/12					-	-	-	100,000	803,000
	FY13 Bonus	N/A	N/A	375,000	750,000	1,500,000	-

L. Joseph Sullivan	PSOs	01/04/13	01/04/13					56,250		225,000	-	580,500
	RSU	01/04/13	01/04/13					-	-	-	33,000	258,390
	FY13 Bonus	N/A	N/A	150,750	301,500	603,000	-

Former Officers:

Erik K. Bardman	PSOs	01/04/13	01/04/13					75,000	-	300,000	-	774,000
	RSU	01/04/13	01/04/13					-	-	-	43,000	336,690
	FY13 Bonus	N/A	N/A	181,500	363,000	726,000	-

Werner Heid	FY13 Bonus	N/A	N/A	213,750	427,500	855,000	-

Junien Labrousse	FY13 Bonus	N/A	N/A	233,581	467,162	934,324	-
____________________

(1)	The amounts in these columns reflect possible payouts with respect to each applicable performance period for the fiscal year 2013 bonus programs under the Bonus Plan.

(2)

The amounts in this column reflect actual payouts with respect to each applicable performance period for the fiscal year 2013 bonus programs under the Bonus Plan. The actual payout amounts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for fiscal year 2013.

(3)

Represents PPOs ("Premium Priced Options") and PSOs ("Performance Stock Options"). All shares subject to the PPOs and PSOs are unvested. The actual amount, if any, of shares that will vest under the PSO grants will not be known until the earlier of all performance criteria being met or the end of the performance period on January 4, 2017. The actual amount, if any, of shares that will vest under the PPO grants will not be known until the earlier of all performance criteria being met or the end of the performance period on April 16, 2022.

(4)	Represents RSUs that vest at a rate of one-third per year over three years, on each yearly anniversary of the grant date.

(5)

These amounts do not represent the actual economic value realized by the named executive officer. Amounts in this column represent the grant date fair value of Options, PPOs, PSOs and RSUs calculated in accordance with Accounting Standards Codification (ASC) 718 but does not include a reduction for forfeitures. For Options, that number is equal to the fair value of the options on the grant date using the Black-Scholes-Merton option-pricing model. For PPOs and PSOs that number is calculated by multiplying the value determined using the Monte Carlo method by the target number of units awarded. For RSUs, that number is equal to the closing price of Logitech shares on the grant date. The key assumptions for the valuations are presented in Note 4 to the Consolidated Financial Statements included in Logitech's Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2013 filed with the SEC on May 30, 2013.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements and Offer Letters

     We have entered into employment agreements or offer letters with each of our named executive officers. The employment agreements and offer letters generally provide that the compensation of the named executive officer is subject to the sole discretion of the Compensation Committee or the Board of Directors. Other than Mr. Werner Heid’s compensation in connection with his resignation and Mr. Darrell’s compensation as a new hire, the compensation earned by the named executive officers in fiscal year 2013 was not the result of any terms of their employment agreements or offer letters.

Performance-Based Vesting Conditions

     Please refer to “Compensation Disclosure and Analysis—Elements of Compensation—Performance-based cash incentive awards” for a discussion of the performance measures applicable to the Bonus Plan during fiscal year 2013. In addition, please refer to “Compensation Disclosure and Analysis—Elements of Compensation—Long-term equity incentive awards” for a discussion of performance measures under the PPOs and PSOs granted to named executive officers during fiscal year 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table provides information regarding outstanding equity awards for each of our named executive officers as of March 31, 2013. This table includes unexercised and unvested stock options, unexercised and unvested performance stock options, unvested PSUs, and unvested RSUs.

     Unless otherwise specified, options and RSUs vest at a rate of 25% per year on each of the first four anniversaries of the grant date. Market value for stock options, including PPOs and PSOs, is calculated by taking the difference between the closing price of Logitech shares on NASDAQ on the last trading day of the fiscal year ($6.97 on March 31, 2013) and the option exercise price, and multiplying it by the number of outstanding options. Market value for stock awards (RSUs and PSUs) is determined by multiplying the number of shares by the closing price of Logitech shares on NASDAQ on the last trading day of the fiscal year.

     Certain of the options as granted to Mr. De Luca have exercise prices denominated in Swiss Francs. The U.S. Dollar exercise prices shown in the table below for such options are presented in the table based on a Swiss Franc to U.S. Dollar exchange rate on March 31, 2013 of 1 to 1.05.

		Option Awards						Stock Awards
Name	Grant Date (MM/DD/YY)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) / Share		Option Expiration Date (MM/DD/YY)	Market Value of Unexercised Options ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Guerrino De Luca	10/16/02	370,538	-	10.76	(2)	04/16/13	-	-	-	-	-
	04/08/04	200,000	-	15.97	(3)	04/08/14	-	-	-	-	-
	04/01/05	200,000	-	19.48	(4)	04/01/15	-	-	-	-	-
	04/01/06	100,000	-	20.05		04/01/16	-	-	-	-	-
	04/02/07	50,000	-	27.95		04/02/17	-	-	-	-	-
	04/01/08	15,000	-	26.67		04/01/18	-	-	-	-	-
	04/01/09	11,250	3,750	10.64		04/01/19	-	-	-	-	-
	01/04/13	-	130,000	7.83		01/04/23	-	-	-	-	-
	11/15/10	-	-	-		-	-	-	-	30,000	209,100
	04/11/11	-	-	-		-	-	-	-	30,000	209,100
	Total	946,788	133,750					-	-	60,000	418,200

Bracken P. Darrell	04/16/12	-	500,000	8.03		04/16/22	-	-	-	-	-
	04/16/12	-	400,000	14.05		04/16/22	-	-	-	-	-
	04/16/12	-	400,000	16.06		04/16/22	-	-	-	-	-
	04/16/12	-	400,000	20.08		04/16/22	-	-	-	-	-
	04/16/12	-	-	-		-	-	100,000	697,000	-	-
	Total	-	1,700,000					100,000	697,000	-	-

L. Joseph Sullivan	11/02/05	25,000	-	20.25		10/24/15	-	-	-	-	-
	03/23/06	25,000	-	19.96		03/23/16	-	-	-	-	-
	10/02/06	22,500	-	21.61		10/02/16	-	-	-	-	-
	10/02/07	50,000	-	30.09		10/02/17	-	-	-	-	-
	10/01/08	50,000	-	22.59		10/01/18	-	-	-	-	-
	12/12/08	25,000	-	13.48		12/12/18	-	-	-	-	-
	06/29/09	32,500	16,250	14.02		06/29/19	-	-	-	-	-
	01/04/13	-	225,000	7.83		01/04/23	-	-	-	-	-
	06/29/09	-	-	-		-	-	2,250	15,683	-	-
	11/15/10	-	-	-		-	-	9,000	62,730	-	-
	11/15/10	-	-	-		-	-	-	-	27,000	188,190
	04/11/11	-	-	-		-	-	12,000	83,640	-	-
	04/11/11	-	-	-		-	-	-	-	25,000	174,250
	01/04/13	-	-	-		-	-	33,000	230,010	-	-
	Total	230,000	241,250					56,250	392,063	52,000	362,440

Former Officers:

Erik K. Bardman	10/23/09	75,000	25,000	18.76		10/23/19	-	-	-	-	-
	11/15/10	-	-	-		-	-	12,000	83,640	-	-
	11/15/10	-	-	-		-	-	-	-	36,000	250,920
	04/11/11	-	-	-		-	-	17,250	120,233	-	-
	04/11/11	-	-	-		-	-	-	-	35,000	243,950
	01/04/13	-	-	-		-	-	43,000	299,710	-	-
	01/04/13	-	300,000	7.83		01/04/23	-	-	-	-	-
	Total	75,000	325,000					72,250	503,583	71,000	494,870

Werner Heid	Total	-	-	-		-	-	-	-	-	-

Junien Labrousse	09/26/05	100,000	-	20.25		09/26/15	-	-	-	-	-
	10/02/06	50,000	-	21.61		10/02/16	-	-	-	-	-
	04/02/07	140,000	-	27.95		04/02/17	-	-	-	-	-
	10/02/07	50,000	-	30.09		10/02/17	-	-	-	-	-
	10/01/08	75,000	-	22.59		10/01/18	-	-	-	-	-
	12/12/08	45,000	-	13.48		12/12/18	-	-	-	-	-
	06/29/09	45,000	22,500	14.02		06/29/19	-	-	-	-	-
	06/29/09	-	-	-		-	-	3,250	22,653	-	-
	11/15/10	-	-	-		-	-	12,000	83,640	-	-
	04/11/11	-	-	-		-	-	17,250	120,233	-	-
	11/15/10	-	-	-		-	-	-	-	36,000	250,920
	04/11/11	-	-	-		-	-	-	-	35,000	243,950
	Total	505,000	22,500					32,500	226,525	71,000	494,870
____________________

(1)

PSUs are shown at their target amount. The minimum performance condition of the PSUs granted on June 29, 2009, in fiscal year 2010, was not met and therefore no shares vested at the conclusion of the 2-year performance period on June 29, 2011. The actual conversion, if any, of the PSUs granted in fiscal year 2011 into Logitech shares following the conclusion of the 3-year performance period will range between 50% and 200% of that target amount, depending upon Logitech’s TSR performance versus the TSR benchmark over the performance period. The actual conversion, if any, of the PSUs granted in fiscal year 2012 into Logitech shares following the conclusion of the 3-year performance period will range between 50% and 150% of that target amount, depending upon Logitech’s TSR performance versus the TSR benchmark over the performance period.

(2)	The exercise price of the option as granted (as split-adjusted) is 10.25 Swiss Francs per share.

(3)	The exercise price of the option as granted (as split-adjusted) is 15.21 Swiss Francs per share.

(4)	The exercise price of the option as granted (as split-adjusted) is 18.55 Swiss Francs per share.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2013

       The following table provides the number of shares acquired and the value realized upon exercise of stock options and the vesting of RSUs during fiscal year 2013 by each of our named executive officers. No shares resulted from PSUs whose performance period ended during fiscal year 2013 because the minimum performance condition was not met.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Guerrino De Luca	-	-	-	-
Bracken P. Darrell	-	-	-	-
L. Joseph Sullivan	-	-	10,750	88,078
Former Officers:
Erik K. Bardman	-	-	11,750	88,405
Werner Heid	112,500	56,244	5,750	47,725
Junien Labrousse	-	-	15,000	123,603
____________________

(1)

The value realized equals the difference between the option exercise price and the fair market value of Logitech shares on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	Based on the closing trading price of Logitech shares on the NASDAQ Global Select Market.

PENSION BENEFITS FOR FISCAL YEAR 2013

       Junien Labrousse, Senior Vice President, Consumer Computing Platforms Group, is a participant in Logitech’s Swiss Pension plan, which is a benefit offered to all eligible Swiss employees.

       No other executive officers are beneficiaries under any pension plan benefits maintained by Logitech. For additional information regarding other benefits provided upon retirement of Logitech executive officers, please refer to “Potential Payments Upon Termination or Change in Control.”

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Guerrino De Luca	-	n/a	-
Bracken P. Darrell	-	n/a	-
L. Joseph Sullivan	-	n/a	-
Former Officers:
Erik K. Bardman	-	n/a	-
Werner Heid	-	n/a	-
Junien Labrousse	Logitech Employee Pension Fund	2.25	397,975

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2013

       The following table sets forth information regarding the participation by our named executive officers in the Logitech Inc. U.S. Deferred Compensation Plan during fiscal year 2013 and at fiscal year-end.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Logitech Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Guerrino De Luca	-	-	-	-	-
Bracken P. Darrell	-	-	-	-	-
L. Joseph Sullivan	-	-	49,268	-	415,283
Former Officers:
Erik K. Bardman	-	-	-	-	-
Werner Heid	-	-	19,154	-	234,726
Junien Labrousse	-	-	278,273	-	2,958,953	(3)
____________________

(1)	Amounts are included in the Summary Compensation table in the "Salary" column for fiscal year 2013. All contributions were made under the Logitech Inc. Deferred Compensation Plan.

(2)	These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

(3)	Mr. Labrousse's aggregate contributions of $1,392,280 for fiscal year 2008 through fiscal year 2011 were reported as compensation to Mr. Junien Labrousse in the Summary Compensation table.

NARRATIVE DISCLOSURE TO NON-QUALIFIED DEFERRED COMPENSATION TABLE

       The Logitech Inc. U.S. Deferred Compensation Plan effective January 1, 2009 allows the participating executive officers and other eligible employees to defer up to 80% of their annual base salary and up to 90% of annual cash bonuses or commissions.

       Upon enrollment, participants select from a number of mutual funds selected by Logitech Inc.’s Deferred Compensation Committee for this purpose, and the participants’ contributions are invested according to the participants’ elections. Investment elections may be changed by participants at any time.

       Participants can elect upon enrollment to receive one lump-sum distribution per year beginning in the third year of plan participation. Although pre-retirement distributions can subsequently be postponed (subject to conditions) or canceled, participants cannot elect any additional pre-retirement distributions after initial enrollment, except in limited circumstances.

       Distributions are generally payable to participants upon termination of employment in a lump sum or, in the case of retirement, disability or death, in a series of annual payments of up to 10 years, as elected by the participants, subject to any requirements of Section 409A of the U.S. Tax Code.

       The Deferred Compensation Plan is the successor to an earlier plan that provided substantially similar benefits.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

       We have entered into agreements that provide for payments under certain circumstances in the event of termination of employment of our executive officers. These agreements include:

  Change of control severance agreements, under which the executive officers may receive certain benefits if they are subject to an involuntary termination within 12 months after a “change of control” because his or her employment is terminated without cause or because the executive resigns for good reason.

  PSU, RSU and PSO award agreements that provide for the accelerated vesting of the shares subject to the award agreements under certain circumstances, including the same circumstances as under the change of control agreements.

  An offer letter with Bracken Darrell, under which he is entitled to severance benefits if we terminate his employment without cause or if he resigns for good reason.

  An offer letter with Werner Heid, under which he was entitled to severance benefits if we terminate his employment without cause.

  An employment agreement with Junien Labrousse, under which he is entitled to receive a three-month notice period if we terminate his employment or if he resigns.

       These agreements are described in more detail in the subsections below.

       Other than the agreements above, there are no agreements or arrangements for the payment of severance to a named executive officer in the event of his involuntary termination with or without cause.

       There are no agreements providing for payment of any consideration to any non-executive member of the Board of Directors upon termination of his or her services with the Company.

Change of Control Severance Agreements

       Each of our named executive officers has executed a change of control severance agreement with Logitech. The change of control agreement with Mr. De Luca is slightly different than those of the other executive officers. The purpose of the change of control agreements is to support retention in the event of a prospective change of control.

       Under the change of control agreement, each executive officer is eligible to receive the following benefits, should the executive officer be subject to an involuntary termination within 12 months after a “change of control” because his or her employment is terminated without cause or the executive resigns for good reason:

  The continuation of the executive’s “current compensation” for 12 months;

  Continuation of health insurance benefits for up to 12 months;

  Acceleration of vesting for all stock options held by the executive;

  Acceleration of other employee equity incentives held by the executive if provided for under the terms of the grant agreement for the equity incentive; and

  Executive – level outplacement services of a value of up to $5,000.

       The term “current compensation” includes:

  The greater of (i) the executive’s annual base salary in effect immediately prior to the executive’s termination and (ii) the executive’s annual base salary in effect on the date of the Change of Control Agreement; plus

  The amount of the executive’s annual and quarterly bonuses for the fiscal year preceding the fiscal year in which severance benefits become payable to the executive.

       The change of control agreement defines the term “change of control” to mean:

  A merger or consolidation of Logitech with another corporation resulting in a greater than 50% change in the total voting power of Logitech or the surviving company immediately following the transaction;

  The complete liquidation of Logitech;

  The sale or other disposition of all or substantially all of Logitech’s assets; or

  The acquisition by any person of securities of Logitech representing 50% or more of the total voting power of Logitech’s outstanding shares.

       The change of control agreement with Mr. De Luca is the same as for the other executive officers, except that only those stock options granted by the Company to him before January 28, 2008, while he was serving as Chief Executive Officer, are subject to acceleration under the agreement. Options granted to him after January 28, 2008 are not subject to acceleration.

PSO Award Agreements

       The PSO award agreements from named executive officers provide for the acceleration of the time-based vesting of the PSOs subject to the award agreements if the named executive officer resigns for good reason with 12 months after a change of control. In addition, the PSO award agreements for named executive officers, including Mr. De Luca, provide for the acceleration of the time-based vesting of the PSOs if the named executive officer is terminated for any reason other than cause. In any case, the PSO award agreements will not vest except to the extent that the performance-based vesting conditions have been attained.

PSU and RSU Award Agreements

       The PSU and RSU award agreements for named executive officers other than Guerrino De Luca provide for the acceleration of vesting of the RSUs and PSUs subject to the award agreements under the same circumstances and conditions as under the change of control agreements; namely, if the named executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason. In the event of such an involuntary termination:

  All shares subject to the RSUs will vest.

  100% of the shares subject to the PSUs will vest if the change of control occurred within one year after the grant date of the PSUs. If the change of control occurred more than one year after the grant date of the PSUs, the number of shares subject to the PSU that will vest will be determined by applying the performance criteria under the PSUs as if the performance period had ended on the date of the change of control.

Bracken Darrell Offer Letter

       We entered into an offer letter with Bracken Darrell dated March 13, 2012. Under his offer letter, in the event he is terminated without “cause” or resigns (within 30 days after Logitech fails to remedy the condition reported to be good reason during a 30-day cure period) for good reason, other than after a change of control, he is entitled to receive severance benefits as follows:

  If the termination had occurred within one year after his employment start date (note that, as of April 9, 2013, the one-year anniversary of his employment start date, Mr. Darrell is no longer entitled to these benefits), he would have been entitled to:
  an amount equal to 200% of his then-current annual base salary, less applicable withholdings; plus an amount equal to 200% of his then-current annual targeted bonus amount, less applicable withholdings; plus

  25% of his initial stock option grant for 500,000 Logitech shares and 25% of his initial restricted stock unit grant for 100,000 shares will accelerate and vest.
  If the termination occurs more than one year but within two years after his employment start date, he is entitled to:
  an amount equal to 150% of his then-current annual base salary, less applicable withholdings; plus an amount equal to 150% of his then-current annual targeted bonus amount, less applicable withholdings.

  If the termination occurs more than two years after his employment start date, he is entitled to:

  an amount equal to 100% of his then-current annual base salary, less applicable withholdings; plus an amount equal to 100% of his then-current annual targeted bonus amount, less applicable withholdings.

       In each case, Mr. Darrell would also be entitled to have Logitech pay the premiums to continue his group health insurance coverage under COBRA during the applicable severance period, subject to any maximum length of coverage limits under applicable law and until he becomes eligible for benefits from a subsequent employer.

       “Cause” in Mr. Darrell’s offer letter is defined as: (i) theft, dishonesty, misconduct or falsification of any employment or Logitech records; (ii) improper disclosure of Logitech’s confidential or proprietary information; (iii) failure or inability to perform any assigned duties after written notice from Logitech of, and a reasonable opportunity to cure, such failure or inability; (iv) conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs his ability to perform his duties; or (v) failure to cooperate in good faith with a governmental or internal investigation of Logitech or its directors, officers or employees, if Logitech has requested his cooperation. “Good reason” in Mr. Darrell’s offer letter is defined as: (i) a material reduction of his authority, duties or responsibilities, or (ii) if, by January 31, 2013, he is not reporting directly to the Logitech International Board of Directors as Chief Executive Officer. Mr. Darrell became Chief Executive Officer, reporting directly to the Board, on January 1, 2013.

       If any amounts become payable to Mr. Darrell under his change of control agreement, or any successor agreement, the aggregate amount of any amounts payable to Mr. Darrell under his offer letter will be reduced to the extent necessary so as to prevent the duplication of severance payments to him.

       If amounts payable to Mr. Darrell under any arrangement or agreement with Logitech are payable as a result of a change of ownership or control of Logitech and exceed the amount allowed under section 280G of the Code, and would be subject to the excise tax imposed by section 4999 of the Code, then, prior to the making of any Payments to Mr. Darrell, a “best-of” calculation will be made comparing (1) the total benefit to Mr. Darrell from the Payments after payment of the excise tax, to (2) the total benefit to Mr. Darrell if the Payments are reduced to the extent necessary to avoid being subject to the excise tax, and Mr. Darrell will be entitled to the Payments under the more favorable outcome.

Agreements with Former Executive Officers

Werner Heid Offer Letter

       We entered into an offer letter with Werner Heid dated December 24, 2008. Under his offer letter, in the event he was terminated without “cause” other than after a change of control, he was entitled to:

  an amount equal to 75% of his current annual base salary; plus an amount equal to 75% of his current annual targeted bonus amount.

       “Cause” in Mr. Heid’s employment agreement was defined as (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action which has a material detrimental effect on the Company’s reputation or business; (iv) failure or inability to perform any assigned duties after written notice from the Company, and a reasonable opportunity to cure such failure or inability; (v) the conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs the ability to perform duties or (vi) the failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested cooperation.

       Mr. Heid resigned from Logitech, effective as of May 2012, and received a severance package of $748,125 plus COBRA health insurance for up to nine months as prescribed under his Offer Letter.

Junien Labrousse Swiss Employment Agreement

       We entered into an employment agreement with Mr. Labrousse upon his transfer to Switzerland in January 2011. His employment agreement entitles him to a three-month notice period for resignation or termination, the standard notice period provided to our Swiss employees with Mr. Labrousse’s years of service with the Company.

Tables of Potential Payments Upon Termination or Change in Control

       The table below estimates the amount of compensation that would be paid in the event of an involuntary termination of a listed named executive officer without cause after a change in control, assuming that each of the terminations was effective as of March 31, 2013, subject to the terms of the change of control agreement and the terms of the PSO, PSU and RSU award agreements with each of the listed named executive officers.

       For Mr. Darrell, the additional table below estimates the amount of compensation that would have been paid in the event of an involuntary termination without cause, assuming that the termination was effective as of March 31, 2013, subject to the terms of the agreement with him. As of March 31, 2013, no compensation amounts were payable to any named executive officer in the event of a mutual agreement to terminate employment, whether upon retirement or otherwise.

       The price used for determining the value of accelerated equity in the tables below was the closing price of Logitech’s shares on NASDAQ on March 31, 2013, the last business day of the fiscal year, of $6.97. For those unvested options held by Mr. De Luca that have exercise prices denominated in Swiss Francs, the U.S. Dollar equivalent of such exercise prices as of March 31, 2013 were calculated based on a Swiss Franc to U.S. Dollar exchange rate on March 31, 2013 of 1 to 1.05.

Potential Payments Upon Involuntary Termination After Change in Control

Name	Base Salary (1)	Bonus (2)	Other Benefits (3)	Value of Accelerated Equity Awards (4)	280G cut-back (5)	Total
Guerrino De Luca	500,000	-	12,870	-	-	512,870
Bracken P. Darrell	750,000	-	28,580	697,000	-	1,475,580
L. Joseph Sullivan	402,000	-	21,434	392,063	-	815,497

Former Officers:

Erik K. Bardman	484,000	-	30,088	503,583	-	1,017,671
Junien Labrousse	656,250	-	5,000	226,525	-	887,775
____________________

(1)	Represents fiscal year 2013 annual base salary in effect on March 31, 2013.

Mr. Labrousse's salary amount was converted using the exchange rate of 1 CHF to 1.05 USD as of March 31, 2013.

(2)	No bonuses were earned or paid for fiscal year 2013.

(3)	Represents the estimated cost of medical and other health insurance premiums (COBRA) for one year after termination and $5,000 in outplacement services.

(4)	Represents, as of March 31, 2013, the aggregate intrinsic value (market value less exercise price) of unvested options, the aggregate market value of shares underlying all unvested RSUs, and 100% of the shares subject to PSUs granted April 11, 2011, in each case held by the named executive officer as of March 31, 2013. The minimum performance condition under the terms of the PSUs granted November 15, 2010 and PSOs granted January 4, 2013 were not met as of March 31, 2013, and therefore, no value were attributed to the shares subject to such PSUs and PSOs. Per the terms of his agreements, Mr. De Luca does not receive any acceleration of RSU or PSU vesting.

(5)	Under the Change of Control agreements for the executive officers listed above, there is a "280G cut-back" so that, in effect, the maximum value of the cash payments plus accelerated equity awards to which an executive is entitled under the agreement is just under 3 times the average annual taxable compensation paid by Logitech to the executive in the prior five taxable years, calculated in accordance with the U.S. Tax Code. The 280G cut-back in the Change of Control agreements was not applicable to any of these named executive officers for a March 31, 2013 termination date.

Potential Payments Upon Involuntary Termination

Name	Base Salary		Bonus		Equity		Total
Bracken Darrell (if terminating between April 2012 - April 2013)	$1,500,000	[1]	$1,500,000	[2]	$174,250	[7]	$ 3,174,250
Bracken Darrell (if terminating between April 2013 - April 2014)	$1,125,000	[3]	$1,125,000	[4]	n/a		$ 2,250,000
Bracken Darrell (if terminating between April 2014 - April 2015)	$750,000	[5]	$750,000	[6]	n/a		$ 1,500,000
____________________

(1)	Represents 200% of Mr. Darrell's fiscal year 2013 annual base salary in effect on March 31, 2013.

(2)	Represents 200% of Mr. Darrell's fiscal year 2013 target bonus in effect on March 31, 2013.

(3)	Represents 150% of Mr. Darrell's fiscal year 2013 annual base salary in effect on March 31, 2013.

(4)	Represents 150% of Mr. Darrell's fiscal year 2013 target bonus in effect on March 31, 2013.

(5)	Represents 100% of Mr. Darrell's fiscal year 2013 annual base salary in effect on March 31, 2013.

(6)	Represents 100% of Mr. Darrell's fiscal year 2013 target bonus in effect on March 31, 2013.

(7)

Represents value of 25% vesting of Mr. Darrell's 100,000 RSU new hire grant and 25% vesting of his 500,000 new hires stock option grant of fiscal year 2013 target bonus using Logitech's stock price in effect on March 28, 2013.

       Note: Mr. Heid terminated his employment with the Company on May 15, 2012 and received an amount equal to 75% of his then-current annual base salary plus 75% of his then-current annual targeted bonus amount, which together totaled $748,125, and was entitled to receive health insurance benefits for up to nine months.

COMPENSATION OF DIRECTORS

       The compensation of the members of the Board of Directors that are not Logitech employees is established by the Committee for Board Compensation, which consisted of Guerrino De Luca, our Chairman. The general policy is that compensation for non-employee directors should be a mix of cash and equity-based compensation. To assist the committee in its annual review of director compensation, Logitech’s compensation department provides director pay practices and compensation data compiled from the annual reports and proxy statements of companies within the NASDAQ 100 and technology companies generally considered comparable to Logitech.

       Cash compensation of non-employee directors consists solely of annual retainers based on Board and committee service. Non-employee directors also receive an annual RSU grant based on a fixed market value. These grants vest on the one-year anniversary of Board service.

       Directors who are Logitech employees do not receive any compensation for their service on the Board of Directors. Non-employee director compensation currently consists of the following elements:

	Total (CHF)	Total ($) (1)
Annual cash retainer	60,000	63,000
An additional annual cash retainer for the lead independent director.	20,000	21,000
Annual retainer for the Audit Committee chair.	40,000	42,000
Annual retainer for the Compensation Committee chair.	30,000	31,500
Annual retainer for non-chair Audit Committee members.	15,000	15,750
Annual retainer for non-chair Compensation Committee members.	10,000	10,500
Annual retainer for Nominating Committee members.	3,000	3,150
Annual RSU grant.	120,000	126,000
Compensation for the number of travel days spent traveling to attend Board and
committee meetings, per day rate.	2,500	2,625
Reimbursement of reasonable expenses for non-local travel (business class).
____________________

(1)	CHF amount was converted using the exchange rate of 1 Swiss Franc to 1.05 U.S. Dollar as of March 31, 2013.

       Non-employee Board members may elect to receive their Board fees in shares, net of withholdings. Any such shares are to be issued under the 2006 Stock Incentive Plan.

       Annual service is measured between the dates of the Company’s Annual General Meetings, held in September each year.

       The following table summarizes the total compensation earned or paid by Logitech during fiscal year 2013 to continuing members of the Board of Directors who were not executive officers as of March 31, 2013. Because the table is based on Logitech’s fiscal year, and annual service for purposes of Board compensation is measured between the dates of Logitech’s Annual General Meeting, held in September each year, the amounts in the table do not necessarily align with the description of Board compensation above. The compensation paid to Guerrino De Luca, the member of the Board of Directors that is a Logitech executive officer as of fiscal year-end 2013, is presented in the Summary Compensation Table.

Non-Employee Director Summary Compensation for Fiscal Year 2013

Name	Fees Earned In Cash ($)	Stock Awards ($)	Total ($)
Daniel Borel	85,184	127,568	212,752
Matthew Bousquette	149,072	128,112	277,184
Erh-Hsun Chang	98,494	128,112	226,606
Kee-Lock Chua	128,308	128,112	256,420
Sally Davis	109,674	127,568	237,242
Didier Hirsch (1)	51,882	256,224	308,106
Neil Hunt	95,832	128,112	223,944
Richard Laube (2)	31,082	-	31,082
Monika Ribar	117,128	127,568	244,696
____________________

(1)	Mr. Hirsch was first elected as a director at the Annual General Meeting in September 2012.

(2)	Mr. Laube resigned as a director as of the Annual General Meeting in September 2012.

       The following table presents additional information with respect to the equity awards held as of March 31, 2013 by members of the Board of Directors who were not executive officers as of fiscal year-end.

       In 2010, Logitech began granting RSUs instead of stock options to continuing non-employee directors. The RSUs granted since fiscal years 2010 fully vest on approximately the one-year anniversary date of the grant.

       Market value for stock options is calculated by taking the difference between the closing price of Logitech shares on NASDAQ on the last trading day of the fiscal year ($6.97 on March 31, 2013) and the option exercise price, and multiplying it by the number of outstanding options. Market value for RSUs is determined by multiplying the number of shares by the closing price of Logitech shares on NASDAQ on the last trading day of the fiscal year.

       Information regarding the option and stock awards held as of March 31, 2013 by Guerrino De Luca, the only member of the Board of Directors that is an executive officer of Logitech as of such date, is presented in the Outstanding Equity Awards at Fiscal Year-End table.

       Certain of the options as granted have exercise prices denominated in Swiss Francs. The U.S. Dollar exercise price in the table below for such options is based on a Swiss Franc to U.S. Dollar exchange rate on March 31, 2013 of 1 to 1.05.

Outstanding Equity Awards for Non-Employee Directors at Fiscal 2013 Year-End

		Option Awards					Stock Awards
Name	Grant Date (MM/DD/YY)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price / Share ($)		Market Value of Unexercised Options ($)	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Daniel Borel	09/06/12	-	-	-		-	13,600		94,792
	Total	-	-				13,600		94,792

Matthew Bousquette	06/16/05	60,000	-	15.41		-	-		-
	09/10/08	15,000	-	23.29		-	-		-
	09/06/12	-	-	-		-	13,600		94,792
	Total	75,000	-				13,600		94,792

Erh-Hsun Chang (3)	09/12/03	109,000	-	7.76		-	-		-
	07/12/04	120,000	-	11.44		-	-		-
	09/26/05	60,000	-	20.25		-	-		-
	01/01/06	30,000	-	19.43		-	-		-
	09/06/12	-	-	-		-	13,600		94,792
	Total	319,000	-				13,600		94,792

Kee-Lock Chua	06/26/03	40,000	-	13.65	(4)	-	-		-
	06/16/06	15,000	-	19.43		-	-		-
	09/06/12	-	-	-		-	13,600		94,792
	Total	55,000	-				13,600		94,792

Sally Davis	06/20/07	30,000	-	36.17	(5)	-	-		-
	09/06/12	-	-	-		-	13,600		94,792
	Total	30,000	-				13,600		94,792

Didier Hirsch (6)	09/06/12	-	-	-		-	27,200		189,584
	Total	-	-				27,200		189,584

Neil Hunt	09/09/10	-	-	-		-	5,066	(7)	35,310
	09/06/12	-	-	-		-	13,600		94,792
	Total	-	-				18,666		130,102

Monika Ribar	06/24/04	80,000	-	15.41	(8)	-	-		-
	06/20/07	15,000	-	36.17	(9)	-	-		-
	09/06/12	-	-	-		-	13,600		94,792
	Total	95,000	-				13,600		94,792
____________________

(1)

Unless otherwise indicated, the shares subject to these options vest and become exercisable at a rate of 33% per year over three years from the grant date, on each yearly anniversary of the grant date.

(2)	Unless otherwise indicated, the shares subject to these stock awards vest in full on August 31 (approximately one year) following the grant date.

(3)	Options granted to Mr. Chang before 2006 were in respect of his role as a Logitech executive officer at such time. Mr. Chang served as a Logitech executive officer until April 2006.

(4)	The exercise price of the option as granted (as split-adjusted) is 13.00 Swiss Francs per share.

(5)	The exercise price of the option as granted is 34.45 Swiss Francs per share.

(6)	Mr. Hirsch was first elected as a director at the Annual General Meeting in September 2012.

(7)	Represents a stock award of 14,900 shares which vests at a rate of 33% per year over 3 years from the grant date, on each yearly anniversary of the grant date.

(8)	The exercise price of the option as granted (as split-adjusted) is 14.68 Swiss Francs per share.

(9)	The exercise price of the option as granted is 34.45 Swiss Francs per share.

EQUITY COMPENSATION PLAN INFORMATION

       The following table summarizes the shares that may be issued upon the exercise of options, including PSOs and PPOs), RSUs, PSUs and other rights under our employee equity compensation plans as of March 31, 2013. These plans include the 1996 Employee Share Purchase Plan (U.S.), 2006 Employee Share Purchase Plan (Non-U.S.) (together, the “ESPPs”) and 2006 Stock Incentive Plan and 2012 Stock Inducement Equity Plan. The table also includes shares that may be issued upon the exercise of outstanding options under the 1996 Stock Plan (which plan terminated in 2006). The table does not include the additional shares that may be issuable pursuant to the proposed amendment to add an additional 8 million shares to the ESPPs that is the subject of Proposal 4 of this Invitation and Proxy Statement.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c ) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (#)
Equity Compensation Plans Approved by Security Holders	16,526,904	(2)	$15	12,472,683

Equity Compensation Plans Not Approved by Security Holders	1,800,000	(3)	14	-
Total	18,326,904		$15	12,472,683
____________________

(1)	The weighted average exercise price is calculated based solely on outstanding options.

(2)

Includes options and rights to acquire shares outstanding under our 1996 Employee Share Purchase Plan (U.S.), 2006 Employee Share Purchase Plan (Non-U.S.), 2006 Stock Incentive Plan and 1996 Stock Plan (which plan terminated in 2006).

(3)	Includes options and rights to acquire shares outstanding under our 2012 Stock Inducement Equity Plan adopted under the Nasdaq rules.

2012 Stock Inducement Equity Plan

       Under the 2012 Stock Inducement Equity Plan, stock options and RSUs may be granted to eligible employees to serve as inducement material to enter into employment with the Company. Awards under the 2012 Stock Inducement Equity Plan may be conditioned on continued employment, the passage of time or the satisfaction of performance vesting criteria, based on individual written employment offer letters. The 2012 Stock Inducement Equity Plan has an expiration date of March 31, 2022. As of March 31, 2013, an aggregate of 1,800,000 shares was reserved for issuance under the 2012 Stock Inducement Equity Plan. As of March 31, 2013, no shares were unreserved and available for issuance under this plan.

2006 Stock Incentive Plan

       The Logitech International S.A. 2006 Stock Incentive Plan provides for the grant to eligible employees and non-employee members of the Board of Directors of stock options, stock appreciation rights, restricted stock and restricted stock units. As of March 31, 2013, Logitech has granted stock options (including PSOs), RSUs and PSUs under the 2006 Stock Incentive Plan and has made no grants of restricted shares or stock appreciation rights. Stock options granted under the 2006 Stock Incentive Plan generally will have terms not exceeding ten years and will be issued at exercise prices not less than the fair market value on the date of grant. Awards under the 2006 Stock Incentive Plan may be conditioned on continued employment, the passage of time or the satisfaction of performance vesting criteria. The 2006 Stock Incentive Plan expires on June 16, 2016. As of March 31, 2013, an aggregate of 24.8 million shares is reserved for issuance under the 2006 Stock Incentive Plan. As of March 31, 2013, a total of 10,156,268 shares were unreserved and available for issuance under this plan.

1996 Stock Plan

       Under the 1996 Stock Plan, Logitech granted options for shares. Options issued under the 1996 Stock Plan generally vest over four years and remain outstanding for periods not to exceed ten years. Options were granted at exercise prices of at least 100% of the fair market value of the shares on the date of grant. Logitech made no grants of restricted shares, stock appreciation rights or stock units under the 1996 Stock Plan. No further awards will be granted under the 1996 Stock Plan.

       Each option issued under the 1996 Stock Plan entitles the holder to purchase one share of Logitech International S.A. at the exercise price.

Employee Share Purchase Plans

       Logitech maintains two employee share purchase plans, one for employees in the United States and one for employees outside the United States. The plan for employees outside the United States is named the 2006 Employee Share Purchase Plan (Non-U.S.), or 2006 ESPP, and was approved by the Board of Directors in June 2006. The plan for employees in the United States is named the 1996 Employee Share Purchase Plan (U.S.), or 1996 ESPP. The 1996 ESPP was the worldwide plan until the adoption of the 2006 ESPP in June 2006. Under both plans, eligible employees may purchase shares with up to 10% of their earnings at the lower of 85% of the fair market value at the beginning or the end of each six-month offering period. Purchases under the plans are limited to a fair value of $25,000 in any one year, calculated in accordance with U.S. tax laws. During each offering period, payroll deductions of employee participants are accumulated under the share purchase plan. Subject to continued participation in these plans, purchase agreements are automatically executed at the end of each offering period. A total of 21 million shares have been reserved for issuance under both the 1996 and 2006 ESPPs. As of March 31, 2013, a total of 2,316,415 shares were available for issuance under these plans.

****************

Appendix A

LOGITECH INTERNATIONAL S.A.

1996 EMPLOYEE SHARE PURCHASE PLAN (U.S.)

       1. Purpose. The Logitech International S.A. 1996 Employee Share Purchase Plan (U.S.) (the “Plan”) is established by Logitech International S.A. (the “Company”) to provide eligible employees of the Participating Companies (as defined below) with an opportunity to acquire a proprietary interest in the Company by the purchase of the Company’s shares. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

       An eligible employee of a Participating Company who participates in the Plan (a “Participant”) may withdraw such Participant’s accumulated payroll deductions at any time during an Offering Period (as defined below). Accordingly, each Participant is, in effect, granted an option pursuant to the Plan (a “Purchase Right”) which may or may not be exercised at the end of an Offering Period.

       The term “Participating Company” means the Subsidiaries of the Company that are designated by the Board of Directors of the Company (the “Board”) to participate in the Plan.

       The term “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

       2. Administration. The Plan shall be administered by the Board and/or by one or more committees duly appointed by the Board having such powers as shall be specified by the Board. In addition, to the extent permitted by applicable laws and the Company’s corporate governing documents, the Board may from time to time delegate to one or more officers or senior members of management of the Company such powers as shall be specified by the Board. Any references to the Board in this Plan shall also mean any such committee that has been appointed pursuant to this Section 2 and/or such officers or senior members of management of the Company if authority under the Plan has been delegated to such individuals, in each case, to the extent of the authority delegated to such committee or individuals and subject to applicable law and the Company’s corporate governing documents. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Board by the Plan, the Board shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following: (i) to construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan or of any Purchase Rights, (ii) to determine eligibility and determine which entities shall be Participating Companies, (iii) to determine the terms and conditions of any Offering (as defined below) and any Purchase Right, (iv) to establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (v) to designate separate Offerings (as defined below) under the Plan, (vi) to adjudicate all disputed claims filed under the Plan (including making factual determinations), (vii) to change the length and duration of Offering Periods and Purchase Periods (as defined below), and (viii) to make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Purchase Right shall be within the sole and plenary discretion of the Board, may be made at any time and shall be final, conclusive, and binding on all persons, including the Company, any Participating Company, any Participant or any beneficiary of the Participant, as applicable. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

       3. Share Reserve. The maximum number of Shares which may be issued under the Plan shall be twenty nine million (29,000,000) Shares of the Company.1 The term “Shares” shall refer to the registered shares of the Company, par value CHF 0.25 per share. Any Shares that are sold pursuant to the Logitech International S.A. 2006 Employee Share Purchase Plan (Non-U.S.) (the “Non-US Plan”) shall reduce, on a one-for one basis, the number of Shares available for sale and issuance under the Plan. In the event that any Purchase Right for any reason expires or is terminated or cancelled, the Shares allocable to the unexercised portion of such Purchase Right may again be subjected to a Purchase Right. The Shares may be authorized but unissued, conditionally issued or acquired Shares.

       4. Eligibility. Any employee of a Participating Company is eligible to participate in the Plan except the following:

              (a) Employees whose customary employment with a Participating Company is not at least twenty (20) hours per week and more than five (5) months in any calendar year, unless the Board determines prior to an Offering Date that such employees are eligible to participate in the Plan; and

              (b) Employees who own or hold options or rights to purchase capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiary. For purposes of this subparagraph (b), the following rules shall apply:

                     (i) Ownership of stock shall be determined after applying the attribution rules of Section 424(d) of the Code; and

                     (ii) Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan.

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1 This number reflects the initial reserve of 100,000 shares, a two-for-one stock split effective July 5, 2000, a ten-for-one stock split effective August 2, 2001, a 1,000,000-share increase approved by the Board on April 17, 2002, and by the Company’s shareholders on June 27, 2002, a two-for-one stock split effective June 30, 2005, a two-for-one stock split effective July 14, 2006, a 4,000,000 share increase approved by the Board on June 17, 2008 and by the Company’s shareholders on September 10, 2008, a 5,000,000 share increase approved by the Board on June 29, 2011 and by the Company’s shareholders on September 7, 2011, and an 8,000,000 share increase approved by the Board on June 26, 2013 and by the Company’s shareholders on September 4, 2013.

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       5. Offerings.

              (a) Offering Periods. Except as otherwise set forth below, the Plan shall be implemented by sequential offerings (individually an “Offering”) during a specified period (the “Offering Period”). Unless and until the Board determines otherwise in its discretion, each Offering Period shall be six (6) months in length and shall consist of one purchase period (a “Purchase Period”), which shall be six (6) months in length and shall run simultaneously with the Offering Period, commencing on each February 1 and August 1 and ending on the following July 31 and January 31, respectively. The first day of an Offering Period shall be the “Offering Date” for such Offering Period. The last day of a Purchase Period shall be the “Purchase Date” for such Purchase Period. The Board shall have the authority to establish additional or alternative sequential or overlapping Offering Periods, multiple Purchase Periods within an Offering Period, a different duration for one or more Offering Periods or Purchase Periods or different commencement or ending dates for such Offering Periods with respect to future Offerings without shareholder approval if such change is communicated to Participants prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period shall have a duration exceeding twenty-seven (27) months. In addition, to the extent that the Board establishes overlapping Offering Periods with more than one Purchase Period in each Offering Period, the Board will have the discretion to structure an Offering Period so that if the fair market value of the Shares on the first day of the Purchase Period (or if such date is not a trading day, the last trading day preceding the first day of the Purchase Period) within that Offering Period is less than or equal to the fair market value of the Shares on the Offering Date, then (i) the Offering Period then in progress will terminate immediately as of that first trading day, and (ii) the Participants in such terminated Offering Period will be automatically enrolled in a new Offering Period beginning on the first trading day of such new Purchase Period.

              (b) Separate Offerings. Unless otherwise specified by the Board, each Offering to eligible employees of each Participating Company shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering need not be identical, provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

       6. Participation in the Plan.

              (a) Initial Participation. An eligible employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements as provided in paragraph 4 above by completing, within any prescribed enrollment period prior to the applicable Offering Date, an enrollment form (either through the Company’s online Plan enrollment process or in paper form) and/or any other forms and following any procedures for enrollment in the Plan as may be established by the Company from time to time. An eligible employee who does not complete an enrollment form and follow any other procedures for enrolling in the Plan within the prescribed enrollment period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period, unless such eligible employee subsequently enrolls in the Plan by complying with the provisions of paragraph 4 above and by completing an enrollment form with the Company and following any other procedures for enrolling in the Plan within the prescribed enrollment period for such subsequent Offering Period.

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              (b) Continued Participation. Participation in the Plan shall continue until (i) the Participant ceases to be eligible as provided in paragraph 4 above, (ii) the Participant withdraws from the Plan pursuant to paragraph 10 below, or (iii) the Participant terminates employment as provided in paragraph 11 below. At the end of an Offering Period, each Participant in such terminating Offering Period shall automatically participate in the first subsequent Offering Period according to the same elections contained in the Participant’s enrollment form effective for the Offering Period which has just ended, provided such Participant is still eligible to participate in the Plan as provided in paragraph 4 above and provided such Participant has not elected to decrease the amount withheld from his or her Compensation to zero as provided in paragraph 8(b) below. However, a Participant may complete an enrollment form with respect to such subsequent Offering Period if the Participant desires to change any of the Participant’s elections contained in the Participant’s then effective enrollment form.

       7. Purchase Price. The purchase price at which Shares may be acquired at the end of an Offering pursuant to the exercise of all or any portion of a Purchase Right granted under the Plan (the “Offering Exercise Price”) shall be set by the Board; provided, however, that the Offering Exercise Price shall not be less than eighty-five percent (85%) of the lesser of (a) the fair market value of the Shares on the Offering Date or (b) the fair market value of the Shares on the Purchase Date. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Offering Exercise Price shall be eighty-five percent (85%) of the lesser of (a) the fair market value of the Shares on the Offering Date or (b) the fair market value of the Shares on the Purchase Date. For purposes of the Plan, the fair market value of Shares on the Offering Date or the Purchase Date shall be determined with reference to the last quoted price on the day of determination, on The NASDAQ Global Select Market. If an Offering Date or Purchase Date is not a trading day on the applicable securities market, then the fair market value of Shares shall be determined with reference to the last quoted price on the last trading day preceding such Offering Date or Purchase Date. In the absence of any quotation on The NASDAQ Global Select Market, the fair market value of Shares shall be determined in good faith by the Board for the date of determination. The Board from time to time may use an exchange ratio of its choosing to determine the fair market value of Shares in a currency other than U.S. dollars.

       8. Payment of Purchase Price.

              (a) Withholding. Shares which are acquired pursuant to the exercise of all or any portion of a Purchase Right for a given Offering Period may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period. For purposes of the Plan, a Participant’s “Compensation” with respect to an Offering shall include all the amounts paid in cash and includable as “wages” subject to tax under the income tax laws of the Participant’s jurisdiction of residence; provided, however, that each Participant may make an election in his or her enrollment form (prior to the beginning of the applicable Offering) to exclude commissions, bonuses and overtime from the definition of “Compensation.” Accordingly, “Compensation” may include, without limitation, base salaries, commissions, bonuses and overtime or may include only base salaries. Compensation shall not include reimbursements of expenses, allowances, or any amount deemed received without the actual transfer of cash or any amounts directly or indirectly paid pursuant to the Plan or any other share purchase or share option plan. The amount of Compensation to be withheld from a Participant’s Compensation during each pay period shall be determined by the Participant’s enrollment form.

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              (b) Election to Decrease Withholding. During an Offering Period, a Participant may elect to decrease the amount withheld from his or her Compensation by completing an amended enrollment form with the Company on or before the Change Notice Date. The “Change Notice Date” shall initially be the date fifteen (15) days prior to the end of the first pay period for which such election is to be effective; provided, however, that the Company may, from time to time, change such Change Notice Date. Further, during an Offering Period, a Participant may elect to decrease the amount withheld from his or her Compensation to zero, and the procedures and deadline noted herein will also apply. In this case, (i) any payroll deductions that have been credited to the Participant’s account (as described in paragraph 8(f) below) will be used to purchase Shares on the Participant’s behalf (as described in paragraph 8(h) below), and (ii) the Participant must deliver a new enrollment form to Company in accordance with the procedures described in paragraph 6(a) above in order to participate in any subsequent Offering Period. A Participant may not elect to increase the amount withheld from the Participant’s Compensation during an Offering Period.

              (c) Limitations on Payroll Withholding. The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall be at least one percent (1%) but shall not exceed ten percent (10%) of the Participant’s Compensation for such pay period, provided that the Board may determine a different maximum percentage prior to the scheduled beginning of any Offering Period to be affected thereafter. Amounts shall be withheld in whole percentages only.

              (d) Payroll Withholding. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the latest practicable day of the Offering Period, as determined by each Participating Company’s local human resources department in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code (the “Latest Practicable Date”), unless sooner altered or terminated as provided in the Plan.

              (e) Automatic Reductions. Notwithstanding anything to the contrary contained in the Plan, to the extent necessary to comply with paragraphs 4(b) and 9(b) hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions, if so decreased, shall recommence at the rate provided in such Participant’s enrollment form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless (i) the Participant ceases to be an eligible employee as provided in paragraph 4 above, (ii) the Participant withdraws from the Plan pursuant to paragraph 10 below, or (iii) the Participant terminates employment as provided in paragraph 11 below.

              (f) Participant Accounts. Individual accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation shall be credited to such account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

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              (g) No Interest Paid. Interest shall not be paid on sums withheld from a Participant’s Compensation.

              (h) Exercise of Purchase Right. On the Purchase Date of each Offering Period, each Participant who has not withdrawn from the Offering or whose participation in the Offering has not terminated on or before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole Shares arrived at by dividing the total amount of the Participant’s accumulated payroll deductions for the Offering Period by the Offering Exercise Price. The foregoing notwithstanding, no Participant shall purchase more than 25,000 Shares with respect to any Offering Period, provided that if the Offering Period is a period other than six (6) months, then the foregoing limit shall be adjusted proportionately to reflect the length of the Offering Period. No Shares shall be purchased on behalf of a Participant whose participation in the Offering or the Plan has terminated on or before the date of such exercise.

              (i) Return of Cash Balance. Any cash balance remaining in the Participant’s account that is attributable to a fractional share shall be retained by the Company and applied to the Participant’s account for the next Purchase Period, provided that such balance shall, upon the written request of the Participant, be refunded to the Participant as soon as practical after the last day of the Purchase Period. Any cash balance remaining in the Participant’s account that is not attributable to a fractional share shall be refunded to the Participant as soon as practical after the last day of the Purchase Period.

              (j) Withholding. At the time the Purchase Right is exercised, in whole or in part, or at the time some or all of the Shares are disposed of or at the time of any other tax withholding event arising in connection with the Purchase Right, the Participant shall comply with and make adequate provision for the tax withholding obligations of the Company or any Participating Company, if any, which arise under applicable tax laws upon exercise of the Purchase Right and/or upon disposition of the Shares. The Company or Participating Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary to meet such withholding obligations.

              (k) Company Established Procedures. The Board may, from time to time, establish or change (i) a minimum required withholding amount for participation in any Offering, (ii) limitations on the frequency and/or number of changes in the amount withheld during an Offering, (iii) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iv) procedures for the delivery of enrollment forms or instruments, including by electronic or online means or methods, (v) payroll withholding in excess of or less than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of enrollment forms, (vi) the date(s) and manner by which the fair market value of the Shares is determined for purposes of the administration of the Plan, and/or (vi) such other limitations or procedures as deemed advisable by the Board in its sole discretion which are consistent with the Plan.

              (l) Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which such Purchase Right relates shall expire immediately upon the end of such Offering Period.

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       9. Insufficient Shares Available; Limitations on Purchase of Shares; Rights as a Shareholder.

              (a) Allocation of Shares. In the event the number of Shares which might be purchased by all Participants in the Plan exceeds the number of Shares available in the Plan, the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable.

              (b) Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall be eligible to purchase Shares to the extent that his or her rights to purchase Shares under all employee stock purchase plans of the Company and its Subsidiaries accrue at a rate that exceeds a fair market value of $25,000 of such Shares for each calendar year in which such Purchase Right is both outstanding and exercisable. For purposes of this subparagraph (b), the fair market value of Shares shall be determined in each case as of the beginning of the Offering Period in which such Shares are purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this subparagraph (b) from purchasing additional Shares under the Plan, then his or her employee contributions shall automatically be discontinued and shall automatically resume at the beginning of the first Offering Period ending in the next calendar year (if he or she then is an eligible employee).

              (c) Rights as a Shareholder and Employee. Except as set forth herein, a Participant shall have no rights as a shareholder by virtue of the Participant’s participation in the Plan until the date of the issuance of a certificate or certificates in the Participant’s name pursuant to the exercise of the Participant’s Purchase Right. No adjustment shall be made for cash dividends or distributions or other rights for which the record date is prior to the date the Shares are transferred to the Participant. Nothing herein shall confer on a Participant any right to continue in the employ of a Participating Company or interfere in any way with any right of a Participating Company to terminate the Participant’s employment at any time.

       10. Withdrawal From the Plan. A Participant may withdraw from the Plan by completing a notice of withdrawal in the form prescribed by the Company and by following any other procedures for withdrawing from the Plan as may be established by the Company from time to time. In the event a Participant voluntarily elects to withdraw from the Plan, the Participant may not resume participation in the Plan during the same Offering Period, but may participate in any subsequent Offering under the Plan by again satisfying the requirements of paragraph 6 above. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal from the Plan.

       11. Termination of Employment.

              (a) Generally. Termination of a Participant’s employment with the Participating Companies for any reason, including the failure of a Participant to remain an employee eligible to participate in the Plan, prior to the Latest Practicable Date shall terminate the Participant’s participation in the Plan and shall be treated as a withdrawal from the Plan. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of paragraphs 4 and 6 above.

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              (b) Leave of Absence. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military or sick leave or other bona fide leave of absence approved by a Participating Company in writing so long as the leave does not exceed three (3) months or, if longer than three (3) months, the Participant’s right to reemployment is guaranteed either by statute or by contract. In the case of a leave of absence where reemployment is not guaranteed either by statute or by contract, the employment relationship shall be treated as terminated for purposes of participation in the Plan and Section 11(a) on the date that is three (3) months and one (1) day following the commencement of such leave of absence.

              (c) Transfer of Employment. For purposes of the Plan, the employment relationship shall be treated as continuing intact upon a transfer between locations of a Participating Company or upon a transfer of employment from one Participating Company to another Participating Company. The Board may establish rules to govern transfers of employment between Participating Companies and between a Participating Company in the Plan and a Participating Company in (and as defined in) the Non-US Plan, consistent with the requirements of Section 423 of the Code, as amended, and the terms of the Plan and the Non-US Plan.

       12. Repayment of Payroll Deductions. In the event a Participant’s interest in the Plan or any Offering therein is terminated for any reason, the balance held in the Participant’s account shall be returned as soon as practical after such termination to the Participant (or, in the case of the Participant’s death, to the Participant’s legal representative) and all of the Participant’s rights under the Plan shall terminate. Such account balance may not be applied to any other Offering under the Plan. No interest shall be paid on sums returned to a Participant pursuant to this paragraph 12.

       13. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

              (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares available for issuance under the Plan, as well as the price per Share and the number of Shares covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of full consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of full consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an option.

              (b) Merger, Asset Sale or Liquidation. Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization, the Offering Period then in progress shall terminate and Shares shall be purchased pursuant to paragraph 8 on a date before the effective time of the Corporate Reorganization specified by the Board, unless the Plan is continued or assumed by the surviving corporation or its parent corporation. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization. “Corporate Reorganization” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, (iii) the complete liquidation or dissolution of the Company, or (iv) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities.

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       14. Non-Transferability. A Purchase Right may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Any such attempt at transfer or other disposition will be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period under paragraph 10.

       15. Notification Of Disposition Of Shares. As a condition of participation in the Plan, Participants must promptly notify the Company of any disposition of Shares acquired upon exercise of a Purchase Right. The Company may further require that until such time as a Participant disposes of Shares acquired upon exercise of a Purchase Right, the Participant shall hold all such Shares in an account established in the Participant’s name (or, if elected by the Participant, in the name of the Participant and his or her spouse but not in the name of any nominee) at a stock brokerage or other financial services firm designated or approved by the Company.

       16. Reports. Each Participant who exercised all or part of a Purchase Right for an Offering Period shall receive as soon as practical after the last day of such Offering Period a report of such Participant’s account setting forth the total payroll deductions accumulated, the number of Shares purchased and the remaining cash balance to be refunded or retained in the Participant’s account pursuant to paragraph 8(i) above, if any.

       17. Plan Term. This Plan is effective June 27, 1996 and shall continue until the earlier of: (i) the date the Plan is terminated by the Board or (ii) all of the Shares reserved for issuance under the Plan have been issued.

       18. Restriction on Issuance of Shares. Notwithstanding any other provision of the Plan to the contrary, any Purchase Right granted pursuant to the Plan shall be subject to obtaining all necessary governmental approvals and/or qualifications of the issuance of the Purchase Right. The issuance of Shares pursuant to a Purchase Right shall be subject to compliance with all applicable requirements of applicable law with respect to such securities. The Purchase Right may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable securities laws or other law or regulations. As a condition to the exercise of the Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

       19. Legends. The Company may at any time place legends or other identifying symbols referencing any applicable securities law restrictions and any provision convenient in the administration of the Plan on any or all of the certificates representing Shares issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to a Purchase Right in the possession of the Participant in order to effectuate the provisions of this paragraph.

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       20. Transfer Restrictions. The Company, in its sole and absolute discretion, may impose such restrictions on the transferability of the Shares purchasable upon the exercise of a Purchase Right as it deems appropriate and any such restriction shall be set forth in the respective enrollment form and may be referred to on the certificate or certificates evidencing such Shares.

       21. Termination or Amendment of the Plan. The Board, including any duly appointed committee of the Board, may terminate or amend the Plan at any time; provided, however, that (a) such termination shall not affect outstanding Purchase Rights previously granted under the Plan except as permitted by the Plan and (b) no amendment may adversely affect an outstanding Purchase Right previously granted under the Plan (except to the extent permitted by the Plan). Notwithstanding anything in the foregoing to the contrary, (i) in the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan and any outstanding Purchase Rights to mitigate or eliminate such accounting consequence and (ii) the Board may amend an outstanding Purchase Right or grant a replacement Purchase Right for a Purchase Right previously granted under the Plan if, in the Board’s discretion, it determines that (A) the tax consequences of such Purchase Right to the Company or the Participant differ from those consequences that were expected to occur on the date the Purchase Right was granted, (B) clarifications or interpretations of, or changes to, tax law or regulations permit Purchase Rights to be granted that have more favorable tax consequences than initially anticipated, or (iii) such amendment is necessary or advisable to comply with applicable laws.

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Appendix B

Logitech International S.A.

2006 Employee Share Purchase Plan (Non-U.S.)

       1. Purpose.

              The Logitech International S.A. 2006 Employee Share Purchase Plan (Non-U.S.) (the “Plan”) is established by Logitech International S.A. (the “Company”) to provide eligible employees of the Participating Companies (as defined below) with an opportunity to acquire a proprietary interest in the Company by the purchase of the Company’s Shares (as defined below). The Company does not intend that the Plan qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

              An eligible employee of a Participating Company who participates in the Plan (a “Participant”) may withdraw such Participant’s accumulated payroll deductions at any time during an Offering Period (as defined below). Accordingly, each Participant is, in effect, granted an option pursuant to the Plan (a “Purchase Right”), which may or may not be exercised at the end of an Offering Period.

              The term “Participating Company” means (a) the Company and (b) the Subsidiaries of the Company that are designated by the Board of Directors of the Company (the “Board”) to participate in the Plan.

              The term “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

       2. Administration.

              The Plan shall be administered by the Board and/or by one or more committees duly appointed by the Board having such powers as shall be specified by the Board. In addition, to the extent permitted by applicable laws and the Company’s corporate governing documents, the Board may from time to time delegate to one or more officers or senior members of management of the Company such powers as shall be specified by the Board. Any references to the Board in this Plan shall also mean any such committee that has been appointed pursuant to this Section 2 and/or such officers or senior members of management of the Company if authority under the Plan has been delegated to such individuals, in each case, to the extent of the authority delegated to such committee or individuals and subject to applicable law and the Company’s corporate governing documents. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Board by the Plan, the Board shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following: (i) to construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan or of any Purchase Rights, (ii) to determine eligibility and determine which entities shall be Participating Companies, (iii) to determine the terms and conditions of any Offering (as defined below) or any Purchase Right, (iv) to establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (v) to adjudicate all disputed claims filed under the Plan (including making factual determinations), (vi) to change the length and duration of Offering Periods and Purchase Periods (as defined below), and (vii) to make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan. Notwithstanding any provision to the contrary in this Plan, the Board may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for particular jurisdictions. Without limiting the generality of the foregoing, the Board specifically is authorized to adopt rules, procedures and subplans regarding, without limitation, eligibility to participate, the definition of Compensation, handling of payroll deductions, establishment of bank or trust accounts to hold payroll deductions, payment of interest, obligations to pay payroll tax, determination of beneficiary-designation requirements, withholding procedures and handling of Share issuances, which may vary according to local requirements. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Purchase Right shall be within the sole and plenary discretion of the Board, may be made at any time and shall be final, conclusive, and binding on all persons, including the Company, any Participating Company, any Participant or any beneficiary of the Participant, as applicable. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

1

       3. Share Reserve.

              The maximum number of Shares that may be issued under the Plan shall be the excess of (a) twenty nine million (29,000,000)1 over (b) the number of Shares that have been issued under the Logitech International S.A. 1996 Employee Share Purchase Plan (U.S.) (the “US Plan”). The term “Shares” shall refer to the registered shares of the Company, par value CHF 0.25 per share. In the event that any Purchase Right for any reason expires or is terminated or cancelled, the Shares allocable to the unexercised portion of such Purchase Right may again be subjected to a Purchase Right. The Shares may be authorized but unissued, conditionally issued or acquired Shares.

       4. Eligibility.

              Any employee of a Participating Company is eligible to participate in the Plan, except as follows:

              (a) To the extent permitted by applicable law, an employee shall be excluded from the Plan if his or her customary employment with the Participating Company is twenty (20) hours or less per week or five (5) months or less per calendar year, unless the Board determines prior to an Offering Date that such employees are eligible to participate in the Plan; and

              (b) To the extent permitted by applicable law, the Board or its designate may adopt any other eligibility rule, waiting period or exclusion with respect to employees of the Company or any of its Subsidiaries, including, without limitation, any eligibility rule, waiting period or exclusion with respect to employees that do not consent, or withdraw their consent, to the collection, processing, possession, use and transfer of their personal information necessary for implementing, administering and managing the Plan and calculating the cost of the Plan.

____________________

1 This number was 6,000,000 at the time of Board approval and reflects a 2 for 1 stock split effective July 14, 2006, a 4,000,000 share increase approved by the Board on June 17, 2008 and by the Company’s shareholders on September 10, 2008, a 5,000,000 share increase approved by the Board on June 29, 2011 and by the Company’s shareholders on September 7, 2011, and an 8,000,000 share increase approved by the Board on June 26, 2013 and by the Company’s shareholders on September 4, 2013.

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       5. Offering Periods and Maximum Offerings.

              Except as otherwise set forth below, the Plan shall be implemented by sequential offerings (individually an “Offering”) during a specified period (the “Offering Period”). Unless and until the Board determines otherwise in its discretion, each Offering Period shall be six (6) months in length and shall consist of one purchase period (a “Purchase Period”), which shall be six (6) months in length and shall run simultaneously with the Offering Period, commencing on each February 1 and August 1 and ending on the following July 31 and January 31, respectively. The first day of an Offering Period shall be the “Offering Date” for such Offering Period. The last day of a Purchase Period shall be the “Purchase Date” for such Purchase Period. The Board shall have the authority to establish additional or alternative sequential or overlapping Offering Periods, multiple Purchase Periods within an Offering Period, a different duration for one or more Offering Periods or Purchase Periods or different commencement or ending dates for such Offering Periods with respect to future Offerings without shareholder approval if such change is communicated to Participants prior to the scheduled beginning of the first Offering Period to be affected thereafter. In addition, to the extent that the Board establishes overlapping Offering Periods with more than one Purchase Period in each Offering Period, the Board will have the discretion to structure an Offering Period so that if the fair market value of the Shares on the first trading day of a new Purchase Period (or if such date is not a trading day, the last trading day preceding the first day of the Purchase Period) within that Offering Period is less than or equal to the fair market value of the Shares on the Offering Date, then (i) the Offering Period then in progress will terminate immediately as of that first trading day, and (ii) the Participants in such terminated Offering Period will be automatically enrolled in a new Offering Period beginning on the first trading day of such new Purchase Period.

              To the extent permitted by applicable law, and within the limitations of this Plan, the Board may set a maximum number or value of Shares made available for purchase under the Plan with respect to one or more Offering Periods, or any sequential period of time spanning one or more Offering Periods, in one or more specific countries, locations, areas, or Participating Companies (a “Maximum Offering”).

       6. Participation in the Plan.

              (a) Initial Participation. An eligible employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements as provided in paragraph 4 above by completing, within any prescribed enrollment period prior to the applicable Offering Date, an enrollment form (either through the Company’s online Plan enrollment process or in paper form) and/or any other forms and following any procedures for enrollment in the Plan as may be established by the Company from time to time. An eligible employee who does not complete an enrollment form and follow any other procedures for enrolling in the Plan within the prescribed enrollment period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period, unless such eligible employee subsequently enrolls in the Plan by complying with the provisions of paragraph 4 above and by completing an enrollment form with the Company and following any other procedures for enrolling in the Plan within the prescribed enrollment period for such subsequent Offering Period.

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              (b) Continued Participation. Participation in the Plan shall continue until (i) the Participant ceases to be eligible as provided in paragraph 4 above, (ii) the Participant withdraws from the Plan pursuant to paragraph 10 below, or (iii) the Participant terminates employment as provided in paragraph 11 below. At the end of an Offering Period, each Participant in such terminating Offering Period shall automatically participate in the first subsequent Offering Period according to the same elections contained in the Participant’s enrollment form effective for the Offering Period which has just ended, provided such Participant is still eligible to participate in the Plan as provided in paragraph 4 above and provided such Participant has not elected to decrease the amount withheld from his or her Compensation to zero as provided in paragraph 8(b) below. However, a Participant may complete an enrollment form with respect to such subsequent Offering Period if the Participant desires to change any of the Participant’s elections contained in the Participant’s then effective enrollment form.

       7. Purchase Price.

              The purchase price at which Shares may be acquired at the end of an Offering pursuant to the exercise of all or any portion of a Purchase Right granted under the Plan (the “Offering Exercise Price”) shall be set by the Board; provided, however, that the Offering Exercise Price shall not be less than eighty-five percent (85%) of the lesser of (a) the fair market value of the Shares on the Offering Date or (b) the fair market value of the Shares on the Purchase Date. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Offering Exercise Price shall be eighty-five percent (85%) of the lesser of (a) the fair market value of the Shares on the Offering Date or (b) the fair market value of the Shares on the Purchase Date. For purposes of the Plan, the fair market value of Shares on the Offering Date or the Purchase Date shall be determined with reference to the last quoted price on the day of determination, on the SIX Swiss Exchange or on The NASDAQ Global Select Market, as applicable. If an Offering Date or Purchase Date is not a trading day on the applicable securities market, then the fair market value of Shares shall be determined with reference to the last quoted price on the last trading day preceding such Offering Date or Purchase Date. In the absence of any quotation on the SIX Swiss Exchange or The NASDAQ Global Select Market, the fair market value of Shares shall be determined in good faith by the Board for the date of determination. The Board from time to time may use an exchange ratio of its choosing to determine the fair market value of Shares in a currency other than Swiss francs or U.S. dollars.

       8. Payment of Purchase Price.

              (a) Withholding or Other Payment Means. Shares that are acquired pursuant to the exercise of all or any portion of a Purchase Right for a given Offering Period may be paid for by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period, or by such other means as the Board may designate with respect to one or more specific countries, locations, areas, or Participating Companies. For purposes of the Plan, a Participant’s “Compensation” with respect to an Offering shall include all the amounts paid in cash and includable as “wages” subject to tax under the income tax laws of the Participant’s jurisdiction of residence; provided, however, that each Participant may make an election in his or her enrollment form (prior to the beginning of the applicable Offering) to exclude commissions, bonuses and overtime from the definition of “Compensation.” Accordingly, “Compensation” may include, without limitation, base salaries, commissions, bonuses and overtime or may include only base salaries. “Compensation” shall not include reimbursements of expenses, allowances, or any amount deemed received without the actual transfer of cash or any amounts directly or indirectly paid pursuant to the Plan or any other share purchase or share option plan. The amount of Compensation to be withheld from a Participant’s Compensation during each pay period shall be determined by the Participant’s enrollment form.

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              (b) Election to Decrease Withholding. During an Offering Period, a Participant may elect to decrease the amount withheld from his or her Compensation by completing an amended enrollment form with the Company on or before the Change Notice Date. The “Change Notice Date” shall initially be the date fifteen (15) days prior to the end of the first pay period for which such election is to be effective; provided, however, that the Company may, from time to time, change such Change Notice Date. Further, during an Offering Period, a Participant may elect to decrease the amount withheld from his or her Compensation to zero, and the procedures and deadline noted herein will also apply. In this case, (i) any payroll deductions that have been credited to the Participant's account (as described in paragraph 8(f) below) will be used to purchase Shares on the Participant's behalf (as described in paragraph 8(h) below), and (ii) the Participant must deliver a new enrollment form to Company in accordance with the procedures described in paragraph 6(a) above in order to participate in any subsequent Offering Period. A Participant may not elect to increase the amount withheld from the Participant’s Compensation during an Offering Period.

              (c) Limitations on Payroll Withholding. The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall be at least one percent (1%) but shall not exceed ten percent (10%) of the Participant’s Compensation for such pay period, provided that the Board may determine a different maximum percentage prior to the scheduled beginning of any Offering Period to be affected thereafter. Amounts shall be withheld in whole percentages only.

              (d) Payroll Withholding. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the latest practicable day of the Offering Period, as determined by each Participating Company’s local human resources department (the “Latest Practicable Date”), unless sooner altered or terminated as provided in the Plan.

              (e) Automatic Reductions. Notwithstanding anything to the contrary contained in the Plan, to the extent necessary to comply with paragraph 9(b) hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions, if so decreased, shall recommence at the rate provided in such Participant’s enrollment form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless (i) the Participant ceases to be an eligible employee as provided in paragraph 4 above, (ii) the Participant withdraws from the Plan pursuant to paragraph 10 below, or (iii) the Participant terminates employment as provided in paragraph 11 below.

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              (f) Participant Accounts. Individual accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation shall be credited to such account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, subject to applicable law.

              (g) No Interest Paid. Interest shall not be paid on sums withheld from a Participant’s Compensation, subject to applicable law.

              (h) Exercise of Purchase Right. On the Purchase Date of each Offering Period, each Participant who has not withdrawn from the Offering or whose participation in the Offering has not terminated on or before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole Shares arrived at by dividing the total amount of the Participant’s accumulated payroll deductions for the Offering Period by the Offering Exercise Price. The foregoing notwithstanding, no Participant shall purchase more than 25,000 Shares with respect to any Offering Period, provided that if the Offering Period is a period other than six (6) months, then the foregoing limit shall be adjusted proportionally to reflect the length of the Offering Period. No Shares shall be purchased on behalf of a Participant whose participation in the Offering or the Plan has terminated on or before the date of such exercise.

              (i) Return of Cash Balance. The Company may provide that any cash balance remaining in the Participant’s account that is attributable to a fractional share shall be retained by the Company and applied to the Participant’s account for the next Purchase Period, provided that such balance shall, upon the written request of the Participant, be refunded to the Participant as soon as practical after the last day of the Purchase Period. Any cash balance remaining in the Participant’s account that is not attributable to a fractional share shall be refunded to the Participant as soon as practical after the last day of the Purchase Period.

              (j) Withholding. At the time the Purchase Right is exercised, in whole or in part, or at the time some or all of the Shares are disposed of, or at the time of any other tax withholding event arising in connection with the Purchase Right, the Participant shall comply with and make adequate provision for the tax withholding obligations of the Company or any Participating Company, if any, which arise under applicable tax laws upon exercise of the Purchase Right and/or upon disposition of the Shares. The Company or Participating Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary to meet such withholding obligations.

              (k) Company-Established Procedures. The Board may, from time to time, establish or change (i) a minimum required withholding amount for participation in any Offering, (ii) limitations on the frequency and/or number of changes in the amount withheld during an Offering, (iii) an exchange ratio applicable to amounts withheld in a currency other than Swiss francs or U.S. dollars, (iv) procedures for the delivery of enrollment forms or instruments, including by electronic or online means or methods, (v) payroll withholding in excess of or less than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of enrollment forms, (vi) the date(s) and manner by which the fair market value of the Shares is determined for purposes of the administration of the Plan, and/or (vi) such other limitations or procedures as are deemed advisable by the Board in its sole discretion, if they are consistent with the Plan.

              (l) Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which such Purchase Right relates shall expire immediately upon the end of such Offering Period.

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       9. Insufficient Shares Available; Limitations on Purchase of Shares; Rights as a Shareholder.

              (a) Allocation of Shares. In the event the number of Shares that might be purchased by all Participants in the Plan exceeds the number of Shares available in the Plan, the Company shall make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable. In the event the number or value of Shares which might be purchased by all Participants in the countries, locations, areas or Participating Companies subject to a Maximum Offering exceeds the number or value of Shares of the Maximum Offering, the Company shall make a pro rata allocation of the Shares among such Participants in as uniform a manner as shall be practicable and as the Company shall determine to be equitable.

              (b) Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall be eligible to purchase Shares to the extent that his or her rights to purchase Shares under all employee stock purchase plans of the Company and its Subsidiaries accrue at a rate that exceeds a fair market value of $25,000 (or such other amount that may be specified by the Board) of such Shares for each calendar year in which such Purchase Right is both outstanding and exercisable. For purposes of this subparagraph (b), the fair market value of Shares shall be determined in each case as of the beginning of the Offering Period in which such Shares are purchased. If a Participant is precluded by this subparagraph (b) from purchasing additional Shares under the Plan, then his or her employee contributions shall automatically be discontinued and shall automatically resume at the beginning of the first Offering Period ending in the next calendar year (if he or she then is an eligible employee).

              (c) Rights as a Shareholder and Employee. Except as set forth herein, a Participant shall have no rights as a shareholder by virtue of the Participant’s participation in the Plan until the date of the issuance of a certificate or certificates in the Participant’s name pursuant to the exercise of the Participant’s Purchase Right. No adjustment shall be made for cash dividends or distributions or other rights for which the record date is prior to the date the Share are transferred to the Participant. Nothing herein shall confer on a Participant any right to continue in the employ of a Participating Company or interfere in any way with any right of a Participating Company to terminate the Participant’s employment at any time.

       10. Withdrawal from the Plan.

              A Participant may withdraw from the Plan by completing a notice of withdrawal in the form prescribed by the Company and by following any other procedures for withdrawing from the Plan as may be established by the Company from time to time. In the event a Participant voluntarily elects to withdraw from the Plan, the Participant may not resume participation in the Plan during the same Offering Period but may participate in any subsequent Offering under the Plan by again satisfying the requirements of paragraph 6 above. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal from the Plan.

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       11. Termination of Employment.

              (a) Generally. Termination of a Participant’s employment with the Participating Companies for any reason, including the failure of a Participant to remain an employee eligible to participate in the Plan, prior to the Latest Practicable Date shall terminate the Participant’s participation in the Plan and shall be treated as a withdrawal from the Plan. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of paragraphs 4 and 6 above.

              (b) Leave of Absence. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by a Participating Company in writing. In the case of a leave of absence approved by a Participating Company in writing so long as the leave does not exceed three (3) months or, if longer than three (3) months, the Participant’s right to reemployment is guaranteed either by statute or by contract. In the case of a leave of absence where reemployment is not guaranteed either by statute or by contract, the employment relationship shall be treated as terminated for purposes of participation in the Plan and Section 11(a) on the later of (i) the date that is three (3) months and one (1) day following the commencement of such leave of absence and (ii) the earliest date when the employment relationship may be considered terminated for purposes of participation in the Plan.

              (c) Transfer of Employment. For purposes of the Plan, the employment relationship shall be treated as continuing intact upon a transfer between locations of a Participating Company or upon a transfer of employment from one Participating Company to another Participating Company. The Board may establish rules to govern transfers of employment between Participating Companies and between a Participating Company in the Plan and a Participating Company in (and as defined in) the US Plan, consistent with the requirements of Section 423 of the Code, and the terms of the Plan and the US Plan.

       12. Repayment of Payroll Deductions.

              In the event a Participant’s interest in the Plan or any Offering therein is terminated for any reason, the balance held in the Participant’s account shall be returned as soon as practical after such termination to the Participant (or, in the case of the Participant’s death, to the Participant’s legal representative) and all of the Participant’s rights under the Plan shall terminate. Such account balance may not be applied to any other Offering under the Plan. No interest shall be paid on sums returned to a Participant pursuant to this paragraph 12.

       13. Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

              (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares available for issuance under the Plan, as well as the price per Share and the number of Shares covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of full consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of full consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an option.

8

              (b) Merger, Asset Sale or Liquidation. Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization, the Offering Period then in progress shall terminate and Shares shall be purchased pursuant to paragraph 8 on a date before the effective time of the Corporate Reorganization specified by the Board, unless the Plan is continued or assumed by the surviving corporation or its parent corporation. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization. “Corporate Reorganization” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, (iii) the complete liquidation or dissolution of the Company, or (iv) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities.

       14. Non-Transferability.

              A Purchase Right may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Any such attempt at transfer or other disposition will be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period under paragraph 10.

       15. Notification Of Disposition Of Shares.

              As a condition of participation in the Plan, the Company may require Participants to promptly notify the Company of any disposition of Shares acquired upon exercise of a Purchase Right. The Company may further require that until such time as a Participant disposes of Shares acquired upon exercise of a Purchase Right, the Participant shall hold all such Shares in an account established in the Participant’s name (or, if elected by the Participant, in the name of the Participant and his or her spouse but not in the name of any nominee) at a stock brokerage or other financial services firm designated or approved by the Company.

       16. Reports.

              Each Participant who exercised all or part of a Purchase Right for an Offering Period shall receive as soon as practical after the last day of such Offering Period a report of such Participant’s account setting forth the total payroll deductions accumulated, the number of Shares purchased and the remaining cash balance to be refunded or retained in the Participant’s account pursuant to paragraph 8(i) above, if any.

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       17. Plan Term.

              This Plan was adopted by the Board on, and is effective, June 15, 2006, and shall continue until the earlier of (i) the date the Plan is terminated by the Board or (ii) the date all of the Shares reserved for issuance under the Plan have been issued.

       18. Restriction on Issuance of Shares.

              Notwithstanding any other provision of the Plan to the contrary, any Purchase Right granted pursuant to the Plan shall be subject to obtaining all necessary governmental approvals and/or qualifications of the issuance of the Purchase Right. The issuance of Shares pursuant to a Purchase Right shall be subject to compliance with all applicable requirements of applicable law with respect to such securities. The Purchase Right may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable securities laws or other law or regulations. As a condition to the exercise of the Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

       19. Legends.

              The Company may at any time place legends or other identifying symbols referencing any applicable securities law restrictions and any provision convenient in the administration of the Plan on any or all of the certificates representing Shares issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to a Purchase Right in the possession of the Participant in order to effectuate the provisions of this paragraph.

       20. Transfer Restrictions.

              The Company, in its sole and absolute discretion, may impose such restrictions on the transferability of the Shares purchasable upon the exercise of a Purchase Right as it deems appropriate, and any such restriction shall be set forth in the respective enrollment form and may be referred to on the certificate or certificates evidencing such Shares.

       21. Termination or Amendment of the Plan.

              The Board, including any duly appointed committee of the Board, may terminate or amend the Plan at any time; provided, however, that (a) such termination shall not affect outstanding Purchase Rights previously granted under the Plan except as permitted by the Plan and (b) no amendment may adversely affect an outstanding Purchase Right previously granted under the Plan (except to the extent permitted by the Plan). Notwithstanding anything in the foregoing to the contrary, (i) in the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan and any outstanding Purchase Rights to mitigate or eliminate such accounting consequence and (ii) the Board may amend an outstanding Purchase Right or grant a replacement Purchase Right for a Purchase Right previously granted under the Plan if, in the Board’s discretion, it determines that (A) the tax consequences of such Purchase Right to the Company or the Participant differ from those consequences that were expected to occur on the date the Purchase Right was granted, (B) clarifications or interpretations of, or changes to, tax law or regulations permit Purchase Rights to be granted that have more favorable tax consequences than initially anticipated, or (iii) such amendment is necessary or advisable to comply with applicable laws.

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Appendix C

LOGITECH

MANAGEMENT PERFORMANCE BONUS PLAN

-i-

TABLE OF CONTENTS
(continued)

		Page
7.2	Amendment, Suspension or Termination	9
ARTICLE 8	LEGAL CONSTRUCTION	9
8.1	Severability	9
8.2	Requirements of Law	9
8.3	Captions	9

-ii-

LOGITECH

MANAGEMENT PERFORMANCE BONUS PLAN

       ARTICLE 1 BACKGROUND AND PURPOSE

       1.1 Effective Date. This Plan became effective May 8, 2008, and was approved by the shareholders of Logitech on September 10, 2008. The Plan is hereby amended and restated, subject to the approval of the Company’s shareholders.

       1.2 Purpose of the Plan. The Plan is intended to increase shareholder value and the success of Logitech by further motivating Participants to achieve excellent short- and long-term financial performance for Logitech and its business units. The Plan’s goals are to be achieved by providing management with incentive awards based on the achievement of goals relating to the performance of Logitech.

       ARTICLE 2 DEFINITIONS

The following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:

       2.1 “Actual Award” means, as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Administrator’s authority under Section 3.7 to eliminate or reduce the award or determine such other amount payable under an award in connection with a Change in Control that is different from what is otherwise indicated by the Payout Formula.

       2.2 “Administrator” means the Committee, the Company’s Chief Executive Officer or the Vice President or head of the Company’s Human Resources function, as shall be administering the Plan, in accordance with Section 5.1 of the Plan.

       2.3 “Affiliate” means any corporation or other entity (including, without limitation, partnerships and joint ventures) controlled by Logitech.

       2.4 “Base Salary” means, as to any Performance Period, the Participant’s earned salary during the Performance Period. Base Salary shall be calculated before both (a) deductions for taxes or benefits and (b) deferrals of compensation and reductions for amounts not otherwise included in Participant’s gross income pursuant to Logitech sponsored plans or Affiliate-sponsored plans.

       2.5 “Board” means Logitech’s Board of Directors.

       2.6 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

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       2.7 “Committee” means the Compensation Committee of the Board or such other committee consisting solely of two or more members of the Board who qualify as “outside directors” under Section 162(m) of the Code.

       2.8 “Change in Control” means the occurrence of any of the following events:

(a) A merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(b) The complete liquidation of the Company;

(c) The sale or other disposition by the Company of all or substantially all of the Company’s assets; or

(d) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

       2.9 “Disability” means a permanent disability, as determined for purposes of the principal long-term disability insurance plan maintained by Logitech or the Affiliate employing the Participant, as applicable, for the benefit of the Participant. If there is no such 2 plan, Disability shall be determined in accordance with a policy established by the Administrator.

       2.10 “Employee” means any employee of Logitech or of an Affiliate, whether such employee is so employed when the Plan is adopted or becomes so employed after the adoption of the Plan.

       2.11 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of Logitech.

       2.12 “Fiscal Year” means the fiscal year of Logitech.

       2.13 “Logitech” or the “Company” means Logitech International S.A., a Swiss corporation, or any successor thereto.

       2.14 “Participant” means, as to any Performance Period, an Employee who has been selected for participation in the Plan for that Performance Period pursuant to Section 3.1.

       2.15 “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Administrator pursuant to Section 3.5 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

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       2.16 “Performance Period” means a Fiscal Year, or any longer or shorter period determined by the Administrator. There may be more than one Performance Period in effect at the same time, including overlapping Performance Periods.

       2.17 “Performance Goals” means the goal(s) or combined goal(s) determined by the Administrator to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Administrator, the Performance Goal(s) may provide for a targeted level or levels of achievement using the performance criteria specified by the Administrator. Any criteria used may be measured (a) in absolute terms, (b) in relative terms, including (without limitation) the passage of time and/or against other companies or metrics, (c) on a per-share basis, (d) against the performance of Logitech as a whole or against particular functional units, segments, business groups, product categories, products or regions of Logitech and/or (e) on a pre-tax or after-tax basis. Performance Goals may include any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in writing: (i) brand recognition/acceptance; (ii) cash flow or cash management; (iii) return on investment, including, but not limited to, cash flow return on investment; (iv) contribution to profitability; (v) cost control; (vi) cost positions; (vii) period costs and variances; (viii) product shipment cost targets; (ix) cost of capital; (x) customer satisfaction; (xi) net promoter score; (xii) development of products; (xiii) product development milestones; (xiv) earnings, including, but not limited to, earnings per share, net earnings, earnings before interest, taxes and/or depreciation and/or amortization; (xv) economic profit; (xvi) economic value added; (xvii) free cash flow; (xviii) income or net income; (xix) income before or after income taxes (including net income); (xx) market segment share; (xxi) product or new product innovation; (xxii) operating income or net operating income; (xxiii) margin, including gross margin, net margin, operating margin or profit margin; (xxiv) operating profit or net operating profit; (xxv) process excellence; (xxvi) product cost reduction; (xxvii) product mix; (xxviii) product release schedules; (xxix) product ship targets; (xxx) quality, including, but not limited to, product quality; (xxxi) return on assets or net assets; (xxxii) return on capital; (xxxiii) return on capital employed; (xxxiv) return on equity; (xxxv) return on invested capital; (xxxvi) return on operating revenue; (xxxvii) return on sales; (xxxviii) revenue, including, but not limited to, gross revenue or net revenue; (xxxix) sales, including, but not limited to, gross sales or net sales; (xl) share price performance; (xli) strategic alliances, including, but not limited to, mergers, acquisitions, strategic investments, restructurings or reorganizations (including post-integration milestones); (xlii) total shareholder return; (xliii) working capital; (xliv) market share; (xlv) product shelf placement; (xlvi) product shelf space; (xlvii) capital expenditures; (xlviii) debt reduction or debt levels; (xlix) contract win, renewal or extension; (l) litigation, including, but not limited to, litigation outcomes, milestones or management; and (li) workforce diversity.

       2.18 “Plan” means this Logitech Management Performance Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.

       2.19 “Shares” means registered shares of Logitech’s share capital, par value CHF 0.25 per share.

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       2.20 “Stock Plan” means Logitech’s 2006 Stock Incentive Plan, as amended, or such other shareholder approved plan of the Company providing for payment or awarding of Shares.

       2.21 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period expressed as a percentage of his or her Base Salary or a specific dollar amount or by reference to a number of Shares, as determined by the Administrator in accordance with Section 3.4.

       2.22 “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and Logitech or an Affiliate for any reason, including (without limitation) a termination by resignation, discharge, death, Disability, retirement or the disaffiliation of an Affiliate, but excluding a transfer from Logitech to an Affiliate or between Affiliates.

       ARTICLE 3 SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

       3.1 Selection of Participants. The Administrator, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. The Administrator also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period or who are hired as Employees after the beginning of the Performance Period. Participation in the Plan is in the sole discretion of the Administrator and shall be determined Performance Period by Performance Period. Accordingly, an Employee who is a Participant for a given Performance Period is in no way assured of being selected for participation in any subsequent Performance Period.

       3.2 Determination of Performance Period. The Administrator, in its sole discretion, shall establish in writing whether a Performance Period shall be Logitech’s fiscal year or such longer or shorter period of time. The Performance Period may differ from Participant to Participant and from award to award.

       3.3 Determination of Performance Goals. The Administrator shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing. The Performance Goals may differ from Participant to Participant and from award to award. The Administrator shall determine and set forth in writing whether any significant elements shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants, including but not limited to (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

       3.4 Determination of Target Awards. The Administrator shall establish a Target Award for each Participant for each Performance Period. Such Target Award shall be set forth in writing. The Target Award may be expressed as a percentage of a Participant’s Base Salary or a specific dollar amount or by reference to a number of Shares.

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       3.5 Determination of Payout Formula or Formulae. The Administrator shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level and (d) provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

       3.6 Date for Determinations. The Administrator shall make all determinations under Sections 3.1 through 3.5, provided that for awards that are intended to constitute “qualified performance-based compensation,” the Administrator shall make all determinations under such sections on or before the earlier of (i) 90 days after the commencement of each Performance Period or (ii) the expiration of 25% of the Performance Period.

       3.7 Determination of Actual Awards. After the end of each Performance Period the Administrator shall certify in writing (which may be in the form of Committee minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Administrator. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Administrator. Any contrary provision of the Plan notwithstanding, the Administrator may (a) reduce or eliminate the Actual Award that otherwise would be payable under the Payout Formula, (b) determine whether or not any Participant will receive an Actual Award in the event that the Participant incurs a Termination of Employment before such Actual Award is to be paid pursuant to Section 4.2 or (c) determine whether an Actual Award will be paid (and the amount of the Actual Award that will be paid) in the event of the occurrence of a Change in Control before the Actual Award is to be paid pursuant to Section 4.2. If a Participant’s Actual Award is reduced or eliminated, no other Participant’s Actual Award shall be increased as a result. Any reduction or elimination of an Actual Award may be based on subjective factors.

       3.8 Maximum Actual Awards. In no event shall the amount or value of the Actual Award paid to any Participant for any Performance Period exceed $10,000,000 for each 12 months in a Performance Period (proportionately adjusted for periods of less or more than 12 months). The value of any Shares payable pursuant to an Actual Award shall be calculated in accordance with Section 4.3.

       ARTICLE 4 PAYMENT OF AWARDS

       4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of Logitech or the Affiliate that employs the Participant (as the case may be), as determined by Logitech. No amounts awarded or accrued under the Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay Actual Awards under the Plan shall at all times be an unfunded and unsecured obligation of Logitech. Participants shall have the status of general creditors of Logitech or the Affiliate that employs the Participant.

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       4.2 Timing of Payment. Subject to Sections 3.7 and 4.5, payment of each Actual Award shall be made as soon as administratively practicable, but in no event later than two and one-half months after the end of the applicable Performance Period, as the case may be.

       4.3 Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) or Shares in a single lump sum, except as otherwise determined by the Administrator. To the extent an Actual Award is paid in whole or in part in Shares, such Shares shall be granted under the Stock Plan and shall be subject to the provisions of the agreement evidencing the award of Shares under the Stock Plan. If (i) a Target Award denominated in cash is paid in Shares or (ii) a Target Award denominated in Shares is paid in cash, the amount of cash or Shares shall be determined based on the closing per share selling price for Shares as quoted on the NASDAQ Global Select Market, for Target Awards denominated in U.S. dollars, or the SIX Swiss Exchange, for Target Awards denominated in any currency other than U.S. dollars, on the date payment of the Actual Award would otherwise have been made.

       4.4 Payment in the Event of Death. If a Participant dies before receiving an Actual Award that was scheduled to be paid before his or her death for a prior Performance Period, then the Actual Award shall be paid to the Participant’s estate or, to the extent permitted by the Administrator in its sole discretion) to designate a beneficiary and has done so, to the Participant’s designated beneficiary or beneficiaries; provided, however, that the Administrator shall retain the discretion to determine whether any beneficiary designation shall be given effect in the case of any question of the validity and/or enforceability of such designation.

       4.5 Suspension or Termination of Awards; Clawback/Recovery.

              4.5.1 The Administrator may with respect to any one or more Performance Periods establish terms and conditions for the suspension of the payment or for the non-payment of any Actual Award in the event of misconduct of a Participant. In the absence of the establishment of such terms and conditions, the following terms shall apply: If at any time (including after the conclusion of a Performance Period) the Administrator reasonably believes that a Participant has committed an act of misconduct as described in this Section 4.5, the Administrator may suspend the payment of an Actual Award, pending a determination of whether an act of misconduct has been committed. If the Administrator determines that a Participant has committed an act of embezzlement, fraud or breach of fiduciary duty, or if a Participant makes an unauthorized disclosure of any trade secret or confidential information of Logitech or any of its Affiliates, or induces any customer to breach a contract with Logitech or any of its Affiliates, neither the Participant nor his or her estate shall be entitled to receive payment of any Actual Award. Any determination by the Administrator with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is a Vice President or above, the determination of the Administrator shall be subject to the approval of the Board.

              4.5.2 Without limiting the generality of Section 4.5.1, all awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that Logitech is required to adopt pursuant to the listing standards of any national securities exchange or association on which Logitech’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the ordinances, laws or regulations in connection with the Minder Initiative in Switzerland, or other applicable laws, rules or regulations. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions on an award as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of cause (as determined by the Administrator).

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       ARTICLE 5 ADMINISTRATION

       5.1 Administrator Authority. The Plan shall be administered by the Administrator, subject to Section 5.3, and with respect to any Logitech executive officer the Committee shall act as Administrator. The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including (without limitation) the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of the awards, (c) interpret the Plan, (d) adopt such procedures and subplans as are necessary or appropriate, (e) adopt rules for the administration, interpretation and application of the Plan and (f) interpret, amend or revoke any such rules.

       5.2 Decisions Binding. All determinations and decisions made by the Administrator, the Board or any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.

       5.3 Delegation by the Administrator. The Administrator, on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or employees of Logitech, except that the Committee may not delegate its authority and powers under the Plan with respect to Logitech executive officers.

       ARTICLE 6 GENERAL PROVISIONS

       6.1 Tax Withholding. Logitech or an Affiliate, as applicable, shall withhold all required taxes, including any federal, state, local and foreign income taxes, social insurance, payroll tax, fringe benefits tax, payment on account of or other tax-related items related to participation in the Plan and legally applicable to the Participant and required by applicable laws, rules or regulations to be withheld (including, in the case of Shares issued under the Stock Plan, by any means provided in the Stock Plan and the agreement evidencing the award of Shares) or require a Participant to remit to Logitech or an Affiliate, an amount sufficient to satisfy any such taxes.

       6.2 No Effect on Employment. Neither the Plan nor any Target Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or an Affiliate thereof. Nothing in the Plan shall interfere with or limit in any way the right of Logitech or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. Logitech and its Affiliates expressly reserve the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

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       6.3 Participation; No Effect on Other Benefits. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award. Except as expressly set forth in a Participant’s employment agreement with Logitech or an Affiliate thereof, any Actual Awards under the Plan shall not be considered for the purpose of calculating any other benefits to which such Participant may be entitled, including (a) any termination, severance, redundancy or end-of-service payments, (b) other bonuses or long-service awards, (c) overtime premiums, (d) pension or retirement benefits or (e) future Base Pay or any other payment to be made by Logitech to such Participant. All Participants expressly acknowledge that there is no obligation on the part of the Company to continue the Plan. Any Actual Awards granted under this Plan are not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation,

       6.4 Successors. All obligations of Logitech and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to Logitech and/or such Affiliate, whether the existence of such successor is the result of a merger, consolidation, direct or indirect purchase of all or substantially all of the business or assets of Logitech or such Affiliate, or any similar transaction.

       6.5 Nontransferability of Awards. No award granted under the Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to the limited extent provided in Section 4.4. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

       6.6 Code Section 409A. This Plan is intended to be exempt from the application of Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. Logitech reserves the right, to the extent Logitech deems necessary or advisable in its sole discretion, to amend or modify the terms of the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or to take other actions, including any amendments or actions that would result in a reduction to the benefit payable under an award made under the Plan, in each case, without the consent of the Participant, as may be necessary to ensure that all payments under the Plan are made in a manner that complies with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical; provided, however, that nothing in this Section 6.6 creates an obligation on the part of Logitech to modify the terms of this Plan. In that light, Logitech makes no representation that the terms of this Plan will comply with Section 409A of the Code or that the payment under this Plan will not be subject to taxes, interest and penalties or other adverse tax consequences under Section 409A of the Code. In no event whatsoever shall Logitech or any Affiliate be liable to a Participant or any other party for any additional tax, interest, penalties or other liability that may be imposed on the Participant by Section 409A of the Code or for any action taken by Logitech with respect thereto.

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       ARTICLE 7 DURATION, AMENDMENT AND TERMINATION

       7.1 Duration of the Plan. The Plan shall commence on the date specified herein and shall remain in effect thereafter until terminated pursuant to Section 7.2.

       7.2 Amendment, Suspension or Termination. The Board or the Administrator may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. No award may be granted during any period of suspension or after termination of the Plan.

       ARTICLE 8 LEGAL CONSTRUCTION

       8.1 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

       8.2 Requirements of Law. The granting and payment of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities markets as may be required.

       8.3 Captions. Captions are provided herein for convenience only and shall not serve as a basis for interpretation or construction of the Plan.

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This Response Coupon is solicited on behalf of the Board of Directors of Logitech International S.A.

The Board recommends a vote “For” each of Proposals 1-9

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Response Coupon for the 25th Annual General Meeting of LOGITECH INTERNATIONAL S.A. Wednesday, September 4, 2013 – 14:30 (registration starts at 13:30) at Beaulieu - Lausanne, Switzerland

☐	Option 1: I/we will personally attend the Annual General Meeting and ask you to send me/us an admission card in my/our name(s).

☐	Option 2: I/we hereby authorize the person named below to act as my/our proxy to represent me/us at the Annual General Meeting and ask you to send an admission card directly to such person:

Name and address of proxy:

☐	Option 3:

☐ I/we hereby authorize Logitech International S.A., to act as my proxy and to vote in favor of the proposals of the Board of Directors.

☐

I/we authorize the independent proxy, Ms. Béatrice Ehlers, Notary Public, Rue Caroline 1, P.O. Box 6035, 1002 Lausanne, Switzerland, to represent me/us at the Annual General Meeting.
If you wish to issue any instructions, please complete and sign the reverse side of this form. On items without specific written instructions, the independent proxy will agree to the proposals of the Board of Directors.

If you appoint Logitech International S.A., your voting rights will be exercised in favor of the proposals of the Board of Directors, including on proposals that have not been submitted before the Annual General Meeting. If you provide voting instructions on the reverse side that differ from the Board's proposals, your proxy will be assigned to the Independent Representative to represent you. If you appoint the Independent Representative, please provide your voting instructions by marking the applicable instruction boxes on the reverse side. If you do not provide specific voting instructions, your voting rights will be exercised in favor of the proposals of the Board of Directors.

We invite you to visit the Investors section of our website for more information, including our Letter to Shareholders and the Proxy Statement & Invitation (available in English, German and French). Please mark the box below to receive a printed copy of the Annual Report and Proxy Statement & Invitation (available in English only) through postal mail.

☐	I/we wish to receive a hard copy of the Annual Report and Proxy Statement & Invitation.

Please complete and return this form by August 28, 2013 in the appropriate enclosed postage paid return envelope to:
- Logitech International S.A., c/o Devigus Shareholder Services, Birkenstrasse 47, 6343 Rotkreuz, Switzerland, or
- Ms. Béatrice Ehlers, Notary Public, Rue Caroline 1, P.O. Box 6035, 1002 Lausanne, Switzerland

Date:	Signature:

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Instructions for the independent proxy

Please tick only one box per item		For	Against	Abstain

1	Approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2013	☐	☐	☐

2	Advisory vote on executive compensation	☐	☐	☐

3	Appropriation of retained earnings and declaration of dividend	☐	☐	☐

4	Amendment and restatement of the Company’s 1996 Employee Share Purchase Plan (U.S.) and 2006 Employee Share Purchase Plan (Non-U.S.), including an increase of 8 million shares to the number of shares available for purchase under the Employee Share Purchase Plans	☐	☐	☐

5	Amendment and restatement of the Logitech Management Performance Bonus Plan	☐	☐	☐

6	Authorization to exceed 10% holding of own share capital	☐	☐	☐

7	Release of the Board of Directors and Executive Officers from liability for activities during fiscal year 2013	☐	☐	☐

8	Elections to the Board of Directors	☐	☐	☐

8.1	Re-election of Mr. Daniel Borel	☐	☐	☐

8.2	Re-election of Mr. Kee-Lock Chua	☐	☐	☐

8.3	Re-election of Ms. Sally Davis	☐	☐	☐

8.4	Re-election of Mr. Guerrino De Luca	☐	☐	☐

8.5	Re-election of Mr. Didier Hirsch	☐	☐	☐

8.6	Re-election of Mr. Neil Hunt	☐	☐	☐

8.7	Re-election of Ms. Monika Ribar	☐	☐	☐

8.8	Election of Mr. Bracken P. Darrell	☐	☐	☐

9	Re-election of PricewaterhouseCoopers S.A. as Logitech’s auditors and ratification of the appointment of PricewaterhouseCoopers LLP as Logitech’s independent registered public accounting firm for fiscal year 2014.	☐	☐	☐

	If voting takes place on proposals that have not been submitted before the Annual General Meeting, the Independent Representative will vote in favor of the recommendations of the Board of Directors, unless you mark the box “Abstain”. If you mark the box “Abstain”, the Independent Representative will abstain from voting on any such proposals			☐

EB